                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                 --------------



                                    FORM 8-K



                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): November 7, 2003


                           COMMISSION FILE NO. 1-11727



                         HERITAGE PROPANE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)



           DELAWARE                                       73-1493906
(STATE OR OTHER JURISDICTION OF                (IRS EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)


            8801 SOUTH YALE AVENUE, SUITE 310, TULSA, OKLAHOMA 74137
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)


                                 (918) 492-7272
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On November 7, 2003, we publicly announced the signing of definitive agreements to combine our operations with those of La Grange Energy, L.P., a company engaged in the midstream natural gas business. La Grange Energy conducts its midstream operations through its subsidiary, La Grange Acquisition, L.P., under the name Energy Transfer Company. We refer to Energy Transfer Company as Energy Transfer. Energy Transfer's assets are primarily located in major natural gas producing regions of Texas and Oklahoma.

         We are filing this current report on Form 8-K in order to provide additional information regarding this transaction, including information relating to the terms of the transaction, information relating to the business of Energy Transfer, historical financial information relating to Energy Transfer and related entities and pro forma financial statements that give effect to this transaction. This information is being filed at this time in part in order to update our Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on November 17, 1997 (Registration No. 333-40407) pursuant to which we issue common units from time to time in connection with acquisitions.

THE TRANSACTION

         The value of this transaction is approximately $987 million based on the average market price of our common units for the 45 trading days prior to the time we signed the agreements related to the transaction. The agreements related to the transaction provide for the following to occur at the closing of this transaction:

     o La Grange Energy will contribute its interest in Energy Transfer and certain related assets to us in exchange for the following consideration:

          o An amount in cash equal to $300 million, less the amount of Energy Transfer debt in excess of $151.5 million, less accounts payable and other specified liabilities of Energy Transfer, plus an agreed upon amount for the reimbursement of capital expenditures paid by La Grange Energy relating to the Energy Transfer business prior to closing;

          o the retirement at closing of Energy Transfer's then outstanding debt;

          o the assumption at closing of Energy Transfer's then existing accounts payable and other specified liabilities;

          o    12,140,719 of our common units and class D units; and

          o    3,742,515 special units.

     o La Grange Energy will purchase all of the partnership interests of U.S. Propane, L.P., our general partner, and all of the member interests of U.S. Propane, L.L.C., the general partner of U.S. Propane, L.P., from the current owners for $30 million in cash. La Grange Energy is owned by Natural Gas Partners VI, L.P., a private equity fund, Ray C. Davis, Kelcy L. Warren and a group of institutional investors.

     o We will acquire from an affiliate of the current owners of our general partner all of the stock of Heritage Holdings, Inc., which owns approximately 4.4 million of our common units, for $50 million in cash and a $50 million two-year promissory note secured by a pledge of the units held by Heritage Holdings.


         This transaction has not closed and is subject to a number of closing conditions, including the incurrence of new borrowings by Energy Transfer of not less than $275 million and the receipt by us of net proceeds of not less than $250 million from public offering of our common units. We expect this transaction to close in January 2004.

ENERGY TRANSFER

     Energy Transfer is a growth-oriented midstream natural gas company with operations primarily located in major natural gas producing regions of Texas and Oklahoma. Energy Transfer's primary assets consist of two large gathering and processing systems in the Gulf Coast area of Texas and western Oklahoma and the Oasis Pipeline, an intrastate natural gas pipeline that runs from the Permian Basin in west Texas to natural gas supply and market areas in southeast Texas. Energy Transfer's operations consist of the following:

     - the gathering of natural gas from over 1,400 producing wells;

     - the compression of natural gas to facilitate its flow from the wells through Energy Transfer's gathering systems;

     - the treating of natural gas to remove impurities such as carbon dioxide and hydrogen sulfide to ensure that the natural gas meets pipeline quality specifications;

     - the processing of natural gas to extract natural gas liquids, or NGLs; the sale of the pipeline quality natural gas, or "residue gas," remaining after it is processed; and the sale of the NGLs to third parties at fractionation facilities where the NGLs are separated into their individual components, including ethane, propane, mixed butanes and natural gasoline;

     - the transportation of natural gas on its Oasis Pipeline to industrial end-users, independent power plants, utilities and other pipelines; and

     - the purchase for resale of natural gas from producers connected to its systems and from other third parties.

     Energy Transfer owns or has an interest in over 3,850 miles of natural gas pipeline systems, three natural gas processing plants connected to its gathering systems with a total processing capacity of approximately 400 MMcf/d and seven natural gas treating facilities with a total treating capacity of approximately 425 MMcf/d.

     Energy Transfer divides its operations into two business segments, the Midstream segment, which consists of its natural gas gathering, compression, treating, processing and marketing operations, and the Transportation segment, which consists of the Oasis Pipeline.

     The Midstream segment consists of the following:

     - the Southeast Texas System, a 2,500-mile integrated system located in the Gulf Coast area of Texas, covering 13 counties between Austin and Houston. The system has a throughput capacity of approximately 720 MMcf/d, and average throughput for the 11 months ended August 31, 2003 was approximately 260 MMcf/d. The system includes the La Grange processing plant, which has processing capacity of approximately 240 MMcf/d, and five treating facilities with an aggregate capacity of approximately 250 MMcf/d. Average throughput for the processing plant and the treating facilities was approximately 95 MMcf/d and 80 MMcf/d, respectively, for the 11 months ended August 31, 2003. This system is connected to the Katy Hub, a major natural gas market center near Houston, through Energy Transfer's 55-mile Katy Pipeline and is also connected to the Oasis Pipeline, as well as two power plants.

     - the Elk City System, a 315-mile gathering system located in western Oklahoma. The system has a throughput capacity of approximately 410 MMcf/d, and average throughput for the 11 months ended August 31, 2003 was approximately 170 MMcf/d. The system includes the Elk City processing plant, which has a processing capacity of approximately 130 MMcf/d, and one treating facility with a capacity of approximately 145 MMcf/d. Average throughput for the processing plant was approximately 95 MMcf/d for the 11 months ended August 31, 2003. The Elk City System is connected, either directly or indirectly, to six major interstate and intrastate natural gas pipelines providing access to natural gas markets throughout the United States.

     - an interest in various midstream assets located in Texas and Louisiana, including the Vantex System, the Rusk County Gathering System, the Whiskey Bay System and the Chalkley Transmission System. On a combined basis, these assets have a throughput capacity of approximately 265 MMcf/d, and average throughput for these assets was approximately 50 MMcf/d for the 11 months ended August 31, 2003.

     - marketing operations through Energy Transfer's producer services business, in which Energy Transfer markets the natural gas that flows through its assets and attracts other customers by marketing volumes of natural gas that do not move through its assets.

     The Transportation segment consists of the Oasis Pipeline, a 583-mile natural gas pipeline that directly connects the Waha Hub, a major natural gas market center located in the Permian Basin of west Texas, to the Katy Hub. The Oasis Pipeline is primarily a 36-inch diameter natural gas pipeline. It has bi-directional capability with approximately 1 Bcf/d of throughput capacity moving west-to-east and greater than 750 MMcf/d of throughput capacity moving east-to-west. Average throughput on the Oasis Pipeline was approximately 830 MMcf/d for the 11 months ended August 31, 2003. The Oasis Pipeline has many interconnections with other pipelines, power plants, processing facilities, municipalities and producers.

     Energy Transfer has announced that it intends to construct a 78-mile pipeline, which we refer to as the Bossier Pipeline, that will connect natural gas supplies in east Texas to Energy Transfer's Katy Pipeline in Grimes County. The Bossier Pipeline, which is part of our strategy to expand our operations in east Texas, will enable producers to transport natural gas to the Katy Hub from east Texas. Pipeline capacity is constrained in this area due to increasing natural gas production from the ongoing drilling activity in the Barnett Shale in north central Texas and the Bossier Sand and other formations. Energy Transfer has secured contracts with three separate companies to transport natural gas on this pipeline, including a nine-year fee-based contract with XTO Energy, Inc. pursuant to which XTO Energy has committed approximately 200 MMcf/d. We expect the Bossier Pipeline to become commercially operational by mid-2004.

  THE MIDSTREAM SEGMENT

     The Midstream business segment consists of Energy Transfer's natural gas gathering, compression, treating, processing and marketing operations. This segment consists of the Southeast Texas System, the Elk City System, certain other assets in east Texas and Louisiana and Energy Transfer's marketing business.

                             Southeast Texas System

     General. The Southeast Texas System is a large natural gas gathering system in the Gulf Coast area of Texas, covering 13 counties between Austin and Houston. The system consists of approximately 2,500 miles of natural gas gathering and transportation pipelines, ranging in size from two inches to 30 inches in diameter, the La Grange processing plant and five natural gas treating facilities. The system has a capacity of approximately 720 MMcf/d and average throughput on the system was approximately 260 MMcf/d for the 11 months ended August 31, 2003. Thirty-two compressor stations are located within the system, comprised of 54 units with an aggregate of approximately 42,000 horsepower. Energy Transfer recently relocated an existing compressor to the inlet side of the La Grange processing plant, permitting Energy Transfer to shut down 13 compressors on the gathering system and lower its operating cost.

     The Southeast Texas System includes the Katy Pipeline and the La Grange residue line. Energy Transfer's Katy Pipeline is a 55-mile pipeline that connects the Southeast Texas System to the Oasis Pipeline at the Katy Hub and to a third-party storage facility and provides transportation services for gas customers from east and southeast Texas to Katy, Texas. The La Grange residue line connects the outlet side of the La Grange processing plant to the Oasis Pipeline, as well as two natural gas fired power plants.

     The La Grange processing plant is a cryogenic natural gas processing plant that processes the rich natural gas that flows through Energy Transfer's system to produce residue gas and NGLs. The plant has a processing capacity of approximately 240 MMcf/d. During the 11 months ended August 31, 2003, the facility processed approximately 95 MMcf/d of natural gas and produced approximately 9,000 Bbls/d of NGLs.

     The Southeast Texas System also includes five natural gas treating facilities with aggregate capacity of approximately 250 MMcf/d. Energy Transfer's treating facilities remove carbon dioxide and hydrogen sulfide from natural gas that is gathered into its system before the natural gas is introduced to transportation pipelines to ensure that it meets pipeline quality specifications. Four of its treating facilities are amine treating facilities. The amine treating process involves a continuous circulation of a liquid chemical called amine that physically contacts with the natural gas. Amine has a chemical affinity for hydrogen sulfide and carbon dioxide that allows it to absorb the impurities from the natural gas. Energy Transfer's remaining treating facility is a hydrogen sulfide scavenger facility. This facility uses a liquid or solid chemical that reacts with hydrogen sulfide thereby removing it from the natural gas.

     Natural Gas Supply. Energy Transfer currently has approximately 1,050 wells connected to the Southeast Texas System. Approximately 90% of these wells are connected to the western portion of this system, which is located in an area that produces rich natural gas that can be processed and which accounted for approximately 56% of Energy Transfer's throughput on the system for the 11 months ended August 31, 2003. Lean natural gas is generally produced on the eastern portion of the system. The natural gas supplied to the Southeast Texas System is generally dedicated to Energy Transfer under individually negotiated long-term contracts that provide for the commitment by the producer of all natural gas produced from designated properties. Generally, the initial term of such agreements is three to five years or, in some cases, the life of the lease. However, in almost all cases, the term of these agreements is extended for the life of the reserves. Energy Transfer's top two suppliers of natural gas to the Southeast Texas System are Chesapeake Energy Corp. and Anadarko Petroleum Corp., which collectively accounted for approximately 44% of the natural gas supplied to this system for the 11 months ended August 31, 2003. Other suppliers of natural gas to the Southeast Texas System are Clayton Williams, Marathon, Devon Energy Corporation, Duke, Crawford, Stroud and Westport, which represented in the aggregate approximately 38% of the Southeast Texas System's natural gas supply for the 11 months ended August 31, 2003.

     Energy Transfer continually seeks new supplies of natural gas, both to offset natural declines in production from connected wells and to increase throughput volume. Energy Transfer obtains new natural gas supplies in its operating areas by contracting for production from new wells, connecting new wells drilled on dedicated acreage or by obtaining natural gas that has been released from other gathering systems. Although most new wells connected to the Southeast Texas System experience rapid declines in production over the first year or two of production, thereafter they decline at slower rates. Approximately 65% of the natural gas supplied to the Southeast Texas System comes from wells that are older than three years, which are currently not experiencing the rapid declines in production associated with new wells.

     Markets for Sale of Natural Gas and NGLs. The Southeast Texas System has numerous market outlets for the natural gas that Energy Transfer gathers and NGLs that it produces on the system. Through Energy Transfer's Katy Pipeline, it transports natural gas to the Katy Hub and has access to all of its interconnecting pipelines. The La Grange residue line is connected to the Oasis Pipeline, as well as the Lower Colorado River Authority Sim Gideon and the Calpine Lost Pines power plants. NGLs from the La Grange processing plant are delivered to the Phillips EZ and Seminole Pipeline Company products pipelines, which are connected to Mont Belvieu, Texas, the largest NGL hub in the United States.

                                Elk City System

     General. The Elk City System is located in western Oklahoma and consists of over 315 miles of natural gas gathering pipelines, the Elk City processing plant and the Prentiss treating facility. The gathering system has a capacity of approximately 410 MMcf/d and average throughput was approximately 170 MMcf/d for the 11 months ended August 31, 2003. There are five compressor stations located within the system, comprised of 18 units with an aggregate of approximately 19,000 horsepower.

     The Elk City processing plant is a cryogenic natural gas processing plant that processes natural gas on the Elk City System to produce residue gas and NGLs. The plant has a processing capacity of approximately 130 MMcf/d. During the 11 months ended August 31, 2003, the facility processed approximately 95 MMcf/d of natural gas and produced approximately 3,600 Bbls/d of NGLs. Energy Transfer's Prentiss treating facility, located in Beckham County, Oklahoma, is an amine treating facility with an aggregate capacity of approximately 145 MMcf/d.

     Natural Gas Supply. Energy Transfer currently has approximately 300 wells connected to the Elk City System. Approximately 80% of these wells are connected to the eastern portion of this system, which is located in an area that produces rich natural gas that can be processed and which accounted for approximately 77% of Energy Transfer's throughput on the system for the 11 months ended August 31, 2003. Lean natural gas is generally produced on the western portion of this system. The natural gas supplied to the Elk City System is generally dedicated to Energy Transfer under individually negotiated long-term contracts. The term of such agreements will typically extend for one to six years. The primary suppliers of natural gas to the Elk City System are Chesapeake Energy Corp. and Kaiser-Francis Oil Company and its affiliates, which represented approximately 28% and 25%, respectively, of the Elk City System's natural gas supply for the 11 months ended August 31, 2003.

     The Elk City System is located in an active drilling area. Certain producers are actively drilling in the Springer, Atoka and Arbuckle formations in western Oklahoma at depths in excess of 15,000 feet. Energy Transfer recently moved one of its treating plants from Grimes County, Texas to Beckham County, Oklahoma to treat natural gas produced in the western portion of the system. Energy Transfer believes that many of the producers drilling in the area will choose to treat their gas through its new treating plant due to the lack of other competitive alternatives.

     Markets for Sale of Natural Gas and NGLs. The Elk City processing plant has access to five major interstate and intrastate downstream pipelines including Natural Gas Pipeline Company of America, Panhandle Eastern Pipeline Co., Reliant Gas Transmission, Northern Natural Gas and Enogex. There are also direct connections to Natural Gas Pipeline Company and Oneok in the field area. The NGLs that Energy Transfer removes are transported on the Koch Hydrocarbons pipeline and delivered for fractionation into Conway, Kansas, a major market center.

                                  Other Assets

     In addition to the midstream assets described above, Energy Transfer owns or has an interest in assets located in Texas and Louisiana. These assets consist of the following:

     - Vantex System. Energy Transfer owns a 50% interest in the Vantex natural gas pipeline, a converted 285 mile oil transport line that runs from near the east Texas town of Van to near the Beaumont, Texas industrial area and has a capacity of approximately 100 MMcf/d of natural gas.

     - Rusk County Gathering System. Energy Transfer's Rusk County Gathering System consists of approximately 33 miles of natural gas gathering pipeline located in east Texas with a capacity of approximately 15 MMcf/d of natural gas.

     - Whiskey Bay System. The Whiskey Bay System consists of approximately 60 miles of gathering pipelines and a 30 MMcf/d processing plant located in south Louisiana east of Lafayette.

     - Chalkley Transmission System. Energy Transfer's Chalkley Transmission System is a 32 mile natural gas gathering system located in south central Louisiana and has a capacity of 100 MMcf/d of natural gas.

                               Producer Services

     Through Energy Transfer's producer services operations, it markets on-system gas and attracts other customers by marketing off-system gas. For both on-system and off-system gas, Energy Transfer purchases natural gas from natural gas producers and other supply points and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

     Most of Energy Transfer's marketing activities involve the marketing of its on-system gas. For the 11 months ended August 31, 2003, Energy Transfer marketed approximately 524 MMcf/d of natural gas, 86% of which was on-system gas. Substantially all of Energy Transfer's on-system marketing efforts involve natural gas that flows through either the Southeast Texas System or the Oasis Pipeline. Energy Transfer markets only a small amount of natural gas that flows through the Elk City System.

     For the off-system gas, Energy Transfer purchases gas or acts as an agent for small independent producers that do not have marketing operations. Energy Transfer develops relationships with natural gas producers to facilitate the purchase of their production on a long-term basis. Energy Transfer believes that this business provides Energy Transfer with strategic insights and valuable market intelligence which may impact its expansion and acquisition strategy.

  THE TRANSPORTATION SEGMENT

     General. The Oasis Pipeline is a 583-mile, natural gas pipeline that directly connects the Waha Hub in west Texas to the Katy Hub near Houston, Texas. The Oasis Pipeline, constructed in the early 1970's, is primarily a 36-inch diameter natural gas pipeline. The Oasis Pipeline also has direct connections to three independent power plants and is connected to two other power plants through the Southeast Texas System. The Oasis Pipeline has bi-directional capability with approximately 1 Bcf/d of natural gas throughput capacity moving west-to-east and greater than 750 MMcf/d of natural gas throughput capacity moving east-to-west. Average throughput was approximately 830 MMcf/d of natural gas for the 11 months ended August 31, 2003. The Oasis Pipeline includes seven mainline compressor stations with approximately 103,000 of installed horsepower.

     The Oasis Pipeline is integrated with the Southeast Texas System and is an important component to maximizing the Southeast Texas System's profitability. The Oasis Pipeline enhances the Southeast Texas System:

     - by providing Energy Transfer the ability to bypass the La Grange processing plant when processing margins are unfavorable;

     - by providing the natural gas on the Southeast Texas System access to other third party supply and market points and interconnecting pipelines; and

     - by allowing Energy Transfer to bypass its treating facilities on the Southeast Texas System and blend untreated gas from the Southeast Texas System with gas on the Oasis Pipeline to meet pipeline quality specifications.

     Markets and Customers. Energy Transfer generally transports natural gas west-to-east on the Oasis Pipeline. The primary receipt points on the Oasis Pipeline are at the Waha Hub, several third party processing plants, the La Grange processing plant through the La Grange residue line and the Katy Hub. The Oasis Pipeline also takes receipt of natural gas from producers at multiple receipt points along the pipeline. The primary delivery points are at the Waha Hub, three independent power plants located mid-system and the Katy Hub. The Waha and Katy Hubs also connect the Oasis Pipeline to pipelines that provide access to substantially all major U.S. market centers.

     The Oasis Pipeline's transportation customers include, among others, the independent power plants connected to the pipeline, other major pipelines, natural gas marketers, natural gas producers and other industrial end-users and utilities. The Oasis Pipeline provides direct service to the 1,100 megawatt, or MW, American National Power Hays County power plant, the 1,000 MW Panda Guadalupe Power Partners power plant and the 850 MW Constellation Rio Nogales power plant, all of which are gas-fired, electric generation facilities with a combined maximum natural gas fuel requirement of approximately 480 MMcf/d. In addition, through the La Grange residue line, the Oasis Pipeline provides service to the Lower Colorado River Authority Sim Gideon and the Calpine Lost Pines units, which have a combined maximum natural gas fuel requirement of approximately 240 MMcf/d. These power plants provide electricity for residential, commercial and industrial end-users.

  COMPETITION

     Energy Transfer experiences competition in all of its markets. Energy Transfer's principal areas of competition include obtaining natural gas supplies for the Southeast Texas System and Elk City System and natural gas transportation customers for the Oasis Pipeline. Energy Transfer's competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport and market natural gas. The Oasis Pipeline competes directly with two other major intrastate pipelines that link the Waha Hub and the Houston area, one of which is owned by Duke Energy Field Services and the other one of which is owned by El Paso and American Electric Power Service Corporation. The Southeast Texas System competes with natural gas gathering and processing systems owned by Duke Energy Field Services and Devon Energy Corporation. The Elk City System competes with natural gas gathering and processing systems owned by Enogex, Inc., Oneok Gas Gathering, L.L.C., CenterPoint Energy Field Services, Inc. and Enbridge Inc., as well as producer owned systems.

  REGULATION

     Regulation by FERC of Interstate Natural Gas Pipelines. Energy Transfer does not own any interstate natural gas pipelines, so FERC does not directly regulate any of Energy Transfer's pipeline operations pursuant to its jurisdiction under the NGA. However, FERC's regulation influences certain aspects of Energy Transfer's business and the market for Energy Transfer's products. In general, FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce and its authority to regulate those services includes:

     - the certification and construction of new facilities;

     - the extension or abandonment of services and facilities;

     - the maintenance of accounts and records;

     - the acquisition and disposition of facilities;

     - the initiation and discontinuation of services; and

     - various other matters.

     Failure to comply with the NGA can result in the imposition of administrative, civil and criminal remedies.

     In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipelines' rates and rules and policies that may affect rights of access to natural gas transportation capacity.

     Intrastate Pipeline Regulation. Energy Transfer's intrastate natural gas pipeline operations generally are not subject to rate regulation by FERC, but they are subject to regulation by various agencies in Texas, where they are located. However, to the extent that Energy Transfer's intrastate pipeline systems transport natural gas in interstate commerce, the rates, terms and conditions of such transportation service are subject to FERC jurisdiction under
Section 311 of the NGPA, which regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. Under Section 311, rates charged for transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. Failure to comply with the NGPA can result in the imposition of administrative, civil and criminal remedies.

     Energy Transfer's intrastate pipeline operations in Texas are subject to the Texas Utilities Code, as implemented by the TRRC. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The TRRC has authority to ensure that rates charged by intrastate pipelines for natural gas sales or transportation services are just and reasonable. The rates Energy Transfer charges for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. We cannot predict whether such a complaint will be filed against Energy Transfer or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.

     Gathering Pipeline Regulation. Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of FERC under the NGA. Energy Transfer owns a number of natural gas pipelines in Texas, Oklahoma and Louisiana that Energy Transfer believes meet the traditional tests FERC has used to establish a pipeline's status as a gatherer not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of Energy Transfer's gathering facilities are subject to change based on future determinations by FERC and the courts. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and in some instances complaint-based rate regulation.

     In Texas, Energy Transfer's gathering facilities are subject to regulation by the TRRC under the Texas Utilities Code in the same manner as described above for Energy Transfer's intrastate pipeline facilities. Its operations in Oklahoma are regulated by the Oklahoma Corporation Commission through a complaint based procedure. Under the Oklahoma Corporation Commission's regulations, Energy Transfer is prohibited from charging any unduly discriminatory fees for its gathering services and in certain circumstances is required to provide open access natural gas gathering for a fee. Louisiana's Pipeline Operations Section of the Department of Natural Resources' Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities. Historically, apart from pipeline safety, it has not acted to exercise this jurisdiction respecting gathering facilities. Energy Transfer's Chalkley System is regulated as an intrastate transporter, and the Office of Conservation has determined Energy Transfer's Whiskey Bay System is a gathering system.

     Energy Transfer is subject to state ratable take and common purchaser statutes in all of the states in which Energy Transfer operates. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting Energy Transfer's right as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

     Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that FERC has taken a more light-handed approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. Energy Transfer's gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Energy Transfer's gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on Energy Transfer's operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

     Sales of Natural Gas. Sales for resale of natural gas in interstate commerce made by intrastate pipelines or their affiliates are subject to FERC regulation unless the gas is produced by the pipeline or affiliate. Under current federal rules, however, the price at which Energy Transfer sells natural gas currently is not regulated, insofar as the interstate market is concerned and, for the most part, is not subject to state regulation. The FERC has proposed rules that would require pipelines and their affiliates who sell gas in interstate commerce subject to FERC's jurisdiction to adhere to a code of conduct prohibiting market manipulation and transactions that have no legitimate business purpose or result in prices not reflective of legitimate forces of supply and demand. The FERC has proposed that those who violate such code of conduct may be subject to suspension or loss of authorization to perform such sales, disgorgement of unjust profits, or other appropriate non-monetary remedies imposed by FERC. We cannot predict the outcome of this proceeding, but do not believe Energy Transfer will be affected materially differently from other intrastate gas pipelines and their affiliates. In addition, Energy Transfer's sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation.

FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, that remain subject to FERC's jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to Energy Transfer's natural gas marketing operations, and Energy Transfer notes that some of FERC's more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. Energy Transfer does not believe that it will be affected by any such FERC action materially differently than other natural gas marketers with whom it competes.

     Pipeline Safety. The states in which Energy Transfer conducts operations administer federal pipeline safety standards under the Natural Gas Pipeline Safety Act of 1968, as amended, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections. Failure to comply with the Act may result in the imposition of administrative, civil and criminal remedies. The "rural gathering exemption" under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of Energy Transfer's gathering facilities from jurisdiction under that statute. The portions of Energy Transfer's facilities that are exempt include those portions located outside of cities, towns or any area designated as residential or commercial, such as a subdivision or shopping center. The "rural gathering exemption", however, may be restricted in the future, and it does not apply to Energy Transfer's intrastate natural gas pipelines.

  ENVIRONMENTAL MATTERS

     The operation of pipelines, plants and other facilities for gathering, compressing, treating, processing, or transporting natural gas, natural gas liquids and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, Energy Transfer must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or prohibit Energy Transfer's business activities that affect the environment in many ways, such as:

     - restricting the way Energy Transfer can release materials or waste products into the air, water, or soils;

     - limiting or prohibiting construction activities in sensitive areas such as wetlands or areas of endangered species habitat, or otherwise constraining how or when construction is conducted;

     - requiring remedial action to mitigate pollution from former operations, or requiring plans and activities to prevent pollution from ongoing operations; and

     - imposing substantial liabilities on Energy Transfer for pollution resulting from Energy Transfer's operations, including, for example, potentially enjoining the operations of facilities if it were determined that they were not in compliance with permit terms.

     In most instances, the environmental laws and regulations affecting Energy Transfer's operations relate to the potential release of substances or waste products into the air, water or soils and include measures to control or prevent the release of substances or waste products to the environment. Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulation and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, which can include the assessment of monetary penalties, the imposition of remedial requirements, the issuance of injunctions and federally authorized citizen suits. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products to the environment.

     The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts Energy Transfer currently anticipates. Energy Transfer will attempt to anticipate future regulatory requirements that might be imposed and plan accordingly in order to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

     The following is a discussion of certain environmental and safety concerns that relate to the midstream natural gas and NGLs industry. It is not intended to constitute a complete discussion of all applicable federal, state and local laws and regulations, or specific matters, to which Energy Transfer may be subject.

     Energy Transfer's operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations govern emissions of pollutants into the air resulting from Energy Transfer's activities, for example in relation to Energy Transfer's processing plants and its compressor stations, and also impose procedural requirements on how it conducts its operations. Such laws and regulations may include requirements that Energy Transfer obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, strictly comply with the emissions and operational limitations of air emissions permits Energy Transfer is required to obtain, or utilize specific equipment or technologies to control emissions. For example, beginning in mid-2004, increased natural gas supplies from the Bossier Pipeline project will likely require the Katy Compressor Station to run one or both of its turbines. The new clean air plan for Houston will require sources of nitrogen oxides or "NOx" emissions (such as these turbines) to hold "allowances" for each ton of NOx emitted. Energy Transfer currently expects to satisfy this plan requirement between 2004 and 2007 by purchasing annual allowances escalating in cost from $6,300 in 2004 to $126,000 in 2007. After 2007, Energy Transfer could make a one-time purchase of a perpetual stream of allowances at a currently estimated cost of approximately $2.3 million. However, rather than simply making a one-time purchase of a large number of perpetual credits, Energy Transfer believes that there are less costly alternatives for satisfying this plan requirement, such as the installation of selective catalytic reduction equipment coupled with the one-time purchase of a limited amount of NOx emission reduction credits at a combined currently estimated cost of approximately $1.3 million. Notwithstanding these current plans, Energy Transfer is engaged in negotiations with the Texas Commission on Environmental Quality that could result in the agency granting a variance over a two-year period that would allow Energy Transfer to establish a NOx emissions baseline, such that fewer NOx allowances would have to be purchased by Energy Transfer. In addition, Energy Transfer currently anticipates spending between $1 million and $1.5 million prior to 2007 to upgrade its Prairie Lea Compressor Station to comply with recently enacted Texas air permitting regulations. Its failure to comply with these requirements exposes Energy Transfer to civil enforcement actions from the state agencies and perhaps the EPA, including monetary penalties, injunctions, conditions or restrictions on operations and potentially criminal enforcement actions or federally authorized citizen suits.

     Energy Transfer's operations generate wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state laws. However, RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy. Unrecovered petroleum product wastes, however, may still be regulated under RCRA as solid waste. Moreover, ordinary industrial wastes such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, may be regulated as hazardous waste. The transportation of natural gas and NGLs in pipelines may also generate some hazardous wastes. Although Energy Transfer believes it is unlikely that the RCRA exemption will be repealed in the near future, repeal would increase costs for waste disposal and environmental remediation at Energy Transfer's facilities.

     Energy Transfer's operations could incur liability under CERCLA and comparable state laws regardless of Energy Transfer's fault, in connection with the disposal or other release of hazardous substances or wastes, including those arising out of historical operations conducted by Energy Transfer's predecessors. Although "petroleum" as well as natural gas and NGLs are excluded from CERCLA's definition of "hazardous substance," in the course of its ordinary operations Energy Transfer will generate wastes that may fall within the definition of a "hazardous substance." CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other wastes released into the environment. If Energy Transfer was to incur liability under CERCLA, Energy Transfer could be subject to joint and several liability for the costs of cleaning up hazardous substances, for damages to natural resources and for the costs of certain health studies.

     Energy Transfer currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas and NGLs. Although Energy Transfer used operating and disposal practices that were standard in the industry at the time, hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by Energy Transfer or on or under other locations where such wastes have been taken for disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or wastes was not under Energy Transfer's control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, Energy Transfer could be required to remove or remediate previously disposed wastes (including waste disposed of or released by prior owners or operators) or property contamination (including groundwater contamination, whether from prior owners or operators or other historic activities or spills) or to perform remedial plugging or pit closure operations to prevent future contamination, in some instances regardless of fault or the amount of waste Energy Transfer sent to the site. For example, Energy Transfer is currently involved in several remediation operations in which Energy Transfer's cost for cleanup and related liabilities is estimated to be between $1.1 million and $1.8 million in the aggregate. However, with respect to one of the remedial projects, Energy Transfer expects to recover approximately $500,000 to $850,000 of these estimated cleanup costs pursuant to a contractual requirement that makes a predecessor owner responsible for environmental liabilities. Energy Transfer has established environmental accruals totaling approximately $930,000 to address environmental conditions and related liabilities including costs for cleanup and remediation of properties.

     Energy Transfer's operations can result in discharges of pollutants to waters. The Federal Water Pollution Control Act of 1972, as amended ("FWPCA"), also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters or waters of the United States. The unpermitted discharge of pollutants such as from spill or leak incidents is prohibited. The FWPCA and regulations implemented thereunder also prohibit discharges of fill material and certain other activities in wetlands unless authorized by an appropriately issued permit. Any unpermitted release of pollutants, including NGLs or condensates, from Energy Transfer's systems or facilities could result in fines or penalties as well as significant remedial obligations. Energy Transfer currently expects to incur costs of approximately $100,000 over the next year to make spill prevention upgrades or modifications at certain of its facilities as required under its recently updated spill prevention controls and countermeasures or "SPCC" plans.

     Energy Transfer's pipelines are subject to regulation by the U.S. Department of Transportation (the "DOT") under the Hazardous Liquid Pipeline Safety Act, or HLPSA, pursuant to which the DOT has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The HLPSA covers crude oil, carbon dioxide, NGL and petroleum products pipelines and requires any entity which owns or operates pipeline facilities to comply with the regulations under the HLPSA, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. Energy Transfer believes that its pipeline operations are in substantial compliance with applicable HLPSA requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, there can be no assurance that future compliance with the HLPSA will not have a material adverse effect on Energy Transfer's results of operations or financial positions.

     Currently, the Department of Transportation, through the Office of Pipeline Safety, is in the midst of promulgating a series of rules intended to require pipeline operators to develop integrity management programs for gas transmission pipelines that, in the event of a failure, could impact "high consequence areas". "High consequence areas" are currently defined as areas with specified population densities, buildings containing populations of limited mobility and areas where people gather that occur along the route of a pipeline. Similar rules are already in place for operators of hazardous liquid pipelines, which are also applicable to Energy Transfer's pipelines in certain instances. The Office of Pipeline Safety has yet to publish a final rule requiring gas pipeline operators to develop integrity management plans, but it is expected that a rule will eventually be finalized. Compliance with such rule, or rules, when finalized, could result in increased operating costs that, at this time, cannot reasonably be quantified.

     Energy Transfer is subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in Energy Transfer's operations and that this information be provided to employees, state and local government authorities and citizens. Energy Transfer believes that its operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.

     Energy Transfer does not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on its business, financial position or results of operations. In addition, Energy Transfer believes that the various environmental activities in which it does presently engaged are not expected to materially interrupt or diminish its operational ability to gather, compress, treat, process and transport natural gas and NGLs. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause Energy Transfer to incur significant costs.

  TITLE TO PROPERTIES

     Substantially all of Energy Transfer's pipelines are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. Energy Transfer has obtained, where necessary, easement agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, property on which Energy Transfer's pipeline was built was purchased in fee.

     We believe that Energy Transfer has satisfactory title to all of its assets. Record title to some of its assets may continue to be held by affiliates of Energy Transfer's predecessor until Energy Transfer has made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. Title to property may be subject to encumbrances. We believe that none of such encumbrances should materially detract from the value of Energy Transfer's properties or from its interest in these properties or should materially interfere with their use in the operation of its business.

  OFFICE FACILITIES

     In addition to Energy Transfer's gathering and treating facilities discussed above, Energy Transfer leases approximately 7,500 square feet of space for Energy Transfer's executive offices in Dallas, Texas. Energy Transfer also leases office facilities in San Antonio, Texas and Tulsa, Oklahoma, which consist of 39,235 square feet and 1,240 square feet, respectively. While Energy Transfer may require additional office space as its business expands, it believes that its existing facilities are adequate to meet its needs for the immediate future and that additional facilities will be available on commercially reasonable terms as needed.

  EMPLOYEES

     To carry out its operations, Energy Transfer and its affiliates employs approximately 230 people. Energy Transfer is not party to any collective bargaining agreements. Energy Transfer considers its employee relations to be good.

  LEGAL PROCEEDINGS

     On June 16, 2003, Guadalupe Power Partners, L.P. sought and obtained a Temporary Restraining Order that prevents Oasis Pipe Line from taking action to restrict Guadalupe Power Partners' ability to deliver and receive natural gas under its contract with Oasis Pipe Line at rates of its choice. In their pleadings, Guadalupe Power Partners alleged unspecified monetary damages for the period from February 25, 2003 to June 16, 2003 and sought to prevent Oasis Pipe Line from implementing flow control measures to reduce the flow of gas to their power plant at varying hourly rates. Oasis Pipe Line filed a counterclaim against Guadalupe Power Partners and asked for damages and a declaration that the contract was terminated as a result of the breach by Guadalupe Power Partners. Oasis Pipe Line and Guadalupe Power Partners agreed to a "stand still" order and referred this dispute to binding arbitration.

     Although Energy Transfer may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business, Energy Transfer is not currently a party to any material legal proceedings. In addition, Energy Transfer is not aware of any material legal or governmental proceedings against Energy Transfer, or contemplated to be brought against Energy Transfer, under the various environmental protection statutes to which Energy Transfer is subject.

RISK FACTORS RELATING TO ENERGY TRANSFER

AFTER COMPLETION OF THE ACQUISITION OF ENERGY TRANSFER, THE AMOUNT OF CASH WE WILL BE ABLE TO DISTRIBUTE ON OUR COMMON UNITS PRINCIPALLY WILL DEPEND UPON THE AMOUNT OF CASH WE GENERATE FROM THE OPERATIONS OF ENERGY TRANSFER AND OUR EXISTING PROPANE OPERATIONS.

     Under the terms of our partnership agreement, we must pay our general partner's expenses and set aside any cash reserve amounts before making a distribution to our unitholders. After completion of the acquisition of Energy Transfer, the amount of cash we will be able to distribute on our common units principally will depend upon the amount of cash we generate from the operations of Energy Transfer and our existing propane operations. The amount of cash we will generate will fluctuate from quarter to quarter based on, among other things:

     - the amount of natural gas transported on the Oasis Pipeline and in Energy Transfer's gathering systems;

     - the level of throughput in Energy Transfer's processing and treating operations;

     - the fees Energy Transfer charges and the margins it realizes for its services;

     - the price of natural gas;

     - the relationship between natural gas and NGL prices;

     - the weather in our operating areas;

     - the cost to us of the propane we buy for resale and the prices we receive for our propane;

     - the level of competition from other propane companies and other energy providers; and

     - the level of our operating costs.

     In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

     - the level of capital expenditures we make;

     - the cost of acquisitions, if any;

     - our debt service requirements;

     - fluctuations in our working capital needs;

     - restrictions on distributions contained in our debt agreements;

     - our ability to make working capital borrowings under our credit facilities to pay distributions;

     - prevailing economic conditions; and

     - the amount of cash reserves established by our general partner in its sole discretion for the proper conduct of our business.

     We cannot guarantee that, after our acquisition of Energy Transfer, we will have sufficient available cash each quarter to pay a specific level of cash distributions to our unitholders. You should also be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF ENERGY TRANSFER WITH OUR OPERATIONS AND TO REALIZE ALL OF THE ANTICIPATED BENEFITS OF THE ACQUISITION OF ENERGY TRANSFER.

     The acquisition of Energy Transfer involves the integration of two companies in separate lines of business that previously have operated independently, which is a complex, costly and time-consuming process. Failure to successfully integrate these two companies may have a material adverse effect on our business, financial condition or results of operations. The difficulties of combining the companies include, among other things:

     - operating a significantly larger combined company and adding a new business segment, midstream operations, to our existing propane operations;

     - the necessity of coordinating geographically disparate organizations, systems and facilities;

     - integrating personnel with diverse business backgrounds and organizational cultures; and

     - consolidating corporate and administrative functions.

     The process of combining the two companies could cause an interruption of, or loss of momentum in, the activities of the combined company's business and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the acquisition and the integration of the two companies could harm the business, results of operations, financial condition or prospects of the combined company after the acquisition. Furthermore, the integration of us and Energy Transfer may not result in the realization of the full benefits anticipated by the companies to result from the acquisition.

ENERGY TRANSFER'S PROFITABILITY IS DEPENDENT UPON PRICES AND MARKET DEMAND FOR NATURAL GAS AND NGLS, WHICH ARE BEYOND ITS CONTROL AND HAVE BEEN VOLATILE.

     Energy Transfer is subject to significant risks due to fluctuations in commodity prices. During the 11 months ended August 31, 2003, Energy Transfer generated approximately 54% of its gross margin from three types of contractual arrangements under which its margin is exposed to increases and decreases in the price of natural gas and NGLs -- discount-to-index, percentage-of-proceeds and keep-whole arrangements.

     For a portion of the natural gas gathered at the Southeast Texas System and the Elk City System, Energy Transfer purchases natural gas from producers at the wellhead at a price that is at a discount to a specified index price and then gathers and delivers the natural gas to pipelines where it typically resells the natural gas at the index price. Generally, the gross margins it realizes under these discount-to-index arrangements decrease in periods of low natural gas prices because these gross margins are based on a percentage of the index price. Accordingly, a decrease in the price of natural gas could have a material adverse effect on Energy Transfer's results of operations.

     For a portion of the natural gas gathered at the Southeast Texas System and the Elk City System, Energy Transfer enters into percentage-of-proceeds arrangements and keep-whole arrangements, pursuant to which it agrees to gather and process natural gas received from the producers. Under percentage-of-proceeds arrangements, it generally sells the residue gas and NGLs at market prices and remits to the producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, Energy Transfer delivers an agreed upon percentage of the residue gas and NGL volumes to the producer and sells the volumes it keeps to third parties at market prices. Under these arrangements, Energy Transfer's revenues and gross margins decline when natural gas prices and NGL prices decrease. Accordingly, a decrease in the price of natural gas or NGLs could have a material adverse effect on its results of operations. Under keep-whole arrangements, Energy Transfer generally sells the NGLs produced from its gathering and processing operations to third parties at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the Btu content of the natural gas, Energy Transfer must either purchase natural gas at market prices for return to producers or make a cash payment to producers equal to the value of this natural gas. Under these arrangements, Energy Transfer's revenues and gross margins decrease when the price of natural gas increases relative to the price of NGLs if it is not able to bypass its processing plants and sell the unprocessed natural gas. Accordingly, an increase in the price of natural gas relative to the price of NGLs could have a material adverse effect on Energy Transfer's results of operations.

     In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. For example, during the 11 months ended August 31, 2003, the NYMEX settlement price for the prompt month contract ranged from a high of $9.58 per MMBtu to a low of $3.72 per MMBtu. A composite of the Mt. Belvieu average NGLs price based upon Energy Transfer's average NGLs composition during the 11 months ended August 31, 2003 ranged from a high of approximately $0.82 per gallon to a low of approximately $0.41 per gallon.

     Average realized natural gas sales prices for the 11 months ended August 31, 2003 substantially exceeded Energy Transfer's historical realized natural gas prices as well as recent natural gas prices. For example, Energy Transfer's average realized natural gas price increased $2.31, or 85.0%, from $2.72 per MMBtu for the 9 months ended September, 2002 to $5.03 per MMBtu for 11 months ended August 31, 2003. On December 15, 2003 the NYMEX settlement price for January natural gas deliveries was $6.95 per MMBtu, which was 38.2% higher than Energy Transfer's average natural gas price for the 11 months ended August 31, 2003. Natural gas prices are subject to significant fluctuations, and there can be no assurance that natural gas prices will remain at the high level recently experienced.

     The markets and prices for residue gas and NGLs depend upon factors beyond Energy Transfer's control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions, and other factors, including:

     - the impact of weather on the demand for oil and natural gas;

     - the level of domestic oil and natural gas production;

     - the availability of imported oil and natural gas;

     - actions taken by foreign oil and gas producing nations;

     - the availability of local, intrastate and interstate transportation systems;

     - the availability and marketing of competitive fuels;

     - the impact of energy conservation efforts; and

     - the extent of governmental regulation and taxation.

ENERGY TRANSFER'S SUCCESS DEPENDS UPON ITS ABILITY TO CONTINUALLY FIND AND CONTRACT FOR NEW SOURCES OF NATURAL GAS SUPPLY.

     In order to maintain or increase throughput levels on its gathering and transportation pipeline systems and asset utilization rates at its treating and processing plants, Energy Transfer must continually contract for new natural gas supplies. It may not be able to obtain additional contracts for natural gas supplies. The primary factors affecting Energy Transfer's ability to connect new supplies of natural gas to its gathering systems include its success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity near its gathering systems. The primary factors affecting its ability to attract customers to the Oasis Pipeline include its access to other natural gas pipelines, natural gas markets, natural gas-fired power plants and other industrial end-users and the level of drilling in areas connected to the Oasis Pipeline.

     Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Energy Transfer has no control over the level of drilling activity in the areas of operations, the amount of reserves underlying the wells and the rate at which production from a well will decline, sometimes referred to as the "decline rate." In addition, Energy Transfer has no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital.

     A substantial portion of Energy Transfer's assets, including its gathering systems and its processing and treating plants, are connected to natural gas reserves and wells for which the production will naturally decline over time. In particular, the Southeast Texas System covers portions of the Austin Chalk, Buda, Georgetown, Edwards, Wilcox and other producing formations in southeast Texas, which we collectively refer to as the Austin Chalk trend, and the Elk City System covers portions of the Anadarko basin in western Oklahoma. Both of these natural gas producing regions have generally been characterized by high initial flow rates followed by steep initial declines in production. Accordingly, Energy Transfer's cash flows associated with these systems will also decline unless it is able to access new supplies of natural gas by connecting additional production to these systems. A material decrease in natural gas production in Energy Transfer's areas of operation, as a result of depressed commodity prices or otherwise, would result in a decline in the volume of natural gas it handles, which would reduce its revenues and operating income. In addition, Energy Transfer's future growth will depend, in part, upon whether it can contract for additional supplies at a greater rate than the rate of natural decline in its currently connected supplies.

ENERGY TRANSFER DEPENDS ON CERTAIN KEY PRODUCERS FOR ITS SUPPLY OF NATURAL GAS ON THE SOUTHEAST TEXAS SYSTEM AND THE ELK CITY SYSTEM, THE LOSS OF ANY OF THESE KEY PRODUCERS COULD ADVERSELY AFFECT ITS FINANCIAL RESULTS.

     For the 11 months ended August 31, 2003, Anadarko Petroleum Corp. and Chesapeake Energy Corp. supplied Energy Transfer with approximately 44% of the Southeast Texas System's natural gas supply, and Chesapeake Energy Corp. and Kaiser-Francis Oil Company and its affiliates supplied Energy Transfer with approximately 53% of the Elk City System's natural gas supply. To the extent that these and other producers may reduce the volumes of natural gas that they supply Energy Transfer, Energy Transfer would be adversely affected unless it was able to acquire comparable supplies of natural gas from other producers.

LA GRANGE ENERGY MAY SELL UNITS OR OTHER LIMITED PARTNER INTERESTS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF UNITHOLDERS' LIMITED PARTNER INTERESTS.

     Following the completion of the Energy Transfer transaction, La Grange Energy will own approximately 4,094,798 common units, 8,045,921 class D units and 3,742,515 special units. Following the approval of our unitholders and other conditions, the class D units and special units will be converted into an equal number of common units. In the future, La Grange Energy may dispose of some or all of these units. If La Grange Energy were to dispose of a substantial portion of these units in the trading markets, it could reduce the market price of our outstanding common units. Our partnership agreement allows La Grange Energy to cause us to register for sale units held by La Grange Energy. These registration rights allow La Grange Energy to request registration of its common units, class D units and special units and to include any of those units in a registration of other securities by us.

FEDERAL, STATE OR LOCAL REGULATORY MEASURES COULD ADVERSELY AFFECT ENERGY TRANSFER'S BUSINESS.

     As a natural gas gatherer and intrastate pipeline company, Energy Transfer generally is exempt from Federal Energy Regulatory Commission, or FERC, regulation under the Natural Gas Act of 1938, or

NGA, but FERC regulation still significantly affects its business and the market for its products. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity. In addition, the rates, terms and conditions of some of the transportation services Energy Transfer provides on the Oasis Pipeline are subject to FERC regulation under Section 311 of the Natural Gas Policy Act, or NGPA. Under Section 311, rates charged for transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest.

     Energy Transfer's intrastate natural gas transportation pipelines are located in Texas and some are subject to regulation as common purchasers and as gas utilities by the Texas Railroad Commission, or TRRC. The TRRC's jurisdiction extends to both rates and pipeline safety. The rates Energy Transfer charges for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. Should a complaint be filed or should regulation become more active, its business may be adversely affected.

     Other state and local regulations also affect Energy Transfer's business. Energy Transfer is subject to ratable take and common purchaser statutes in Texas, Oklahoma and Louisiana, the states where it operates. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting Energy Transfer's right as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which Energy Transfer operates have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which Energy Transfer operates that have adopted some form of complaint-based regulation, like Oklahoma and Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering rates and access.

     The states in which Energy Transfer conducts operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines, and subjects pipelines to regular inspections. Certain of Energy Transfer's gathering facilities are exempt from the requirements of this Act. In respect to recent pipeline accidents in other parts of the country, Congress and the Department of Transportation have passed or are considering heightened pipeline safety requirements. See "Energy Transfer -- Regulation."

     Failure to comply with applicable regulations under the NGA, NGPA, Pipeline Safety Act and certain state laws can result in the imposition of administrative, civil and criminal remedies.

ENERGY TRANSFER'S BUSINESS INVOLVES HAZARDOUS SUBSTANCES AND MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATION.

     Many of the operations and activities of Energy Transfer's gathering systems, plants and other facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from its facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by Energy Transfer or locations to which it has sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which Energy Transfer's gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

     There is inherent risk of the incurrence of environmental costs and liabilities in Energy Transfer's business due to its handling of natural gas and other petroleum products, air emissions related to its operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase Energy Transfer's compliance costs and the cost of any remediation that may become necessary. Energy Transfer may incur material environmental costs and liabilities. Furthermore, its insurance may not provide sufficient coverage in the event an environmental claim is made against Energy Transfer.

     Energy Transfer's business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect its products and activities, including gathering, compression, treating, processing and transportation, as well as waste management and air emissions. Federal and state agencies could also impose additional safety requirements, any of which could affect Energy Transfer's profitability. See "Energy Transfer -- Environmental Matters."

ENERGY TRANSFER'S BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE FULLY COVERED BY INSURANCE.

     Energy Transfer's operations are subject to the many hazards inherent in the gathering, compression, treating, processing and transportation of natural gas and NGLs, including:

     - damage to pipelines, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters and acts of terrorism;

     - inadvertent damage from construction and farm equipment;

     - leaks of natural gas, NGLs and other hydrocarbons; and

     - fires and explosions.

     These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. Energy Transfer's operations are primarily concentrated in Texas, and a natural disaster or other hazard affecting this area could have a material adverse effect on its operations. Energy Transfer is not fully insured against all risks incident to its business. It does not have property insurance on all of its underground pipeline systems that would cover damage to the pipelines. It is not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. Energy Transfer has minimal business interruption insurance that covers the Oasis Pipeline. If a significant accident or event occurs that is not fully insured, it could adversely affect Energy Transfer's operations and financial condition.

ANY REDUCTION IN THE CAPACITY OF, OR THE ALLOCATIONS TO, ENERGY TRANSFER'S SHIPPERS IN INTERCONNECTING, THIRD-PARTY PIPELINES COULD CAUSE A REDUCTION OF VOLUMES TRANSPORTED IN ITS PIPELINES, WHICH WOULD ADVERSELY AFFECT ENERGY TRANSFER'S REVENUES AND CASH FLOW.

     Users of Energy Transfer's pipelines are dependent upon connections to third-party pipelines to receive and deliver natural gas and NGLs. Any reduction of capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in Energy Transfer's pipelines. Similarly, if additional shippers begin transporting volumes of natural gas and NGLs over interconnecting pipelines, the allocations to existing shippers in these pipelines would be reduced, which could also reduce volumes transported in Energy Transfer's pipelines. Any reduction in volumes transported in Energy Transfer's pipelines would adversely affect its revenues and cash flow.

ENERGY TRANSFER ENCOUNTERS COMPETITION FROM OTHER MIDSTREAM COMPANIES.

     Energy Transfer experiences competition in all of its markets. Energy Transfer's principal areas of competition include obtaining natural gas supplies for the Southeast Texas System and Elk City System and natural gas transportation customers for the Oasis Pipeline. Energy Transfer's competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport and market natural gas. The Oasis Pipeline competes directly with two other major intrastate pipelines that link the Waha Hub and the Houston area, one of which is owned by Duke Energy Field Services, LLC and the other one of which is owned by El Paso Corporation and American Electric Power Service Corporation. The Southeast Texas System competes with natural gas gathering and processing systems owned by Duke Energy Field Services, LLC and Devon Energy Corporation. The Elk City System competes with natural gas gathering and processing systems owned by Enogex, Inc., Oneok Gas Gathering, L.L.C., CenterPoint Energy Field Services, Inc. and Enbridge Inc., as well as producer owned systems. Many of Energy Transfer's competitors have greater financial resources and access to larger natural gas supplies than Energy Transfer does.

EXPANDING ENERGY TRANSFER'S BUSINESS BY CONSTRUCTING NEW PIPELINES AND TREATING AND PROCESSING FACILITIES SUBJECTS ENERGY TRANSFER TO CONSTRUCTION RISKS.

     One of the ways Energy Transfer may grow its business is through the construction of additions to its existing gathering, compression, treating, processing and transportation system. The construction of a new pipeline or the expansion of an existing pipeline, by adding additional horsepower or pump stations or by adding a second pipeline along an existing pipeline, and the construction of new processing or treating facilities, involve numerous regulatory, environmental, political and legal uncertainties beyond its control and require the expenditure of significant amounts of capital. If Energy Transfer undertakes these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, Energy Transfer's revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if Energy Transfer builds a new pipeline, the construction will occur over an extended period of time, and Energy Transfer will not receive any material increases in revenues until after completion of the project. Moreover, it may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve Energy Transfer's expected investment return, which could adversely affect its results of operations and financial condition.

ENERGY TRANSFER DEPENDS ON KOCH HYDROCARBONS, L.P. TO PURCHASE AND FRACTIONATE THE NGLS PRODUCED AT THE ELK CITY PROCESSING PLANT.

     All of the NGLs produced at the Elk City processing plant are transported by Koch Hydrocarbons and delivered for fractionation to Conway, Kansas. There are no other fractionation plants or other NGL markets connected to the Elk City processing plant. As a result, if Koch Hydrocarbons refuses or is unable to transport or fractionate these NGLs, Energy Transfer's only alternative in the short term would be to transport NGLs by truck to another fractionation plant or another NGL market, which would likely result in additional costs and adversely affect its ability to market the NGLs.

ENERGY TRANSFER IS EXPOSED TO THE CREDIT RISK OF ITS CUSTOMERS, AND AN INCREASE IN THE NONPAYMENT AND NONPERFORMANCE BY ITS CUSTOMERS COULD REDUCE OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR UNITHOLDERS.

     Risks of nonpayment and nonperformance by Energy Transfer's customers are a major concern in its business. Several participants in the energy industry have been receiving heightened scrutiny from the financial markets in light of the collapse of Enron Corp. Energy Transfer is subject to risks of loss resulting from nonpayment or nonperformance by its customers. Any increase in the nonpayment and nonperformance by its customers could reduce our ability to make distributions to our unitholders.

ENERGY TRANSFER MAY NOT BE ABLE TO BYPASS THE LA GRANGE PROCESSING PLANT, WHICH WOULD EXPOSE ENERGY TRANSFER TO THE RISK OF UNFAVORABLE PROCESSING MARGINS.

     Because of Energy Transfer's ownership of the Oasis Pipeline, it can generally elect to bypass the La Grange processing plant when processing margins are unfavorable and instead deliver pipeline-quality gas by blending rich gas from the Southeast Texas System with lean gas transported on the Oasis Pipeline. In some circumstances, such as when Energy Transfer does not have a sufficient amount of lean gas to blend with the volume of rich gas that it receives at the La Grange processing plant, Energy Transfer may have to process the rich gas. If it has to process when processing margins are unfavorable, Energy Transfer's results of operations will be adversely affected.

ENERGY TRANSFER MAY NOT BE ABLE TO RETAIN EXISTING CUSTOMERS OR ACQUIRE NEW CUSTOMERS, WHICH WOULD REDUCE ITS REVENUES AND LIMIT ITS FUTURE PROFITABILITY.

     The renewal or replacement of existing contracts with Energy Transfer's customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond its control, including competition from other pipelines, and the price of, and demand for, natural gas in the markets it serves.

     For the 11 months ended August 31, 2003, approximately 23% of Energy Transfer's sales of natural gas were to industrial end-users and utilities. As a consequence of the increase in competition in the industry and volatility of natural gas prices, end-users and utilities are increasingly reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with Energy Transfer in the marketing of natural gas, Energy Transfer often competes in the end-user and utilities markets primarily on the basis of price. The inability of Energy Transfer's management to renew or replace its current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on its profitability.

ENERGY TRANSFER HAS A LIMITED OPERATING HISTORY.

     Energy Transfer acquired substantially all of its assets in October 2002 and December 2002 and has therefore only operated them together under common management for a limited period of time. Furthermore, the success of Energy Transfer's business strategy is dependent upon its operating these assets substantially differently from the manner in which Aquila Gas Pipeline operated them. As a result, Energy Transfer's historical and pro forma financial information may not give you an accurate indication of what its actual results would have been if Energy Transfer had completed the acquisitions at the beginning of the periods presented or its future results of operations. If Energy Transfer is unable to operate these assets in accordance with Energy Transfer's business strategy, it will have a material adverse effect on Energy Transfer's results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENERGY TRANSFER

  ENERGY TRANSFER

     Energy Transfer is a Texas limited partnership formed in September 2002 to own, operate and acquire midstream assets from Aquila Gas Pipeline, an affiliate of Aquila, Inc. Energy Transfer's operations are concentrated in the Austin Chalk trend of southeast Texas, the Anadarko Basin of western Oklahoma and the Permian Basin of west Texas. It divides its operations into the following two business segments:

     - Midstream Segment, which focuses on the gathering, compression, treating, processing and marketing of natural gas, primarily in the Southeast Texas System and the Elk City System. For the 11 months ended August 31, 2003, approximately 72% of Energy Transfer's gross margin was derived from this segment.

     - Transportation Segment, which focuses on the transportation of natural gas through the Oasis Pipeline. For the 11 months ended August 31, 2003, approximately 28% of Energy Transfer's gross margin was derived from this segment.

     During the 11 months ended August 31, 2003, Energy Transfer generated approximately 46% of its gross margin from fees it charged for providing its services, including a transportation fee it charges the producer services business for natural gas that the producer service business transports on the Oasis Pipeline equal to the fee it charges third parties. This transportation fee accounted for 7% of its total gross margin for this period. Energy Transfer generated the remaining 54% of its gross margin from discount-to-index, percentage-of-proceeds and keep-whole arrangements and from its producer services business. We intend to seek to increase the percentage of Energy Transfer's business conducted under fee-based arrangements in order to reduce our exposure to increases and decreases in the price of natural gas and NGLs. However, in order to remain competitive, Energy Transfer will need to offer other contractual arrangements to attract certain natural gas supplies to its systems.

                             The Midstream Segment

     Results from the Midstream segment are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through Energy Transfer's pipeline and gathering systems and the level of natural gas and NGL prices. Energy Transfer generates its revenues and its gross margins principally under the following types of arrangements:

     Fee-based arrangements. Under fee-based arrangements, Energy Transfer receives a fee or fees for one or more of the following services: gathering, compressing, treating or processing natural gas. The revenue it earns from these arrangements is directly related to the volume of natural gas that flows through its systems and is not directly dependent on commodity prices. To the extent a sustained decline in commodity prices results in a decline in volumes, however, its revenues from these arrangements would be reduced.

     Other arrangements. Energy Transfer also utilizes other types of arrangements in its Midstream segment, including:

     - Discount-to-index price arrangements. Under discount-to-index price arrangements, Energy Transfer generally purchases natural gas at either
       (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount. It then gathers and delivers the natural gas to pipelines where it resells the natural gas at the index price. The gross margins Energy Transfer realizes under the arrangements described in clauses (1) and (3) above decrease in periods of low natural gas prices because these gross margins are based on a percentage of the index price.

     - Percentage-of-proceeds arrangements. Under percentage-of-proceeds arrangements, Energy Transfer generally gathers and processes natural gas on behalf of producers, sells the resulting residue gas and NGL volumes at market prices and remits to producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, Energy Transfer delivers an agreed upon percentage of the residue gas and NGL volumes to the producer and sells the volumes it keeps to third parties at market prices. Under these types of arrangements, Energy Transfer's revenues and gross margins increase as natural gas prices and NGL prices increase, and its revenues and gross margins decrease as natural gas prices and NGL prices decrease.

     - Keep-whole arrangements. Under keep-whole arrangements, Energy Transfer gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs to third parties at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the Btu content of the natural gas, Energy Transfer must either purchase natural gas at market prices for return to producers or make a cash payment to the producers equal to the value of this natural gas. Accordingly, under these arrangements, Energy Transfer's revenues and gross margins increase as the price of NGLs increases relative to the price of natural gas, and its revenues and gross margins decrease as the price of natural gas increases relative to the price of NGLs. In the latter case, Energy Transfer is generally able to reduce its commodity price exposure by bypassing its processing plants and not processing the natural gas, as described below.

     In many cases, Energy Transfer provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of its contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. Its contract mix and, accordingly, its exposure to natural gas and NGL prices, may change as a result of changes in producer preferences, its expansion in regions where some types of contracts are more common and other market factors.

     A significant benefit of Energy Transfer's ownership of the Oasis Pipeline is that Energy Transfer typically can elect not to process the natural gas at the La Grange processing plant when processing margins are unfavorable. Instead of processing the natural gas, Energy Transfer is able to bypass the La Grange processing plant and deliver natural gas meeting pipeline quality specifications by blending rich natural gas from the Southeast Texas System with lean natural gas transported on the Oasis pipeline.

     Energy Transfer can also generally bypass the Elk City processing plant. The natural gas supplied to the Elk City System has a relatively low NGL content and does not require processing to meet pipeline quality specifications. During periods of unfavorable processing margins, Energy Transfer can bypass the Elk City processing plant and deliver the natural gas directly into connecting pipelines.

     Energy Transfer conducts its marketing operations through its producer services business, in which Energy Transfer markets the natural gas that flows through its assets, which Energy Transfer refers to as on-system gas, and attracts other customers by marketing volumes of natural gas that do not move through its assets, which Energy Transfer refers to as off-system gas. For both on-system and off-system gas, Energy Transfer purchases natural gas from natural gas producers and other supply points and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

     Most of Energy Transfer's marketing activities involve the marketing of its on-system gas. For the 11 months ended August 31, 2003, Energy Transfer marketed approximately 524 MMcf/d of natural gas, 86% of which was on-system gas. Substantially all of its on-system marketing efforts involve natural gas that flows through either the Southeast Texas System or the Oasis Pipeline. Energy Transfer markets only a small amount of natural gas that flows through the Elk City System.

     For its off-system gas, Energy Transfer purchases gas or acts as an agent for small independent producers that do not have marketing operations. Energy Transfer develops relationships with natural gas producers which facilitates its purchase of their production on a long-term basis. Energy Transfer believes that this business provides it with strategic insights and valuable market intelligence which may impact its expansion and acquisition strategy.

                           The Transportation Segment

     Results from Energy Transfer's Transportation segment are determined primarily by the amount of capacity Energy Transfer's customers reserve as well as the actual volume of natural gas that flows through the Oasis Pipeline. Under Oasis Pipeline customer contracts, Energy Transfer charges its customers a demand fee, a transportation fee, or a combination of both, generally payable monthly.

     - Demand Fee. The demand fee is a fixed fee for the reservation of an agreed amount of capacity on the Oasis Pipeline for a specified period of time. The customer is obligated to pay Energy Transfer the demand fee even if the customer does not transport natural gas on the Oasis Pipeline.

     - Transportation Fee. The transportation fee is based on the actual throughput of natural gas by the customer on the Oasis Pipeline.

     For the 11 months ended August 31, 2003, Energy Transfer transported approximately 30% of its natural gas volumes on the Oasis Pipeline pursuant to long-term contracts. Its long-term contracts have a term of one year or more. Energy Transfer also enters into short-term contracts with terms of less than one year in order to utilize the capacity that is available on the Oasis Pipeline after taking into account the capacity reserved under Energy Transfer's long-term contracts. For the 11 months ended August 31, 2003, the Oasis Pipeline accounted for approximately 57% of Energy Transfer's fee-based gross margin.

                  Operating Expenses and Administrative Costs

     Energy Transfer realizes significant economies of scale related to the Midstream segment as well as the Transportation segment. As additional volumes of natural gas move through Energy Transfer's systems, its incremental operating and administrative costs do not increase materially. Operating expenses are costs directly associated with the operations of a particular asset and include direct labor and supervision, property insurance, ad valorem taxes, repair and maintenance expenses, measurement and utilities. These costs are generally fixed across broad volume ranges. Energy Transfer's fuel expense to operate its pipelines and plants is more variable in nature and is sensitive to changes in volume and commodity prices.

                     Effects of Changes in Commodity Price

     Energy Transfer's profitability is affected by volatility in prevailing NGL and natural gas prices. Historically, changes in the prices of most NGL products have generally correlated with changes in the price of crude oil. NGL and natural gas prices have been subject to significant volatility in recent years in response to changes in the supply and demand for NGL products and natural gas market uncertainty. For a discussion of the volatility of natural gas and NGL prices, please read "Risk Factors -- Energy Transfer's profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond its control and have been volatile." The current mix of Energy Transfer's contractual arrangements described above together with its ability to bypass the processing plants significantly mitigates its exposure to the volatility of natural gas and NGL prices. Gas prices can also affect Energy Transfer's profitability indirectly by influencing drilling activity and related opportunities for natural gas gathering, compression, treating, processing, transportation and marketing.

                            Significant Acquisitions

     Energy Transfer acquired most of its assets in two strategic acquisitions. In October 2002, Energy Transfer acquired the Southeast Texas System, the Elk City System and a 50% equity interest in the Oasis Pipeline from Aquila Gas Pipeline, an affiliate of Aquila, Inc., for $264 million in cash. In December 2002, Energy Transfer acquired the remaining 50% equity interest in the Oasis Pipeline from an affiliate of The Dow Chemical Company for $87 million in cash.

     Energy Transfer operates its assets differently than did Aquila Gas Pipeline. The differences in operations are as follows:

     - Aquila Gas Pipeline owned only a 50% equity interest in the Oasis Pipeline. As a result of Energy Transfer's 100% ownership of the Oasis Pipeline, it is able to achieve operating efficiencies that previously could not be achieved. These operating efficiencies include:

      -- bypassing the La Grange processing plant when processing margins are unfavorable;

      -- blending natural gas into the Oasis Pipeline instead of treating this natural gas; and

      -- reducing general and administrative costs.

     - Aquila Gas Pipeline had more extensive marketing and trading operations than Energy Transfer does primarily as a result of the marketing and trading of substantial amounts of off-system gas which utilized storage facilities owned by its affiliates. Unlike Aquila Gas Pipeline, Energy Transfer does not own storage facilities, and Energy Transfer focuses its marketing activities on its on-system gas. As a result of Energy Transfer's focus on marketing its on-system gas, its ability to bypass the La Grange processing plant and its efforts to manage commodity price risk by balancing its purchases of natural gas with physical forward contracts and certain financial derivatives, we believe that Energy Transfer's revenues, earnings and gross margins will be substantially less volatile than Aquila Gas Pipeline's historical results.

     - In addition to the midstream business, Aquila, Inc. also participates in other areas of the energy industry including the regulated distribution of natural gas and electricity and non-regulated electric power generation. We believe that Energy Transfer's focus on midstream activities, as opposed to the diversified operations of Aquila Gas Pipeline's parent, will enable Energy Transfer to achieve additional operational efficiencies.

  RESULTS OF OPERATIONS OF ENERGY TRANSFER

     Energy Transfer commenced operations on October 1, 2002 with the acquisition of the Southeast Texas System, the Elk City System and a 50% equity interest in Oasis Pipe Line Company from Aquila Gas Pipeline. On December 27, 2002, Energy Transfer acquired the remaining interest in Oasis Pipe Line. As a result, Energy Transfer's historical financial information for the period from October 1, 2002 to August 31, 2003, which is Energy Transfer's fiscal year end, has been derived from the historical financial statements of Energy Transfer.

     Energy Transfer's historical financial information for periods prior to October 1, 2002 has been derived from the historical financial statements of Aquila Gas Pipeline. Prior to October 1, 2002, Aquila Gas Pipeline owned the Southeast Texas System, the Elk City System and a 50% equity interest in Oasis Pipe Line.

     Therefore, we are comparing the results of operations of Energy Transfer for the 11 months ended August 31, 2003 to the results of operations of Aquila Gas Pipeline for the 9 months ended September 30, 2002.

  Historical 11 Months Ended August 31, 2003 Compared to Historical 9 Months Ended September 30, 2002

     Revenues. Total revenues were $1,008.7 million for the 11 months ended August 31, 2003 compared to $933.1 million for the 9 months ended September 30, 2002, an increase of $75.6 million or 8.1%. On an annualized basis this represents an 11.6% decrease.

     Midstream revenues were $978.1 million for the 11 months ended August 31, 2003 compared to $933.1 million for the 9 months ended September 30, 2002, an increase of $45.0 million or 4.8%. However, on an annualized basis this represents a 14.2% decrease. This annualized decrease was directly attributable to a reduction in natural gas and NGL daily sales volumes partially offset by higher natural gas and NGL sales prices.

     Natural gas sales volumes were 524,000 MMBtu/d for the 11 months ended August 31, 2003 compared to 1,147,000 MMBtu/d for the 9 months ended September 30, 2002, a decrease of 623,000 MMBtu/d or 54.3%. NGL sales volumes were 12,857 Bbls/d for the 11 months ended August 31, 2003 compared to 18,881 Bbls/d for the 9 months ended September 30, 2002, a decrease of 6,024 Bbls/d or 31.9%. Natural gas sales volumes decreased significantly as a result of the smaller scope of Energy Transfer's marketing activities as compared to Aquila Gas Pipeline's extensive marketing and trading activities. NGL sales volumes decreased due to Energy Transfer's frequent election to bypass its La Grange processing plant and deliver unprocessed natural gas from its Southeast Texas System directly into the Oasis Pipeline during the portion of the 11 month period ended August 31, 2003 that it owned 100% of Oasis. Energy Transfer elected to bypass the La Grange processing plant to avoid unfavorable processing margins.

     Average realized natural gas sales prices were $5.03 per MMBtu for the 11 months ended August 31, 2003 compared to $2.72 per MMBtu for the 9 months ended September 30, 2002, an increase of $2.31 per MMBtu or 85.0%. In addition, average realized NGL sales prices were $0.41 per gallon for the 11 months ended August 31, 2003 compared to $0.32 per gallon for the 9 months ended September 30, 2002, an increase of $0.09 per gallon or 26.8%.

     Transportation revenues were $30.6 million for the 11 months ended August 31, 2003. Energy Transfer's results for the 9 month period ended September 30, 2002 and for the 3 month period ended December 27, 2002 exclude revenues of Oasis Pipe Line because Energy Transfer's investment in Oasis Pipe Line was treated as an equity method investment prior to December 27, 2002. Had Oasis Pipe Line been consolidated in both periods, Transportation revenues would have been $38.6 million for the 11 months ended August 31, 2003 and $24.7 million for the 9 months ended September 30, 2002, an increase of $13.9 million or 56.3%. On an annualized basis this represents a 28.0% increase. This increase was due to an increase in volumes transported on the Oasis Pipeline from 912,584 MMBtu/d for the 9 months ended September 30, 2002 to 921,316 MMBtu/d for the 11 months ended August 31, 2003 and to an increase in the transportation rate on the Oasis Pipeline from $0.09 per MMBtu for the 9 months ended September 30, 2002 to $0.12 per MMBtu for the 11 months ended August 31, 2003. The increase in Energy Transfer's average transportation rate was achieved, in part, due to a widening of the difference, also known as the basis differential, between the average price for natural gas at the Katy Hub near Houston, Texas and the average price for natural gas at the Waha Hub in West Texas. The widening of the basis differential allows Energy Transfer to increase the transportation rates it charges between these points. The average basis differential for the 11 months ended August 31, 2003 was approximately $0.28 per MMBtu as compared to $0.11 per MMBtu for the 9 months ended September 30, 2002.

     Cost of Sales. Total cost of sales was $899.5 million for the 11 months ended August 31, 2003 compared to $880.1 million for the 9 months ended September 30, 2002, an increase of $19.4 million or 2.2%. On an annualized basis this represents a 16.4% decrease.

     Midstream cost of sales was $899.4 million for the 11 months ended August 31, 2003 compared to $880.1 million for the 9 months ended September 30, 2002, an increase of $19.3 million or 2.2%. However, on an annualized basis this represents a 16.4% decrease. This annualized decrease was primarily attributable to a reduction in volumes of natural gas and NGLs, partially offset by the increase in natural gas prices. The Transportation segment sold excess inventory during the 11 months ended August 31, 2003 resulting in a cost of sales of $0.1 million. The Transportation segment only periodically engages in activities that generate cost of sales.

     Operating Expenses. Operating expenses were $19.1 million for the 11 months ended August 31, 2003 compared to $12.7 million for the 9 months ended September 30, 2002, an increase of $6.4 million or 50.0%. On an annualized basis this represents a 22.8% increase. This increase was due to the inclusion of approximately $4.9 million of operating expenses associated with Oasis Pipe Line subsequent to December 27, 2002. Oasis Pipe Line's operating expenses were not included in Aquila Gas Pipeline's results for the 9 month period ended September
30. 2002, because Aquila Gas Pipeline accounted for its investment in Oasis Pipe Line under the equity method. Oasis Pipe Line's operating expenses on a standalone basis were $4.7 million for the 9 months ended September 30, 2002 and $6.6 million for the 11 months ended August 31, 2003.

     General and Administrative Expenses. General and administrative expenses were $16.0 million for the 11 months ended August 31, 2003 compared to $9.6 million for the 9 months ended September 30, 2002, an increase of $6.4 million or 66.7%. On an annualized basis this represents a 36.4% increase. This annualized increase resulted primarily from higher employee bonuses and increased travel and insurance costs as well as the inclusion of general and administrative expense of Oasis Pipe Line subsequent to December 27, 2002.

     Depreciation and Amortization. Depreciation and amortization expense was $13.4 million for the 11 months ended August 31, 2003 compared to $22.9 million for the 9 months ended September 30, 2002, a decrease of $9.5 million or 41.3%. On an annualized basis this represents a 51.9% decrease. Depreciation and amortization expense decreased for the 11 months ended August 31, 2003 primarily due to the acquisition of midstream assets from Aquila Gas Pipeline, which resulted in a reduction in the depreciable basis on which these assets are depreciated. Aquila Gas Pipeline's book value of the acquired assets significantly exceeded Energy Transfer's book value in them. In addition, Aquila Gas Pipeline amortized $2.4 million during the 9 months ended September 30, 2002 related to a transportation rights contract that has expired. This decrease was partially offset by the inclusion of $2.8 million of depreciation and amortization expense of Oasis Pipe Line subsequent to December 27, 2002.

     Unrealized Loss (Gain) on Derivatives. The unrealized gain on derivatives was $0.9 million for the 11 months ended August 31, 2003 compared to an unrealized loss of $5.0 million for the 9 months ended September 30, 2002. Derivative price changes worked to the detriment of Aquila Gas Pipeline during the 9 months ended September 30, 2002.

     Equity in Net Income (Loss) of Affiliates. Equity in net income of affiliates was $1.4 million for the 11 months ended August 31, 2003 compared to $5.4 million for the 9 months ended September 30, 2002, a decrease of $4.0 million or 73.8%. This decrease resulted from equity in net income (loss) of affiliates for the 11 months ended August 31, 2003 not reflecting any equity earnings associated with Oasis Pipe Line subsequent to December 27, 2002 while Oasis Pipe Line's earnings were recognized under the equity method of accounting for the 3 months ended December 27, 2002 and the 9 months ended September 30, 2002. Equity earnings from Oasis Pipe Line included in total equity in net income (loss) of affiliates was $1.6 million and $5.4 million for the 3 months ended December 27, 2002 and 9 months ended September 30, 2002, respectively.

     Interest Expense. Interest expense was $12.1 million for the 11 months ended August 31, 2003 compared to $3.9 million for the 9 months ended September 30, 2002, an increase of $8.2 million or 210.3%. The increase was primarily due to the increased borrowings used to finance the purchase of midstream assets from Aquila Gas Pipeline and Dow Hydrocarbons Resources, Inc.

     Income Tax Expense. Income tax expense was $4.4 million for the 11 months ended August 31, 2003 compared to a benefit of $0.5 million for the 9 months ended September 30, 2002. As a partnership, Energy Transfer is not subject to income taxes. However, Energy Transfer's subsidiary, Oasis Pipe Line, is a corporation that is subject to income taxes at an effective rate of 35%. The benefit for the 9 months ended September 30, 2002 was related to the operating results of Aquila Gas Pipeline, which is a corporation subject to income taxes.

     Net Income. Energy Transfer's net income for the 11 months ended August 31, 2003 was $46.6 million compared to $4.7 million for the 9 months ended September 30, 2002, an increase of $41.9 million. The increase in net income was due to the reasons described above.

  ENERGY TRANSFER LIQUIDITY AND CAPITAL RESOURCES

     ENERGY TRANSFER FUTURE CAPITAL REQUIREMENTS. We anticipate that our future capital requirements for the Energy Transfer business will consist of:

     - maintenance capital expenditures, which include capital expenditures made to connect additional wells to Energy Transfer's systems in order to maintain or increase throughput on existing assets;

     - growth capital expenditures, mainly to expand and upgrade gathering systems, transportation capacity, processing plants or treating plants; and

     - acquisition capital expenditures, including to construct new pipelines, processing plants and treating plants.

     We believe that cash generated from the operations of the Energy Transfer business will be sufficient to meet its anticipated maintenance capital expenditures, which we anticipate will be approximately $6 million during fiscal 2004. We will initially finance all of Energy Transfer's capital requirements by cash flow from the Energy Transfer business. To the extent Energy Transfer's future capital requirements exceed cash flows from the Energy Transfer business:

     - Energy Transfer's maintenance capital expenditures will be financed by the proceeds of borrowings under the new Energy Transfer credit facility which will be repaid from subsequent cash flows generated from the Energy Transfer business;

     - Energy Transfer's growth capital expenditures will be financed by the proceeds of borrowings under the new Energy Transfer credit facility; and

     - Energy Transfer's acquisition capital expenditures will be financed by the proceeds of borrowings under the new Energy Transfer credit facility, other lines of credit, long-term debt, the issuance of additional common units or a combination thereof.

     The assets utilized in the Energy Transfer businesses, including pipelines, gathering systems and related facilities, are generally long-lived assets and do not require significant maintenance capital expenditures.

     We anticipate that we will continue to invest significant amounts of capital to construct and acquire midstream assets. For example, Energy Transfer has announced that it intends to construct the Bossier

Pipeline connecting its Katy Pipeline in Grimes County to natural gas supplies in east Texas. We anticipate that the Bossier Pipeline will require capital expenditures of approximately $75 million to complete, and we expect to complete the Bossier Pipeline by mid-2004.

  ENERGY TRANSFER CASH FLOWS

     Operating Activities. Energy Transfer's net cash provided by operating activities was $70.9 million for the 11 months ended August 31, 2003. The net cash provided from operations consisted of net income of $46.6 million and non-cash charges of $15.8 million, primarily depreciation and amortization, and a decrease in working capital and certain long-term liabilities of $8.9 million. Additionally, Energy Transfer's operating cash flow was negatively impacted by the difference between equity earnings and dividends from equity investments of $0.4 million.

     Investing Activities. Energy Transfer's net cash used in investing activities was $341.2 million for the 11 months ended August 31, 2003. Approximately $337.1 million (net of acquired cash through acquisitions) was invested by Energy Transfer for the acquisition of the midstream assets and the 50% interest in Oasis Pipe Line previously owned by Aquila Gas Pipeline and the purchase of the remaining 50% interest in Oasis Pipe Line previously owned by Dow Hydrocarbons Resources, Inc. During this period, Energy Transfer sold its 20% interest in the Nustar Joint Venture, which Energy Transfer determined was not a strategic asset. No gain or loss was recognized as a result of the sale. Energy Transfer's net proceeds from the sale of its interest in Nustar was $9.6 million. Capital expenditures were $13.9 million during the 11 months ended August 31, 2003.

     Financing Activities. Energy Transfer's net cash used in financing activities was $323.4 million for the 11 months ended August 31, 2003. Energy Transfer borrowed $239.5 million, net of financing fees, for the purpose of financing the acquisition activity discussed above. Energy Transfer retired $20.0 million of this debt during this same period and made a $4.8 million distribution to its partners in April 2003. The partners contributed $108.7 million to initially capitalize the partnership.

ENERGY TRANSFER CONTRACTUAL OBLIGATIONS

     The following table summarizes Energy Transfer's long-term debt and other contractual obligations as of August 31, 2003:

                                                            PAYMENTS DUE BY PERIOD
                                           --------------------------------------------------------
                                                      LESS THAN                           MORE THAN
                                            TOTAL      1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS
                                           --------   ---------   ---------   ---------   ---------
                                                                (IN THOUSANDS)
Long term debt...........................  $226,000    $30,000    $196,000       $--        $ --
Operating lease obligations..............     2,244        920       1,323         1          --
                                           --------    -------    --------       ---        ----
  Total..................................  $228,244    $30,920    $197,323       $ 1        $ --

     The above table does not include any commodity physical contract commitments for natural gas or NGLs. Energy Transfer has forward commodity contracts, which will be settled by physical delivery. Short-term contracts, which expire in less than one year, require delivery of up to 54,000 MMBtu/d. Long-term contracts require delivery of up to 156,000 MMBtu/d. The long-term contracts run through July 2013.

  ENERGY TRANSFER CRITICAL ACCOUNTING POLICIES

     The following discussion summarizes Energy Transfer's critical accounting policies.

     Revenue Recognition. Energy Transfer recognizes revenue for sales of natural gas and NGLs upon delivery. Service revenues, including transportation, compression, treating and gas processing, are recognized at the time service is performed. Transportation capacity payments are recognized when earned in the period the capacity was made available.

     Commodity Risk Management. In 1999, Aquila Gas Pipeline transferred all of its trading operations to Aquila Energy Marketing, a wholly owned subsidiary of Aquila, Inc. Aquila Energy Marketing entered into forward physical contracts with third parties for the benefit of Aquila Gas Pipeline and where deemed necessary entered into intercompany financial derivative positions, such as swaps, futures and options, with Aquila Gas Pipeline and other affiliates to assist them in managing their exposures. As a result, Aquila Gas Pipeline had forward physical contracts with third parties and financial derivative positions with Aquila Energy Marketing and its affiliates. Aquila Gas Pipeline received the margins associated with these transactions, and Aquila Energy Marketing charged Aquila Gas Pipeline for its share of Aquila Energy Marketing's cost to manage Aquila Gas Pipeline's positions.

     Aquila Gas Pipeline accounted for its derivative positions, both speculative forward positions and financial derivatives, under Emerging Issues Task Force Issue 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" ("EITF 98-10"). Under EITF 98-10, Aquila Gas Pipeline valued the derivative positions at market value with all changes being recognized in earnings. Realized gains and losses were included in revenues, while unrealized gains and losses were classified as such in the consolidated statements of income. Aquila Gas Pipeline's derivative positions were classified on its balance sheet as current or long-term price risk management assets and liabilities based on their maturity. Although Energy Transfer is also involved in energy marketing activities and use derivatives to manage its exposures, Energy Transfer did not purchase the derivative positions of Aquila Gas Pipeline when it purchased the assets of Aquila Gas Pipeline.

     Effective in the fourth quarter of 2002, the Emerging Issues Task Force issued Issue 02-03, which rescinded EITF 98-10. As a result all energy trading derivative transactions are now governed by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Activities and Certain Hedging Activities ("SFAS 138"), requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gain and loss to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     Energy Transfer utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas and NGL prices. These contracts consist primarily of futures and swaps. As its financial derivative positions are typically short-term positions, Energy Transfer has generally elected not to designate them as hedges under SFAS No. 133, although Energy Transfer believes some of them would qualify as hedges if they were designated as such. As a result, the net gain or loss arising from marking to market these positions is recognized currently in earnings.

     In the course of normal operations, Energy Transfer also routinely enters into forward physical contracts for the purchase and sale of natural gas and NGLs along various points of its systems. These positions require physical delivery and are treated as normal purchases and sales contracts under SFAS No.
133. Accordingly, unlike Aquila Gas Pipeline under EITF 98-10, under EITF 02-03 and SFAS No. 133, Energy Transfer does not mark these contracts to market on its financial statements. They are accounted for at the time of delivery.

     The market prices used to value forward physical contracts and financial derivatives at Aquila Gas Pipeline and financial derivatives at Energy Transfer reflect management's estimates considering various factors, including closing exchange and over-the-counter quotations and the time value of the underlying commitments. The values have been adjusted to reflect the potential impact of liquidating a position in an orderly manner over a reasonable period of time under existing market conditions.

     Property, Plant and Equipment. Pipeline, property, plant, and equipment are stated at cost. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of Energy Transfer's assets and to extend their useful lives. Maintenance capital expenditures also include capital expenditures made to connect additional wells to Energy Transfer's systems in order to maintain or increase throughput on its existing assets. Expansion capital expenditures are capital expenditures made to expand the existing operating capacity of its assets, whether through construction or acquisition. Energy Transfer treats repair and maintenance expenditures that do not extend the useful life of existing assets as operating expenses as Energy Transfer incurs them. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations.

     Depreciation of the pipeline systems, gas plants and processing equipment is provided using the straight-line method based on an estimated useful life of primarily twenty years. The Oasis Pipeline is depreciated based on an estimated useful life of sixty-five years.

     Energy Transfer reviews its assets for impairment whenever facts and circumstances indicate impairment may be present. When impairment indicators are present, Energy Transfer evaluates whether the assets in question are able to generate sufficient cash flows to recover their carrying value on an undiscounted basis. If not, Energy Transfer impairs the assets to the fair value, which may be determined based on discounted cash flows.

ENERGY TRANSFER QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Energy Transfer's primary market risk is commodity price risk. Commodity price risk is present in Energy Transfer's inventory and exchange positions, Energy Transfer's forward physical contracts and commodity derivative positions.

     Energy Transfer's inventory and exchange position is generally not material and the imbalances turn over monthly. Inventory imbalances generally arise when actual volumes delivered differ from nominated amounts or due to other timing differences. Energy Transfer attempts to balance its purchases and sales each month to prevent inventory imbalances from occurring and if necessary attempts to clear any imbalance that arises in the following month. As a result, the volumes involved are generally not significant and turn over quickly. Because Energy Transfer believes that the cost approximates the market value at the end of each month, Energy Transfer has adopted a policy of valuing inventory and imbalances at market value at the end of each month.

     Energy Transfer enters into forward physical commitments as a convenience to its customers or to take advantage of market opportunities. Energy Transfer generally attempts to mitigate any market exposure to its forward commitments by either entering into offsetting forward commitments or financial derivative positions.

     Energy Transfer enters into commodity derivative contracts to manage its exposure to commodity prices for both natural gas and NGLs.

     The following summarizes Energy Transfer's open commodity derivative positions:

                                    NOTIONAL
BASIS                                VOLUME                ENERGY TRANSFER   ENERGY TRANSFER
SWAPS                  COMMODITY     MMBTU      MATURITY        PAYS            RECEIVES       FAIR VALUE
-----                  ---------   ----------   --------   ---------------   ---------------   ----------
HSC                       Gas       6,865,000     2003          Nymex             IFERC        $ (250,650)
                          Gas      14,870,000     2003          IFERC             Nymex         1,000,713
HSC                       Gas         900,000     2004          Nymex             IFERC             2,250
                          Gas         450,000     2004          IFERC             Nymex            (1,125)
Waha                      Gas       2,400,000     2003          Nymex             IFERC            64,200
                          Gas       7,230,000     2003          IFERC             Nymex          (325,525)
Waha                      Gas              --     2004          Nymex             IFERC                --
                          Gas       1,780,000     2004          IFERC             Nymex           (62,300)
                                                                                               ----------
                                                                                               $  427,563
                                                                                               ==========

                                           NOTIONAL               AVERAGE
                                   LONG/    VOLUME                STRIKE
FUTURES                COMMODITY   SHORT     MMBTU     MATURITY    PRICE    FAIR VALUE
-------                ---------   -----   ---------   --------   -------   ----------
                          Gas       Long   3,085,000     2003     $4.979     $(52,970)
                          Gas      Short   5,910,000     2003     $5.039      533,865
                          Gas      Short      60,000     2004     $5.285        7,480
                          Gas       Long      30,000     2004     $5.257       (2,890)
                                                                            ----------
                                                                             $ 485,485
                                                                            ==========

     Energy Transfer is exposed to market risk for changes in interest rates related to its term note. An interest rate swap agreement is used to manage a portion of the exposure to changing interest rates by converting floating rate debt to fixed-rate debt. The interest rate swap has a notional value of $75 million and is tied to the maturity of the term note. Under the terms of the interest rate swap agreement, Energy Transfer pays a fixed rate of 2.76% and receives three-month LIBOR. Management has elected not to designate the swap as a hedge for accounting purposes. The fair value of the interest rate swap at August 31, 2003 is a liability of $807,000 and has been recognized as a component of interest expense.

     Unrealized gains recognized in earnings related to Energy Transfer's commodity derivative activities were $912,000 for the 11 months ended August 31, 2003. The realized losses on commodity derivatives, which were included in revenue, for the 11 months ended August 31, 2003, were $2,001,000. Realized losses on the interest rate swap included in interest expense were $312,000.

     Management believes that many of its derivatives positions would qualify as hedges if management had designated them as such for accounting purposes. Had Energy Transfer designated its derivatives as hedges for accounting purposes, a substantial portion of the fair value of its derivatives at August 31, 2003 would not have been recognized through earnings.

     Credit Risk. Energy Transfer is diligent in attempting to ensure that it issues credit only to credit-worthy counterparties. However, its purchase and resale of gas exposes Energy Transfer to significant credit risk because the margin on any sale is generally a very small percentage of the total sales price. Therefore, a credit loss can be very large relative to Energy Transfer's overall profitability. Historically, Energy Transfer's credit losses have not been significant.

IMPACT OF ENERGY TRANSFER TRANSACTION ON MANAGEMENT
  MANAGEMENT OF HERITAGE PROPANE PARTNERS PRIOR TO ENERGY TRANSFER TRANSACTION

     The following table sets forth certain information with respect to the executive officers and members of the Board of Directors as of October 31, 2003. Executive officers and directors are elected for one-year terms.

NAME                                        AGE          POSITION WITH GENERAL PARTNER
----                                        ---          -----------------------------
H. Michael Krimbill(1)....................  50    President and Chief Executive Officer, and
                                                  Director
James E. Bertelsmeyer.....................  61    Chairman of the Board and Director
R.C. Mills................................  66    Executive Vice President and Chief
                                                  Operating Officer
Michael L. Greenwood(2)...................  48    Vice President and Chief Financial Officer
Bradley K. Atkinson.......................  48    Vice President of Corporate Development
Mark A. Darr(3)...........................  43    Vice President -- Southern Operations
Thomas H. Rose(3).........................  59    Vice President -- Northern Operations
Curtis L. Weishahn(3).....................  50    Vice President -- Western Operations
Bill W. Byrne.............................  73    Director of the General Partner
J. Charles Sawyer.........................  67    Director of the General Partner
Stephen L. Cropper(4).....................  53    Director of the General Partner
J. Patrick Reddy(1).......................  50    Director of the General Partner
Royston K. Eustace(1).....................  62    Director of the General Partner
William N. Cantrell(1)....................  51    Director of the General Partner
David J. Dzuricky(1)......................  52    Director of the General Partner
JD Woodward III(5)........................  53    Director of the General Partner
Richard T. O'Brien(5).....................  49    Director of the General Partner
Kevin M. O'Hara(6)........................  45    Director of the General Partner
Andrew W. Evans(7)........................  37    Director of the General Partner

---------------

(1) Elected to the Board of Directors August 2000.

(2) Elected Vice President and Chief Financial Officer July 2002.

(3) Elected an Executive Officer July 2000.

(4) Elected to the Board of Directors April 2000.

(5) Elected to the Board of Directors October 2001.

(6) Elected to the Board of Directors April 2002.

(7) Elected to the Board of Directors October 2002.

     Set forth below is biographical information regarding the foregoing officers and directors of our general partner:

     H. Michael Krimbill. Mr. Krimbill joined Heritage as Vice President and Chief Financial Officer in 1990 and was previously Treasurer of a publicly traded, fully integrated oil company. Mr. Krimbill was promoted to President of Heritage in April 1999 and to Chief Executive Officer in March 2000.

     James E. Bertelsmeyer. Mr. Bertelsmeyer has over 28 years of experience in the propane industry, including six years as President of Buckeye Gas Products Company, at the time the nation's largest retail propane marketer. Mr. Bertelsmeyer founded Heritage and served as Chief Executive Officer of Heritage since its formation until the election of H. Michael Krimbill in March 2000. Mr. Bertelsmeyer began his career with Conoco Inc. where he spent ten years in positions of increasing responsibility in the pipeline and gas products departments. Mr. Bertelsmeyer has been a director of the NPGA for the past 28 years, and is a former president of the NPGA.

     R.C. Mills. Mr. Mills has over 40 years of experience in the propane industry. Mr. Mills joined Heritage in 1991 as Executive Vice President and Chief Operating Officer. Before coming to Heritage, Mr. Mills spent 25 years with Texgas Corporation and its successor, Suburban Propane, Inc. At the time he left Suburban in 1991, Mr. Mills was Vice President of Supply and Wholesale.

     Michael L. Greenwood. Mr. Greenwood became Heritage's Vice President and Chief Financial Officer, on July 1, 2002. Prior to joining Heritage, Mr. Greenwood was Senior Vice President, Chief Financial Officer and Treasurer for Alliance Resource Partners, L.P., a publicly traded master limited partnership involved in the production and marketing of coal. Mr. Greenwood brings to Heritage over 20 years of diverse financial and management experience in the energy industry during his career with several major public energy companies including MAPCO Inc., Penn Central Corporation, and The Williams Companies.

     Bradley K. Atkinson. Mr. Atkinson joined Heritage on April 16, 1998 as Vice President of Administration. Prior to joining Heritage, Mr. Atkinson spent twelve years with MAPCO/Thermogas, eight of which were spent in the acquisitions and business development of Thermogas. Mr. Atkinson was promoted to Vice President of Corporate Development in August 2000.

     Mark A. Darr. Mr. Darr has 18 years in the propane industry. Mr. Darr joined Heritage in 1991 and has held various positions including District Manager and Vice President and Regional Manager before his election to Vice President -- Southern Operations, in July 2000. Prior to joining Heritage, Mr. Darr held various positions with Texgas Corporation, and its successor, Suburban Propane. He is a past President of the Florida Propane Gas Association, the Florida Director of the NPGA, and a member of the LP Gas Bureau State Advisory Council.

     Thomas H. Rose. Mr. Rose has 27 years of experience in the propane industry. Mr. Rose joined Heritage in November 1994 as Vice President and Regional Manager. Prior to joining Heritage, Mr. Rose held Regional Manager positions with Texgas Corporation, its successor, Suburban Propane, and later Vision Energy of Florida. Mr. Rose was appointed Vice President -- Northern Operations in July 2000.

     Curtis L. Weishahn. Mr. Weishahn has 25 years experience in the propane industry. Mr. Weishahn joined Heritage in 1995 as Vice President and Regional Manager and was elected Vice President -- Western Operations in July 2000. Prior to joining Heritage, Mr. Weishahn owned his own propane business, which was acquired by Heritage. Prior to that time, Mr. Weishahn spent twelve years with Amerigas/CalGas where, at the time of departing, he was Director of Marketing/Strategic Development for the Western United States.

     Bill W. Byrne. Mr. Byrne is the principal of Byrne & Associates, LLC, a gas liquids consulting group based in Tulsa, Oklahoma, and has held that position since 1992. Prior to that time, he served as Vice President of Warren Petroleum Company, the gas liquids division of Chevron Corporation, from 1982-1992. Mr. Byrne has served as a director of Heritage since 1992, is a member of both the Independent Committee and the Compensation Committee, and is Chairman of the Audit Committee. Mr. Byrne is a former president and director of the NPGA.

     J. Charles Sawyer. Mr. Sawyer is the President and Chief Executive Officer of Sawyer Cellars. Mr. Sawyer is also the President and Chief Executive Officer of Computer Energy, Inc., a provider of computer software to the propane industry since 1981. Mr. Sawyer was Chief Executive Officer of Sawyer Gas Co., a regional propane distributor, until it was purchased by Heritage in 1991. Mr. Sawyer has served as a director of Heritage since 1991 and is a member of both the Independent Committee and the Audit Committee. Mr. Sawyer is a former president and director of the NPGA.

     Stephen L. Cropper. Mr. Cropper spent 25 years with The Williams Companies before retiring in 1998, as President and Chief Executive Officer of Williams Energy Services. Mr. Cropper is a director of Rental Car Finance Corporation, a subsidiary of Dollar Thrifty Automotive Group. He is a director and serves as the audit committee financial expert of Berry Petroleum Company. Mr. Cropper also serves as a director, chairman of the audit committee and member of the compensation committee of Sun Logistics Partners L.P. Mr. Cropper is a director and serves as the chairman of the compensation committee of

QuikTrip Corporation. Mr. Cropper has served as a director of Heritage since April 2000 and is a member of both the Independent Committee and the Audit Committee.

     J. Patrick Reddy. Mr. Reddy is the Senior Vice President and Chief Financial Officer of Atmos Energy and has held that position since October 2000. Prior to being named to that position, Mr. Reddy served as Atmos Energy's Senior Vice President, Chief Financial Officer and Treasurer from March 2000 to September 2000, and its Vice President of Corporate Development and Treasurer during the period from December 1998 to April 2000. Prior to joining Atmos Energy in August 1998 as Vice President, Corporate Development, Mr. Reddy held a number of management positions with Pacific Enterprises, Inc. during the period from 1980 to 1998, including Vice President, Planning & Advisory Services from 1995 to August 1998. Mr. Reddy has served as a director of Heritage since August 2000 and is a member of the Compensation Committee.

     Royston K. Eustace. Mr. Eustace is the Senior Vice President of Business Development for TECO, and has held that position since 1998. Mr. Eustace has also served as the President of TECO Coalbed Methane since 1991 and as the President of TECO Oil & Gas since 1995. Mr. Eustace joined TECO in 1987 as its Vice President of Strategic Planning and Business Development. Mr. Eustace has served as a director of Heritage since August 2000 and is Chairman of the Compensation Committee.

     William N. Cantrell. Mr. Cantrell currently serves as President of Tampa Electric Company, the largest TECO subsidiary, engaged in the regulated electric and gas industry. Mr. Cantrell has been employed with TECO since 1975. At the time of the formation of U.S. Propane, Mr. Cantrell was the President of Peoples Gas Company, a regional propane distributor serving the Florida market. Mr. Cantrell has served as a director of Heritage since August 2000.

     David J. Dzuricky. Mr. Dzuricky is the Senior Vice President and Chief Financial Officer of Piedmont Natural Gas and has served in that capacity since May 1995. Prior to being named to that position, Mr. Dzuricky held a variety of executive officer positions with Consolidated Natural Gas Company during the period from 1982 to 1995. Mr. Dzuricky has served as a director of Heritage since August 2000.

     JD Woodward III. Mr. Woodward has served as Senior Vice President of Non-Utility Operations of Atmos Energy since April 2001, and is responsible for Atmos Energy's non-regulated business activities. Prior to being named to that position, Mr. Woodward held the position of President of Woodward Marketing, L.L.C., in Houston, Texas from January 1995 to March 2001. Mr. Woodward was named a director of Heritage in October 2001.

     Richard T. O'Brien. Mr. O'Brien is Executive Vice President and Chief Financial Officer of AGL Resources and has held that position since May 2001. Prior to being named to that position, he was Vice President of Mirant (formerly Southern Energy) and President of Mirant Capital Management, LLC from March 2000 to April 2001 in Atlanta, Georgia. Prior to that time, Mr. O'Brien held various executive positions with Pacificorp in Portland, Oregon during the period from 1983 to 2000. Mr. O'Brien was named a director of Heritage October 2001.

     Kevin M. O'Hara. Mr. O'Hara is Vice President of Corporate Planning for Charlotte-based Piedmont Natural Gas. Mr. O'Hara joined Piedmont Natural Gas in 1987 and his current responsibilities include the development and implementation of corporate strategies related to system expansion and organization development. In addition, Mr. O'Hara has responsibility for non-regulated business activities of Piedmont Natural Gas. His prior work experience was with Andersen Consulting (now Accenture) where he started his career in their Chicago office. Mr. O'Hara was elected a director of Heritage in April 2002.

     Andrew W. Evans. Mr. Evans is the Vice President of Finance and Treasurer of AGL Resources. He has held that position since May 2002. Prior thereto Mr. Evans was with Mirant Corporation where he served as Vice President of Corporate Development for Mirant Americas business unit, and prior to that Vice President and Treasurer for Mirant Americas. During his tenure with Mirant, he oversaw market analysis and structured product development for the energy marketing business. He also served as Director of Finance for Mirant's trading business, Mirant Americas Energy Marketing. Prior to Mirant, Evans was employed by the Cambridge, MA office of National Economic Research Associates and the Federal Reserve Bank of Boston. Mr. Evans was named a director of Heritage in October 2002.

  MANAGEMENT FOLLOWING COMPLETION OF ENERGY TRANSFER TRANSACTION

     In connection with the Energy Transfer transaction, La Grange Energy will purchase all of the partnership interests of U.S. Propane, L.P., our general partner, and all of the member interests of U.S. Propane, L.L.C., the general partner of U.S. Propane, L.P. As a result of this purchase, it is contemplated that the new owners of our general partner will make various changes to our management structure. The following table sets forth certain information with respect to the executive officers and members of the Board of Directors who are expected to hold management positions immediately following the closing of the Energy Transfer transaction:

NAME                                        AGE          POSITION WITH GENERAL PARTNER
----                                        ---          -----------------------------
Ray C. Davis..............................  61    Co-Chief Executive Officer and Co-Chairman
                                                  of the Board
Kelcy L. Warren...........................  48    Co-Chief Executive Officer and Co-Chairman
                                                  of the Board
H. Michael Krimbill.......................  50    President and Director
R.C. Mills................................  66    Executive Vice President and Chief Operating
                                                  Officer
A. Dean Fuller............................  56    Senior Vice President -- Operations
Mackie McCrea.............................  44    Senior Vice President -- Commercial
                                                  Development
Bradley K. Atkinson.......................  48    Vice President -- Corporate Development
Lon C. Kile...............................  48    Vice President -- Finance
Michael L. Greenwood......................  48    Vice President -- Finance
Stephen L. Cropper........................  53    Director of the General Partner
Richard T. O'Brien........................  49    Director of the General Partner

     We expect that Mr. Darr, Mr. Rose and Mr. Weishahn, currently executive officers of our general partner, will hold positions with Heritage Propane Partners or Heritage Operating following the closing of the Energy Transfer transaction similar to their current positions. We also expect that current management personnel for Energy Transfer that are not named in the table above will continue to hold similar positions with Energy Transfer following the closing of the Energy Transfer transaction. In addition, we have been advised by La Grange Energy, the proposed purchaser of our general partner, that four additional directors will be appointed to the Board of Directors of our general partner following the closing of the Energy Transfer transaction. Finally, we have been advised by La Grange Energy that, following the closing of the Energy Transfer transaction, our general partner will select a chief financial officer after evaluating candidates for the position, who may be officers of our general partner following the closing of the Energy Transfer transaction as well as other potential candidates.

     Set forth below is biographical information regarding the additional persons who are expected to become officers of our general partner following the closing of the Energy Transfer transaction.

     Ray C. Davis will be Co-Chief Executive Officer and Co-Chairman of the Board of Directors of our general partner following the closing of the Energy Transfer transaction. He has served as Co-Chief Executive Officer of the general partner of La Grange Acquisition since it was formed in 2002. He is Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of La Grange Energy and has served in that capacity since it was formed in 2002. He is also Vice President of the general partner of ET Company I, Ltd., the entity that operated Energy Transfer's midstream assets before it acquired Aquila, Inc.'s midstream assets, and has served in that capacity since 1996. From 1996 to 2000, he served as Director of Crosstex Energy, Inc. From 1993 to 1996, he served as Chairman of the board of directors and Chief Executive Officer of Cornerstone Natural Gas, Inc. Mr. Davis has more than 31 years of business experience in the energy industry.

     Kelcy L. Warren will be the Co-Chief Executive Officer and Co-Chairman of the Board of our general partner following the closing of the Energy Transfer transaction. He has served as Co-Chief Executive Officer of the general partner of La Grange Acquisition since it was formed in 2002. He is Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of La Grange Energy and has served in that capacity since it was formed in 2002. He is also President of the general partner of ET Company I, Ltd., and has served in that capacity since 1996. From 1996 to 2000, he served as Director of Crosstex Energy, Inc. From 1993 to 1996, he served as President, Chief Operating Officer and a director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 20 years of business experience in the energy industry.

     A. Dean Fuller will be a Senior Vice President -- Operations of our general partner following the closing of the Energy Transfer transaction. He has served as a Senior Vice President and General Manager of the general partner of La Grange Acquisition since it was formed in 2002. From 2000 to 2002, he served as Senior Vice President and General Manager of the midstream business of Aquila, Inc. From 1996 to 2000, he managed the fuel and gas trading operations of Central and South West Corporation, a large electric utility holding company.

     Mackie McCrea will be Senior Vice President -- Commercial Development of our general partner following the closing of the Energy Transfer transaction. He has served as Senior Vice President -- Business Development and Producer Services of the general partner of La Grange Acquisition and ET Company I, Ltd. since 1997.

     Lon C. Kile will be a Vice President -- Finance of our general partner following the closing of the Energy Transfer transaction. He has served in the capacity of Chief Financial Officer for the general partner of La Grange Acquisition since it was formed in 2002. From 1999 to 2002, he served as President, Chief Operating Officer and a director of Prize Energy Corporation, a publicly-traded independent exploration and production company. From 1997 to 1999, he served as Executive Vice President of Pioneer Natural Resources Company, an independent oil and gas company.

     Mr. Davis and Mr. Warren own, directly and indirectly, equity interests in La Grange Energy, the entity that will purchase all of the limited partnership interests in our general partner, U.S. Propane, L.P., and all of the member interests in the general partner of our general partner, U.S. Propane, L.L.C. In addition, it is anticipated that several members of the existing management of our general partner will be offered the opportunity to acquire equity interests in La Grange Energy or a related entity, either before or after the closing of the Energy Transfer transaction.

DESCRIPTION OF UNITS AFTER ENERGY TRANSFER TRANSACTION

     The following is a description of our existing units as well as the units that will be outstanding following consummation of the Energy Transfer transaction.

  COMMON UNITS

     Our common units are registered under the Securities Exchange Act of 1934 and are listed for trading on the New York Stock Exchange. Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. However, if at any time any person or group (other than our general partner and its affiliates) owns beneficially 20% or more of all common units, any common units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The common units are entitled to distributions of available cash as described below under "Cash Distribution Policy."

  CLASS C UNITS

     In conjunction with the transaction with U.S. Propane and the change of control of our general partner in August 2000, we issued 1,000,000 newly created class C units to Heritage Holdings in conversion of that portion of its incentive distribution rights that entitled it to receive any distribution attributable to the net amount received by us in connection with the settlement, judgment, award or other final nonappealable resolution of specified litigation filed by us prior to the transaction with U.S. Propane, which we refer to as the "SCANA litigation." The class C units have a zero initial capital account balance and were distributed by Heritage Holdings to its former stockholders in connection with the transaction with U.S. Propane. Thus, U.S. Propane will not receive any distributions made with respect to the SCANA litigation.

     All decisions of our general partner relating to the SCANA litigation are determined by a special litigation committee consisting of one or more independent directors of our general partner. As soon as practicable after the time that we receive any final cash payment as a result of the resolution of the SCANA litigation, the special litigation committee will determine the aggregate net amount of these proceeds distributable by us by deducting from the amounts received all costs and expenses incurred by us and our affiliates in connection with the SCANA litigation and any cash reserves necessary or appropriate to provide for operating expenditures. Until the special litigation committee decides to make this distribution, none of the distributable proceeds will be deemed to be "available cash" under our partnership agreement. Please read "Cash Distribution Policy" below for a discussion of available cash. When the special litigation committee decides to distribute the distributable proceeds, the amount of the distribution will be deemed to be available cash and will be distributed as described below under "Cash Distribution Policy." The amount of distributable proceeds that would be distributed to holders of incentive distribution rights will instead be distributed to the holders of the class C units, pro rata. We cannot predict whether we will receive any cash payments as a result of the SCANA litigation and, if so, when these distributions might be received.

     The class C units do not have any rights to share in any of our assets or distributions upon dissolution and liquidation of our partnership, except to the extent that any such distributions consist of proceeds from the SCANA litigation to which the class C unitholders would have otherwise been entitled. The class C units do not have the privilege of conversion into any other unit and do not have any voting rights except to the extent provided by law, in which case the class C units will be entitled to one vote.

     The amount of cash distributions to which the incentive distribution rights are entitled was not increased by the creation of the class C units; rather, the class C units are a mechanism for dividing the incentive distribution rights that Heritage Holdings and its former stockholders would have been entitled to.

  CLASS D UNITS

     The class D units generally have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class on each matter with respect to which the common units are entitled to vote. Each class D unit will initially be entitled to receive 100% of the quarterly amount distributed on each common unit, but only after the payment of distributions on the common units. We are required, as promptly as practicable following the issuance of the class D units, to submit to a vote of our unitholders a change in the terms of the class D units to provide that each class D unit is convertible into one common unit immediately upon such approval. If our unitholders do not approve this change in the terms of the class D units within six months following the closing of the acquisition of Energy Transfer, then each class D unit will be entitled to receive 115% of the quarterly amount distributed on each common unit on a pari passu basis with distributions on the common units.

     Upon our dissolution and liquidation, each class D unit will initially be entitled to receive 100% of the amount distributed on each common unit, but only after each common unit has received an amount equal to its capital account, plus the minimum quarterly distribution for the quarter, plus any arrearages in the minimum quarterly distribution. If, however, our unitholders do not approve the change in the class D units to make them convertible, then each class D unit will be entitled upon liquidation to receive 115% of the amount distributed to each common unit on a pari passu basis with liquidating distributions on the common units.

  CLASS E UNITS

     In conjunction with our purchase of the capital stock of Heritage Holdings, the 4,426,916 common units held by Heritage Holdings will be converted into 4,426,196 class E units. The class E units generally do not have any voting rights but are entitled to vote on the proposal to make special units convertible into common units. These class E units will be entitled to aggregate cash distributions equal to 11.1% of the total amount of cash distributed to all unitholders, including the class E unitholders, up to $2.82 per unit per year. The class E units will be pledged to secure the $50 million promissory note payable to the Previous Owners. Upon a default under this note, the class E units will be convertible into common units with a market value of $100 million at the time of such default. The class E units will not be entitled to any distributions upon our dissolution and liquidation.

  SPECIAL UNITS

     The special units are being issued by us as consideration for the Bossier Pipeline. The special units generally do not have any voting rights but are entitled to vote on the proposal to make special units convertible to common units, and will not be entitled to share in partnership distributions. We are required, as promptly as practicable following the issuance of the special units, to submit to a vote of our unitholders the approval of the conversion of the special units into common units in accordance with the terms of the special units. Following unitholder approval and upon the Bossier Pipeline becoming commercially operational, which we expect to occur in mid-2004, each special unit will be immediately convertible into one common unit upon the request of the holder. If the Bossier Pipeline does not become operational by December 1, 2004 and, as a result, XTO Energy exercises rights to acquire the Bossier Pipeline under its transportation contract, the special units will no longer be considered outstanding and will not be entitled to any rights afforded any other of our units. If our unitholders do not approve the conversion of the special units in accordance with their terms prior to the time the Bossier Pipeline becomes commercially operational, then each special unit will be entitled to receive 115% of the quarterly amount distributed on each common unit on a pari passu basis with distributions on common units, unless subsequently converted into common units. Upon our dissolution and liquidation, the special units will be entitled to receive an assignment of the three contracts described in "Energy Transfer" relating to the Bossier Pipeline. If, however, our unitholders do not approve the conversion of the special units into common units, then each special unit will be entitled to receive 100% of the amount distributed on each common unit on a pari passu basis with liquidating distributions on the common units.

CASH DISTRIBUTION POLICY AFTER ENERGY TRANSFER TRANSACTION

     Our partnership agreement requires us to distribute all of our "available cash" to our unitholders and our general partner within 45 days following the end of each fiscal quarter. The term "available cash" generally means, with respect to any fiscal quarter of our partnership, all of our cash on hand at the end of each quarter, plus working capital borrowings after the end of the quarter, less reserves established by our general partner in its sole discretion to provide for the proper conduct of our business, to comply with applicable law or agreements, or to provide funds for future distributions to partners.

     Immediately following the closing of the Energy Transfer transaction, we will distribute at the end of each fiscal quarter available cash, excluding any available cash to be distributed to our class C unitholders, as follows:

          -- First, 98% to the common, class D and class E unitholders in accordance with their percentage interests, and 2% to our general partner, until each common unit has received $0.50 for that quarter;

          -- Second, 98% to all common, class D and class E unitholders in accordance with their percentage interests, and 2% to our general partner, until each common unit has received $0.55 for that quarter;

          -- Third, 85% to all common, class D and class E unitholders in accordance with their percentage interests, and 15% to our general partner, until each common unit has received $0.635 for that quarter;

          -- Fourth, 75% to all common, class D and class E unitholders in accordance with their percentage interests, and 25% to our general partner, until each common unit has received $0.825 for that quarter;

          -- Thereafter, 50% to all common, class D and class E unitholders in accordance with their percentage interests, and 50% to our general partner.

     Notwithstanding the foregoing, the distributions on each class E unit may not exceed $2.82 per year. Please read "Description of Units" for a discussion of the class C units and the percentage interests in distributions of the different classes of units.

     If the unitholders do not approve changing the terms of the class D units and special units within six months of the closing of the Energy Transfer transaction to provide that these units are convertible into common units and the Bossier Pipeline is commercially operational, then we will distribute available cash, excluding any available cash to be distributed to our class C unitholders, as follows:

          -- First, 98% to the common, class D, class E and special unitholders in accordance with their percentage interests, and 2% to our general partner, with each class D and special unit receiving 115% of the amount distributed on each common unit, until each common unit has received $0.50 for that quarter;

          -- Second, 98% to all common, class D, class E and special unitholders in accordance with their percentage interests, and 2% to our general partner, with each class D and special unit receiving 115% of the amount distributed on each common unit, until each common unit has received $0.55 for that quarter;

          -- Third, 85% to all common, class D, class E and special unitholders in accordance with their percentage interests, and 15% to our general partner, with each class D and special unit receiving 115% of the amount distributed on each common unit, until each common unit has received $0.635 for that quarter;

          -- Fourth, 75% to all common, class D, class E and special unitholders in accordance with their percentage interests, and 25% to our general partner, with each class D and special unit receiving 115% of the amount distributed on each common unit, until each common unit has received $0.825 for that quarter;

          -- Thereafter, 50% to all common, class D, class E and special unitholders in accordance with their percentage interests, with each class D and special unit receiving 115% of the amount distributed on each common unit, and 50% to our general partner.

     Notwithstanding the foregoing, the distributions to the class E unitholders may not exceed $2.82 per year. Please read "Description of Units" for a discussion of the class C units and the percentage interests in distributions of the different classes of units.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) Financial Statements of Business Proposed to be Acquired.

         Energy Transfer commenced operations on October 1, 2002 with the acquisition of the Southeast Texas System, the Elk City System and a 50% equity interest in Oasis Pipe Line Company from Aquila Gas Pipeline. On December 27, 2002, Energy Transfer acquired the remaining interest in Oasis Pipe Line. As a result, Energy Transfer's historical financial information for the period from October 1, 2002 to August 31, 2003, which is Energy Transfer's fiscal year end, has been derived from the historical financial statements of Energy Transfer.

         Energy Transfer's historical financial information for periods prior to October 1, 2002 has been derived from the historical financial statements of Aquila Gas Pipeline and Oasis Pipe Line Company.


     Index to Financial Statements:

        Energy Transfer Company

           Report of Independent Auditor..............................   44

           Combined Balance sheet as of August 31, 2003...............   45

           Combined Income Statement for the period from October 1,
              2002 Through August 31, 2003............................   46

           Combined Statement of Partners' Capital for the period
              from October 1, 2002 Through August 31, 2003............   47

           Combined Statement of Cash Flows for the Period from
              October 1, 2002 Through August 31, 2003.................   48

           Notes to Combined Financial Statements.....................   49

         Aquila Gas Pipeline Corporation:

           Report of Independent Auditors.............................   63

           Consolidated Balance Sheets as of September 30, 2002 and
              December 31, 2001.......................................   64

           Consolidated Statements of Income for the Nine Months
              Ended September 30, 2002 and the years ended
              December 31, 2001 and 2000..............................   65

           Consolidated Statements of Stockholder's Equity for the
              Nine Months Ended September 30, 2002 and the Years
              ended December 31, 2001 and 2000........................   66

           Consolidated Statements of Cash Flows for the Nine Months
              ended September 30, 2002 and the Years Ended
              December 31, 2001 and 2000..............................   67

           Notes to Consolidated Financial Statements.................   68

         Oasis Pipe Line Company:

           Report of Independent Auditors.............................   82

           Independent Auditors' Report...............................   83

           Consolidated Balance Sheets as of December 27, 2002
              and December 31, 2001 ..................................   84

           Consolidated Statements of Income for the Period from
              January 1, 2002 Through December 27, 2002 and the
              Years Ended December 31, 2001 and 2000 .................   85

           Consolidated Statements of Changes in Shareholders' Equity
              for the Period From January 1, 2002 Through December
              27, 2002 and the Years ended December 31, 2001
              and 2000 ...............................................   86

           Consolidated Statements of Cash Flows for the Period From
              January 1, 2002 Through December 27, 2002 and the
              Years Ended December 31, 2001 and 2000..................   87

           Notes to Consolidated Financial Statement..................   88

                            ENERGY TRANSFER COMPANY

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Energy Transfer Company

We have audited the accompanying combined balance sheet of Energy Transfer Company as of August 31, 2003, and the related combined statements of income, partners' capital, and cash flows for the eleven month period ended August 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Energy Transfer Company as of August 31, 2003, and the combined results of their operations and their cash flows for the eleven month period ended August 31, 2003 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
December 5, 2003

                            ENERGY TRANSFER COMPANY

                            COMBINED BALANCE SHEETS

                                                                AUGUST 31,
                                                                   2003
                                                               -------------
                                                               IN THOUSANDS
                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $ 53,122
  Accounts receivable.......................................      105,987
  Deposits paid to vendors..................................       19,053
  Materials and supplies....................................        2,071
  Inventories and exchanges, net............................        1,839
  Price risk management asset...............................          928
  Other current assets......................................          770
                                                                 --------
Total current assets........................................      183,770
Equity method investments...................................        6,844
Property, plant and equipment...............................      406,697
  Less -- Accumulated depreciation..........................      (13,672)
                                                                 --------
Property, Plant and equipment, net..........................      393,025
Goodwill....................................................       13,409
Intangibles (net of $2,556 in amortization).................        3,645
                                                                 --------
Total assets................................................     $600,693
                                                                 ========

                     LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable..........................................     $114,198
  Accounts payable to related parties.......................          820
  Current maturities of long-term debt......................       30,000
  Deposits from customers...................................       11,600
  Accrued expenses..........................................        7,041
  Price risk management liabilities.........................          823
  Income taxes payable......................................        2,567
  Accrued interest..........................................        1,014
                                                                 --------
     Total current liabilities..............................      168,063
Long term debt..............................................      196,000
Deferred income taxes.......................................       55,385
Other non-current liabilities...............................          157
Commitments and contingencies...............................           --
Partners' capital...........................................      181,088
                                                                 --------
Total liabilities and partners' capital.....................     $600,693
                                                                 ========

                            See accompanying notes.

                            ENERGY TRANSFER COMPANY

                           COMBINED INCOME STATEMENTS

                                                               ELEVEN MONTHS ENDED
                                                                 AUGUST 31, 2003
                                                               -------------------
                                                                  IN THOUSANDS
OPERATING REVENUES
  Third Party...............................................       $1,008,014
  Affiliated................................................              709
                                                                   ----------
                                                                   $1,008,723
COSTS AND EXPENSES:
  Cost of sales.............................................          899,539
  Operating.................................................           19,081
  General and administrative................................           15,965
  Depreciation and amortization.............................           13,461
  Unrealized (gain) on derivatives..........................             (912)
                                                                   ----------
     Total costs and expenses...............................          947,134
                                                                   ----------
INCOME FROM OPERATIONS......................................           61,589
OTHER INCOME................................................              102
EQUITY IN NET INCOME OF AFFILIATE...........................            1,423
INTEREST AND DEBT EXPENSES, net.............................          (12,057)
                                                                   ----------
INCOME BEFORE INCOME TAXES..................................           51,057
INCOME TAX EXPENSE..........................................           (4,432)
                                                                   ----------
NET INCOME..................................................       $   46,625
                                                                   ==========

                            See accompanying notes.

                            ENERGY TRANSFER COMPANY

                    COMBINED STATEMENT OF PARTNERS' CAPITAL
                  FOR THE ELEVEN MONTHS ENDED AUGUST 31, 2003

                                                                                 OPERATING
                                                   LA GRANGE ACQUISITION, LP   PARTNERSHIPS'
                                                   -------------------------   -------------
                                                    LIMITED        GENERAL        GENERAL        TOTAL
                                                   PARTNER'S      PARTNER'S      PARTNER'S     PARTNERS'
                                                    CAPITAL        CAPITAL        CAPITAL       CAPITAL
                                                   ----------     ----------   -------------   ---------
                                                                 IN THOUSANDS
Capital contribution.............................   $108,163         $108           $--        $108,271
ET Company 1 capital contribution................     31,017           --            --        $ 31,017
Distribution to partners'........................     (4,815)          (5)           (5)         (4,825)
Net income.......................................     46,531           47            47          46,625
                                                    --------         ----           ---        --------
Balance August 31, 2003..........................   $180,896         $150           $42        $181,088
                                                    ========         ====           ===        ========

                            See accompanying notes.

                            ENERGY TRANSFER COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                  IN THOUSANDS

                                                               ELEVEN MONTHS ENDED
                                                                 AUGUST 31, 2003
                                                               -------------------
OPERATING ACTIVITIES
Net income..................................................        $  46,625
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization, including interest.........           15,772
  Deferred income taxes.....................................           (1,116)
  Dividend from Oasis.......................................            1,000
  Equity method income......................................           (1,423)
  Other, net................................................              (40)
  Changes in operating assets and liabilities
     Accounts receivable....................................          (83,964)
     Deposits to customers..................................          (16,962)
     Materials and supplies.................................              526
     Inventories and exchanges..............................             (627)
     Price risk management liabilities, net.................             (105)
     Other current assets...................................           (1,809)
     Accounts payable.......................................           93,761
     Accounts payable related party.........................              820
     Accrued expenses.......................................            3,202
     Deposits from customers................................           11,600
     Other long-term liabilities............................              157
     Income taxes payable...................................            2,567
     Accrued interest.......................................              932
                                                                    ---------
Net cash provided by operating activities...................           70,916
INVESTING ACTIVITIES
Business acquisition........................................         (337,148)
Additions to property, plant and equipment..................          (13,872)
Proceeds from sale of assets................................            9,843
                                                                    ---------
Net cash used in investing activities.......................         (341,177)
FINANCING ACTIVITIES
Capital contribution........................................          108,723
Distributions to partners...................................           (4,825)
Borrowings under credit facility............................          246,000
Principal payments under credit facility....................          (20,000)
Deferred financing fees.....................................           (6,515)
                                                                    ---------
Net cash provided in financing activities...................          323,383
                                                                    ---------
Net increase in cash and cash equivalents...................           53,122
Cash and cash equivalents, beginning of period..............               --
                                                                    ---------
Cash and cash equivalents, end of period....................        $  53,122
                                                                    =========

                            See accompanying notes.

                            ENERGY TRANSFER COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                      ELEVEN MONTHS ENDED AUGUST 31, 2003

1.  SUMMARY OF BUSINESS, BASIS OF PRESENTATION, AND SIGNIFICANT ACCOUNTING
    POLICIES

  ORGANIZATION AND BUSINESS

     La Grange Acquisition, L.P. (La Grange Acquisition) is a Texas limited partnership formed on October 1, 2002 and is 99.9% owned by its limited partner, La Grange Energy, L.P. (La Grange Energy), and 0.1% owned by its general partner, LA GP, LLC. La Grange Acquisition is the 99.9% limited partner of ETC Gas Company, Ltd., ETC Texas Pipeline, Ltd., ETC Processing, Ltd., and ETC Marketing, Ltd. and a 99% limited partner of ETC Oasis Pipe Line, L.P. and ET Company I, Ltd. (collectively, the "Operating Partnerships"). The general partners of La Grange Acquisition, La Grange Energy, and the Operating Partnerships are ultimately owned and controlled by members of management and a private equity investor group. La Grange Acquisition and the Operating Partnerships conduct business under the name Energy Transfer Company. These financial statements present the accounts of La Grange Acquisition and the Operating Partnerships (collectively, the "Partnership" or "Energy Transfer") on a combined basis as entities under common control.

     Under state law and the terms of various partnership agreements, the limited partners' potential liability is limited to their investment in the various partnerships. The general partners of the various partnerships manage and control the business and affairs of each partnership. The limited partners are not involved in the management and control of the Partnership. Since all of the general partners in the various partnerships are ultimately owned and controlled by members of management and a private equity investor group, all of the entities that form Energy Transfer, as defined above, are managed and are under the common control of this control group.

     In October 2002, La Grange Acquisition acquired the Texas and Oklahoma natural gas gathering and gas processing assets of Aquila Gas Pipeline Corporation (Aquila Gas Pipeline), a subsidiary of Aquila, Inc. for $264 million, including 50% of the capital stock of Oasis Pipe Line Company, a Delaware Corporation, ("Oasis Pipe Line"), 20% ownership interest in the Nustar Joint Venture, and an interest in another immaterial venture. On December 27, 2002, Oasis Pipe Line redeemed the remaining 50% of its capital stock owned by Dow Hydrocarbons Resources, Inc. for $87 million, and cancelled the stock. Thus, Energy Transfer now owns 100% of the outstanding capital stock of Oasis Pipe Line. La Grange Acquisition contributed the assets acquired from Aquila, Inc. to the Operating Partnerships in return for its limited partner interests in the Operating Partnerships.

     The Partnership owns and operates natural gas gathering, natural gas intrastate pipeline systems, and gas processing plants and is in the business of purchasing, gathering, compressing, transporting, processing, and marketing natural gas and natural gas liquids (NGLs) in the states of Texas, Oklahoma, and Louisiana.

  COMBINATION

     The accompanying combined financial statements include the accounts of La Grange Acquisition and the Operating Partnerships after the elimination of significant intercompany balances and transactions. Further, La Grange Acquisition's limited partner investments in each of the Operating Partnerships have been eliminated against the Operating Partnerships' limited partners' capital.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

                            ENERGY TRANSFER COMPANY

The more significant areas requiring the use of estimates relate to the fair value of financial instruments and useful lives for depreciation. Actual results may differ from those estimates.

  CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Partnership's carrying amounts for cash and cash equivalents, other current assets and other current liabilities approximate fair value.

  ACCOUNTS RECEIVABLE

     Energy Transfer deals with counter parties that are typically either investment grade (Standard & Poors BBB- or higher) or are otherwise secured with a letter of credit or other form of security (corporate guaranty or prepayment). The credit committee reviews accounts receivable balances each week. Credit limits are assigned and monitored for all counter parties. The majority of payments are due on the 25th of the month following delivery.

     Management closely monitors credit exposure for potential doubtful accounts. Management believes that an occurrence of bad debt is unlikely; therefore an allowance for doubtful accounts is not included on the balance sheet. Bad debt expense is recognized at the time the bad debt occurs. An accounts receivable will be written off when the counter party files for bankruptcy protection or the account is turned over for collection and the collector deems the account uncollectible. We did not record any bad debt expense during the 11 months ended August 31, 2003.

  DEPOSITS

     Deposits are paid to vendors as pre-payments for gas deliveries in the following month. Pre-payments are required when the volume of business with the vendor exceeds the Partnership's credit limit. Deposits with vendors for gas purchases are $17.0 million at August 31, 2003. The Partnership also has deposits with derivative counterparties at August 31, 2003 of $2.1 million.

     Deposits are received from customers as pre-payments for gas deliveries in the following month. Pre-payments are required when customers exceed their credit limit or do not qualify for open credit. Deposits received from customers for gas sales are $11.6 million at August 31, 2003.

  MATERIALS AND SUPPLIES

     Materials and supplies are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

  INVENTORIES AND EXCHANGES

     Inventories and exchanges consist of NGLs on hand or natural gas and NGL delivery imbalances with others and are presented net by customer/supplier on the accompanying combined balance sheet. These amounts turn over monthly and management believes the cost approximates market value. Accordingly, these volumes are valued at market prices on the combined balance sheet.

  PRICE RISK MANAGEMENT ASSETS AND LIABILITIES

     The Partnership follows FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," (Statement No. 133) as amended by FASB Statement No. 138, "Accounting for Certain Derivative Activities and Certain Hedging Activities" (Statement No. 138). These statements establish accounting and reporting standards for derivative instruments and hedging activities. They require

                            ENERGY TRANSFER COMPANY
that every derivative instrument (including certain derivative instrument embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met.

     Special accounting for qualifying hedges allows a derivative's gain and loss to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Energy Transfer believes that some of its derivative contracts could qualify as hedges under Statement No. 133; however, at August 31, 2003 no positions have been formally designated as hedges.

     Energy Transfer utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas and NGLs prices. These contracts consist primarily of futures and swaps. The net gain or loss arising from marking to market those derivative instruments is currently recognized in earnings. In the course of normal operations, Energy Transfer also routinely enters into forward physical contracts for the purchase and sale of natural gas and NGLs along various points of its system. These positions require physical delivery and are treated as normal purchase and sales contracts under Statement No. 133. Accordingly, these contracts are not marked to market on the accompanying combined balance sheets. Unrealized gains and losses on commodity derivatives are classified as such on the combined statement of income. Realized gains and losses on commodity derivatives are included in operating revenues, while realized and unrealized gains and losses on interest rate swaps are included in interest expense.

     The market prices used to value the financial derivative transactions reflect management's estimates considering various factors including closing exchange and over-the-counter quotations, and the time value of the underlying commitments. The values are adjusted to reflect the potential impact of liquidating a position in an orderly manner over a reasonable period of time under present market conditions.

  DEFERRED FINANCING FEES

     Deferred financing fees, included in other assets, are amortized using the effective interest method.

  INVESTMENTS

     From October through December 2002, the Partnership owned a 20% interest in the Nustar Joint Venture. Effective December 27, 2002, the Partnership owned a 50% interest in Vantex Gas Pipeline Company, LLC, and a 49% interest in Vantex Energy Services, Ltd. The Partnership also owns an interest in an immaterial venture. The Partnership accounts for these investments under the equity method of accounting. The Nustar Joint Venture, located in West Texas, is composed of approximately 290 miles of pipeline and the Benedum processing facility. The Vantex system is located in East Texas and is composed of approximately 250 miles of pipeline. Vantex Energy Services provides energy related marketing services to small and medium sized producers and end users on the Vantex Gas Pipeline system.

     Prior to December 27, 2002, when the remaining 50% of Oasis Pipe Line capital stock was redeemed, the Partnership accounted for its initial 50% ownership in Oasis Pipe Line under the equity method. During the three month period ended December 31, 2002, the Partnership recognized $1.6 million of equity method income from the investment in Oasis Pipe Line prior to the redemption of the remaining 50% of the capital stock. Oasis results from operations are recognized on a consolidated basis effective January 1, 2003.

     Effective January 1, 2003, Energy Transfer sold its interest in the Nustar Joint Venture for $9.6 million. No gain or loss was recognized, as the proceeds equaled the value assigned to the joint venture in the October 2002 purchase allocation.

                            ENERGY TRANSFER COMPANY

  PROPERTY, PLANT, AND EQUIPMENT

     Pipeline, property, plant, and equipment are stated at cost. Additions and improvements that add to the productive capacity or extend the useful life of the asset are capitalized. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are charged to expense as incurred. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss in included in operations.

     Depreciation of the gathering pipeline systems, gas plants, and processing equipment is provided using the straight-line method based on an estimated useful life of primarily 20 years. The transportation pipeline is depreciated using the straight-line method based on an estimated useful life of primarily 65 years. There was no interest cost capitalized for the period ended August 31, 2003.

     Energy Transfer reviews its tangible and finite life intangible assets for impairment whenever facts and circumstances indicate impairment may be present. When impairment indicators are present, the Partnership evaluates whether the assets in question are able to generate sufficient cash flows to recover their carrying value on an undiscounted basis. If not, the Partnership impairs the assets to their fair value, which may be determined based on discounted cash flows. To date no impairments have been recognized.

  GOODWILL

     The goodwill represents the fair value of the partnership interests granted to ETC Holdings, L.P. on the contribution of ET Company I in excess of the fair value of the tangible assets contributed. ET Company I included a gas marketing operation, which has no significant assets other than an assembled workforce and marketing expertise. The goodwill is principally the value assigned to the marketing operation of ET Company I. The goodwill is included in our Midstream segment and will be reviewed annually for impairment.

  FEDERAL AND STATE INCOME TAXES

     La Grange Acquisition and the Operating Partnerships are organized under the provisions of the Texas Revised Limited Partnership Act. Therefore, the payment and recognition of income taxes are the responsibility of the partners, except as noted below.

     Energy Transfer owns Oasis Pipe Line, a corporation and tax-paying entity, which provides for income taxes currently payable and for deferred income taxes in accordance with Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" (Statement No. 109). Statement No. 109 requires that deferred tax assets and liabilities be established for the basis differences between the reported amounts of assets and liabilities for financial reporting purposes and income tax purposes.

  CASH PAID FOR INTEREST AND INCOME TAXES

     The following provides information related to cash paid for interest and income taxes by the Partnership for the eleven months ended August 31, 2003.

                                                               (IN THOUSANDS)
Interest....................................................       $8,486
Income Taxes................................................       $2,935

  REVENUE RECOGNITION

     We recognize revenue for sales of natural gas and NGLs upon delivery. Service revenues, including transportation, treating, compression, and gas processing, are recognized at the time service is preformed.

                            ENERGY TRANSFER COMPANY

Transportation capacity payments are recognized when earned in the period the capacity was made available.

  SHIPPING AND HANDLING COSTS

     In accordance with the Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs", the Partnership has classified all deductions from producer payments for fuel, compression and treating, which can be considered handling costs, as revenue. The fuel costs are included in costs of sales, while the remaining costs are included in operating costs.

2.  ACQUISITIONS AND SALES

     As previously discussed, on October 1, 2002, La Grange Acquisition purchased certain operating assets from Aquila Gas Pipeline, primarily natural gas gathering, treating and processing assets in Texas and Oklahoma. The assets acquired and preliminary purchase price allocation were as follows:

                                                               (IN THOUSANDS)
Materials and supplies......................................      $  2,596
Other assets................................................           179
Property, plant, and equipment..............................       211,783
Investment in Oasis.........................................        41,670
Investment in the Nustar Joint Venture......................         9,600
Accrued expenses............................................        (1,753)
                                                                  --------
                                                                  $264,075
                                                                  ========

     At the closing of the acquisition of Aquila Gas Pipeline's assets, $5 million was put into escrow until such time that proper consents and conveyance could be achieved related to a sales contract. It was later determined that it was unlikely that a proper conveyance could be achieved which resulted in the escrowed amount of $5 million being returned to La Grange Acquisition during the eight months ended August 31, 2003. The return of the $5 million purchase price reduced La Grange Acquisition's basis in property, plant and equipment.

     On December 27, 2002, Oasis Pipe Line purchased the remaining 50% of its capital stock owned by Dow Hydrocarbons resources, Inc. for $87 million, and cancelled the stock. Energy Transfer now owns 100% of the capital stock of Oasis Pipe Line.

     Also, on December 27, 2002, ETC Holdings, LP, a limited partner of La Grange Energy, contributed ET Company I to the Partnership. The investment in the Vantex system was included in the assets contributed.

     The following unaudited pro forma financial information for the period ended August 31, 2003 assumes that both Oasis Pipe Line and ET Company I were wholly owned as of October 1, 2002 (Inception).

                                                               (IN THOUSANDS)
PRO FORMA FINANCIAL INFORMATION
Operating Revenues..........................................     $1,063,729
Total Costs and Expenses....................................     $  983,128
Income from Operations......................................     $   69,314
Net income..................................................     $   48,739

                            ENERGY TRANSFER COMPANY

3.  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment, at cost, consisted of the following:

                                                          ESTIMATED USEFUL     BALANCE AT
                                                           LIVES (YEARS)     AUGUST 31, 2003
                                                          ----------------   ---------------
                                                                    (IN THOUSANDS)
Land....................................................         N/A            $    992
Midstream buildings.....................................          15                 798
Midstream pipelines and equipment.......................          20             215,099
Midstream right of way..................................          20                 336
Transportation pipeline.................................          65             126,526
Transportation right of way.............................          65               3,721
Transportation buildings................................          20                 189
Transportation equipment................................       10-20              42,771
Linepack................................................         N/A               5,176
Construction in progress................................         N/A               7,414
Other...................................................           5               3,675
                                                                                --------
  Total.................................................                         406,697
  Accumulated depreciation and amortization.............                         (13,672)
                                                                                --------
  Property, plant and equipment, net....................                        $393,025
                                                                                ========

4.  INTANGIBLE ASSETS

     As of August 31, 2003, intangibles, at cost, consisted of the following:

                                                               (IN THOUSANDS)
Deferred financing fees.....................................      $ 5,724
Amortization................................................       (2,464)
                                                                  -------
                                                                    3,260
Other intangibles...........................................          477
Amortization................................................          (92)
                                                                  -------
                                                                      385
                                                                  -------
Total intangibles...........................................      $ 3,645
                                                                  =======

     Deferred financing fees relate to the Term Note (See Note 7 -- Debt) and are being amortized over the life of the note using the interest rate method.

     Other intangibles include a land use lease, which is being amortized over the life of the lease.

                            ENERGY TRANSFER COMPANY

     The following is the scheduled amortization of intangibles for the next five years:

                                                               IN THOUSANDS
2004........................................................      $2,404
2005........................................................      $  918
2006........................................................      $   82
2007........................................................      $   48
2008........................................................      $   48
Thereafter..................................................      $  145

5.  INVESTMENTS

  NUSTAR JOINT VENTURE

     At December 31, 2002, the Partnership owned a 20% interest in the Nustar Joint Venture, which was accounted for under the equity method. The Nustar Joint Venture, located in West Texas, was composed of approximately 290 miles of pipeline and the Benedum processing facility. In January 2003, the Partnership sold its 20% interest for $9.6 million resulting in no gain or loss.

  VANTEX

     At August 31, 2003, ET Company I owned a 50% interest in Vantex Gas Pipeline Company and a 49% interest in Vantex Energy Services, Ltd., with both interests accounted for under the equity method. The Partnership's equity investment value in the Vantex System at August 31, 2003 was $7.2 million. The Vantex System interests were owned ET Company I and were contributed to the Partnership on December 27, 2002 by ETC Holdings, LP. The $7.2 million investment at August 31, 2003 exceeds ET Company I's historical underlying equity in the Vantex System by $336,000.

     The following presents unaudited financial information related to the Vantex investments for the 11 months ended August 31, 2003.

                                                               (IN THOUSANDS)
STATEMENT OF INCOME INFORMATION
Revenues....................................................      $13,116
Income before income tax expense............................      $   333
The Partnership's share of net income.......................      $   165
The Partnership's share of distributions....................           --

     Total earnings from equity method investments for the 11 months ended August 31, 2003, excluding Oasis Pipe Line, was a loss of $149,000. This includes the Partnership's share of net income from Vantex of $165,000 and the Partnership's share of equity method loss of $314,000 from its other joint venture investments, including a loss from the Nustar Joint Venture prior to its sales.

6.  RELATED-PARTY TRANSACTIONS

     Beginning in 2003 and after the contribution of ET Company I to Energy Transfer, the Partnership is charged rent by an affiliate for office space in Dallas, which is shared with La Grange Energy and ETC Holdings, L.P. For the 11 months ended August 31, 2003, the rent charged to the Partnership was $90,000.

                            ENERGY TRANSFER COMPANY

     Prior to the Oasis Pipe Line stock redemption and the contribution of ET Company I, Energy Transfer had purchases and sales of natural gas with Oasis Pipe Line and ET Company I in the normal course of business. The following table summarizes these transactions:

                                                               OCTOBER 1, 2002 (INCEPTION)
                                                                THROUGH DECEMBER 31, 2002
                                                               ---------------------------
                                                                     (IN THOUSANDS)
Sales of natural gas to affiliated companies................              $4,488
Purchases of natural gas from affiliated companies..........              $3,989
Transportation expenses.....................................              $  922

     During 2003, ETC Texas Pipeline, Ltd, one of the Operating Partnerships, purchased a compressor, initially ordered by Energy Transfer Group, L.L.C. (ETG) for $799,000. ETG is a 66% owned subsidiary of ETC Holdings, L.P. ETG has a contract to provide compression services to a third party for a fixed monthly fee. Proceeds from the contract will be remitted by ETG to ETC Texas Pipeline, Ltd. to provide a 14.6% return on investment for the capital investment made by ETC Texas Pipeline, Ltd. As of August 31, 2003, no fees had been remitted, but income of $7,000 has been accrued under the contract. In addition, a $200,000 deposit was made to a third party vendor by ETC Texas Pipeline, Ltd. on behalf of ETG.

     Energy Transfer also provides payroll services to ETG. As of August 31, 2003, the receivable due from ETG for payroll services was $146,141.

     Energy Transfer has advanced working capital of $303,000 to a joint venture partially owned by Energy Transfer, affiliates of ETC Holdings, L.P. and others.

     ET GP, LLC, the general partner of ETC Holdings, L.P., has a general and administrative services contract to act as an advisor and provide certain general and administrative services to La Grange Energy and its affiliates, including Energy Transfer. The general and administrative services that ET GP, LLC provides La Grange Energy and its subsidiaries under this contract include:

     - General oversight and direction of engineering, accounting, legal and other professional and operational services required for the support, maintenance and operation of the assets used in the Midstream operations; and

     - The administration, maintenance and compliance with contractual and regulatory requirements.

     In exchange for these services, La Grange Energy and its affiliates are required to pay ET GP, LLC a $500,000 annual fee payable quarterly and pro-rated for any portion of a calendar year. Pursuant to this contract, La Grange Energy and its affiliates were also required to reimburse ET GP, LLC for expenses associated with formation of La Grange Energy and its affiliates and are required to indemnify ET GP, LLC, its affiliates, officers and employees for liabilities associated with the actions of ET GP, LLC, its affiliates, officers, and employees. As a result of the reimbursement provision, La Grange Energy charged Energy Transfer $449,000 for expenses associated with its formation. For the 11 months ended August 31, 2003, Energy Transfer was charged $375,000 under this contract.

                            ENERGY TRANSFER COMPANY

7.  DEBT

     Long-term debt consisted of the following as of August 31, 2003:

                                                                 AUGUST 31,
                                                                    2003
                                                               --------------
                                                               (IN THOUSANDS)
Term notes..................................................      $226,000
Revolving credit facility...................................            --
                                                                  --------
Total debt..................................................       226,000
Less current portion........................................        30,000
                                                                  --------
Total long-term debt........................................      $196,000
                                                                  ========

     The scheduled maturities of long-term debt are as follows:

                                                                 AUGUST 31,
                                                                    2003
                                                               --------------
                                                               (IN THOUSANDS)
2004........................................................      $ 30,000
2005........................................................       196,000
2006 and thereafter.........................................            --
                                                                  --------
Total.......................................................      $226,000
                                                                  ========

  TERM NOTE FACILITY

     La Grange Acquisition entered into a term note agreement (the Term Note) with a financial institution in the amount of $246 million. The Term Note is secured by substantially all of the Partnership's assets and bears interest at a LIBOR based rate, which was 4.69% at August 31, 2003. Principal payment of $7.5 million are due quarterly until final maturity in September 2005, when the remaining outstanding principal balance is due. Upon issuance of the Term Note, the Partnership deferred approximately $5.7 million of initial fees and expenses and is amortizing such deferred costs over the life of the note.

     In January 2003, February 2003, and June 2003, the Partnership paid $5 million, $7.5 million, and $7.5 million, respectively, on the outstanding Term Note balance.

     The Term Note requires the Partnership to comply with certain financial covenants as well as limits the activities of the Partnership in other ways. At August 31, 2003, the Partnership was in compliance with such covenants.

  REVOLVING CREDIT FACILITY

     The Partnership has a $40 million revolving credit facility with a financial institution that expires September 30, 2005. The revolving credit facility includes a variable rate line of credit facility and a letter of credit facility. Amounts borrowed under the credit facility bear interest at a rate based on either a Eurodollar base rate for Eurodollar Loans, or a base rate currently designated as a LIBOR base rate at the option of the Administrative Agent for Base Rate Loans. The revolving credit facility requires the payment of commitment fees of 1/2 of 1 percent and is secured by substantially all of the Partnership's assets. Letters of credit reduce the amount available under the credit facility.

     At August 31, 2003, there were $565,000 of letters of credit outstanding and no amounts outstanding under the revolving credit facility.

                            ENERGY TRANSFER COMPANY

     The carrying value of the Partnership's debt obligations approximates their fair value. This determination is based on management's estimate of the fair value at which such instruments could be obtained in an unrelated third-party transaction.

8.  INCOME TAXES

     As previously disclosed, other than taxes resulting from income of Oasis Pipe Line, income taxes are the responsibility of the partners. The following reconciles net income to the taxable income to be reported directly to the partners for the period ended August 31, 2003:

                                                               (IN THOUSANDS)
Income before tax...........................................      $ 51,057
Reconciling items:
  Oasis Pipe Line -- taxed separately.......................       (12,638)
  Depreciation..............................................       (35,143)
  Other.....................................................           790
                                                                  --------
Taxable income reported to partners.........................      $  4,066
                                                                  ========

     Components of Oasis Pipe Line's income tax provision/(benefit) attributable to income before taxes, as of August 31, 2003, are as follows:

                                                               (IN THOUSANDS)
Current.....................................................      $ 5,548
Deferred....................................................       (1,116)
                                                                  -------
Total income tax expense....................................      $ 4,432
                                                                  =======

     Deferred tax liabilities of Oasis Pipe Line, as of August 31, 2003, consist of the following:

                                                               (IN THOUSANDS)
Property, plant and equipment...............................      $55,736
Other.......................................................         (351)
                                                                  -------
Net deferred tax liabilities................................      $55,385
                                                                  =======

9.  MAJOR CUSTOMERS

     The Partnership had gross sales as a percentage of total revenues to nonaffiliated major customers as follows:

                                                              ELEVEN MONTHS
                                                                  ENDED
                                                               AUGUST 31,
                                                                  2,003       S&P RATING
                                                              -------------   ----------
Customer A..................................................      18.85%        A-
Customer B..................................................      11.26%       BBB

     The Partnership's natural gas operations have a concentration of customers in natural gas transmission, distribution, and marketing, as well as industrial end-users while its NGL operations have a concentration of customers in the refining and petrochemical industries. These concentrations of customers may impact the Partnership's overall exposure to credit risk, either positively or negatively. However, management believes that the Partnership's portfolio of accounts receivable is sufficiently diversified to minimize any potential credit risk. Historically, the Partnership has not incurred losses in collecting its

                            ENERGY TRANSFER COMPANY
accounts receivable and, as such, no allowance for doubtful accounts has been provided in the accompanying combined financial statements.

10.  RETIREMENT AND BENEFIT PLANS

     Energy Transfer has a defined contribution plan for virtually all employees. Pursuant to the plan, employees of the Partnership can defer a portion of their compensation and contribute it to a deferred account. The Partnership did not elect to match contributions to this plan through August 31, 2003.

11.  COMMITMENTS AND CONTINGENCIES

  LEASE OBLIGATIONS

     The Partnership has operating leases for office space and compressors under noncancelable agreements. The following are the future annual minimum lease payments for each of the next five years as of August 31, 2003:

                                                               IN THOUSANDS
2004........................................................       $920
2005........................................................       $927
2006........................................................       $390
2007........................................................       $  6
2008........................................................       $  1

     Rental expense for the 11 months ended August 31, 2003 relating to operating leases was $662,000.

  PHYSICAL FORWARD COMMODITY COMMITMENTS

     The Partnership has forward commodity contracts, which will be settled by physical delivery. Short-term contracts, which expire in less than one year, require delivery up to 54 million British thermal units per pay (MMBtu/d). Long-term contracts require delivery of up to 156 MMBtu/d. The long-term contracts run through July 2013.

  BOSSIER PIPELINE EXTENSION

     XTO has signed a long-term agreement to deliver 200 million cubic feet per day (MMcfd) natural gas volumes into a new pipeline system, which is currently under construction. The pipeline will connect East Texas production into the Katy hub near Houston. The term of the XTO agreements runs nine years, through July 2012. The Bossier Pipeline Extension is scheduled to be operational by mid-2004.

     Energy Transfer in the normal course of business, purchases, processes and sells natural gas pursuant to long-term contracts. Such contracts contain terms that are customary in the industry.

     The Partnership believes that such terms are commercially reasonable and will not have a material adverse effect on the Partnership's financial position or results of operations.

  LITIGATION

     On June 16, 2003, Guadalupe Power Partners, L.P. (GPP) sought and obtained a Temporary Restraining Order against Oasis Pipe Line. In their pleadings, GPP alleged unspecified monetary damages for the period from February 25, 2003 to June 16, 2003 and sought to prevent Oasis Pipe Line from implementing flow control measures to reduce the flow of gas to their power plant at varying hourly rates. Oasis Pipe Line filed a counterclaim against GPP asking for damages and a declaration that the contract was terminated as a result of the breach by GPP. Oasis Pipe Line and GPP agreed to a "stand still" order

                            ENERGY TRANSFER COMPANY
and referred this dispute to binding arbitration. Oasis Pipe Line has retained trial counsel to defend this matter and is proceeding with the preparation of its case in the arbitration.

     The Partnership is involved in various lawsuits, claims, and/or regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Partnership's financial position or results of operations.

  ENVIRONMENTAL

     The Partnership's operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although the Partnership believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Partnership has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

     In conjunction with the acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila Gas Pipeline, Aquila, Inc. agreed to indemnify Energy Transfer for any environmental liabilities that arose from operations of the assets purchased prior to October 1, 2002. Aquila also agreed to indemnify the Partnership for 50% of any environmental liabilities that arose from operations of the Oasis Pipe Line assets purchased prior to October 1, 2002.

     Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Partnership's liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Partnership believes that such costs will not have a material adverse effect on its financial position. As of August 31, 2003, the Partnership has $633,000 accrued to cover any material environmental liabilities that were not covered by the environmental indemnifications.

12.  PRICE RISK MANAGEMENT ASSETS AND LIABILITIES

  COMMODITY PRICE RISK

     The Partnership is exposed to market risks related to the volatility of natural gas and NGL prices. To reduce the impact of this price volatility, Energy Transfer primarily uses derivative commodity instruments (futures and swaps) to manage its exposures to fluctuations in margins. However, during the 11 months ended August 31, 2003, management has generally elected not to designate its commodity derivatives as hedges for accounting purposes.

                            ENERGY TRANSFER COMPANY

     The following summarizes Energy Transfer's commodity derivative positions at August 31, 2003:

                                    NOTIONAL
BASIS                                VOLUME                ENERGY TRANSFER   ENERGY TRANSFER
SWAPS                  COMMODITY     MMBTU      MATURITY        PAYS            RECEIVES       FAIR VALUE
-----                  ---------   ----------   --------   ---------------   ---------------   ----------
HSC                       Gas       6,865,000     2003          Nymex             IFERC        $ (250,650)
                          Gas      14,870,000     2003          IFERC             Nymex         1,000,713
HSC                       Gas         900,000     2004          Nymex             IFERC             2,250
                          Gas         450,000     2004          IFERC             Nymex            (1,125)
Waha                      Gas       2,400,000     2003          Nymex             IFERC            64,200
                          Gas       7,230,000     2003          IFERC             Nymex          (325,525)
Waha                      Gas              --     2004          Nymex             IFERC                --
                          Gas       1,780,000     2004          IFERC             Nymex           (62,300)
                                                                                               ----------
                                                                                               $  427,563
                                                                                               ==========

                                           NOTIONAL               AVERAGE
                                   LONG/    VOLUME                STRIKE
FUTURES                COMMODITY   SHORT     MMBTU     MATURITY    PRICE    FAIR VALUE
-------                ---------   -----   ---------   --------   -------   ----------
                          Gas       Long   3,085,000     2003     $4.979     $(52,970)
                          Gas      Short   5,910,000     2003     $5.039      533,865
                          Gas      Short      60,000     2004     $5.285        7,480
                          Gas       Long      30,000     2004     $5.257       (2,890)
                                                                            ----------
                                                                             $ 485,485
                                                                            ==========

  INTEREST RATE RISK

     Energy Transfer is exposed to market risk for changes in interest rates related to its term note. An interest rate swap agreement is used to manage a portion of the exposure to changing interest rates by converting floating rate debt to fixed-rate debt. On October 9, 2002, Energy Transfer entered into an interest rate swap agreement to manage its exposure to changes in interest rates. The interest rate swap has a notional value of $75 million and is tied to the maturity of the term note. Under the terms of the interest rate swap agreement, Energy Transfer pays a fixed rate of 2.76% and receives three-month LIBOR with quarterly settlement commencing on January 9, 2003. Management has elected not to designate the swap as a hedge for accounting purposes. The fair value of the interest rate swap at August 31, 2003 is a liability of $807,000 and has been recognized as a component of interest.

     Unrealized gains recognized in earnings related to Energy Transfer's commodity derivative activities were $912,000 for the 11 months ended August 31, 2003. The realized losses on commodity derivatives, which were included in revenue, for the 11 months ended August 31, 2003, were $2,001,000. Realized losses on the interest rate swap included in interest expense were $312,000.

     Management believes that many of its derivatives positions would qualify as hedges if management had designated them as such for accounting purposes. Had Energy Transfer designated its derivatives as hedges for accounting purposes, a substantial portion of the fair value of its derivatives at August 31, 2003 would not have been recognized through earnings.

                            ENERGY TRANSFER COMPANY

13.  SEGMENT DISCLOSURES

     Prior to December 27, 2002, Energy Transfer operated in only one segment, the Midstream segment, consisting of the natural gas gathering, processing and transportation operations. Effective January 1, 2003, upon completion of the Oasis Pipe Line stock redemption, the Partnership operates in two segments, the Midstream segment and the Transportation segment, consisting of Oasis Pipe Line.

     The Midstream segment, which focuses on the gathering, compression, treating, processing, transportation and marketing of natural gas, primarily at our Southeast Texas System and our Elk City Systems, generates revenue primarily by the volumes of natural gas gathered, compressed, treated, processed, transported, purchased and sold through our pipeline (excluding Oasis Pipe Line) and gathering systems and the level of natural gas and NGL prices. In 2003, the Partnership's equity method investments are included in the Midstream segment. In addition, the Partnership's two largest customers' revenues are included in the Midstream segment's revenues.

     The Transportation Segment, which focuses on the transportation of natural gas through our Oasis Pipe Line, generates revenue from the fees charged to customers to transport gas through or reserve capacity on our pipeline.

     For the 11 months ended August 31, 2003:

                                                                    INTERSEGMENT
                                       MIDSTREAM   TRANSPORTATION   ELIMINATIONS     TOTAL
                                       ---------   --------------   ------------   ----------
                                                           (IN THOUSANDS)
Revenue..............................  $988,587       $ 30,617        $(10,481)    $1,008,723
Cost of sales........................  $909,901       $    119        $(10,481)    $  899,539
Depreciation and amortization........  $ 10,647       $  2,814                     $   13,461
Income from operations...............  $ 43,900       $ 17,689                     $   61,589
Interest, expense, net...............  $ 11,526       $  5,096        $ (4,565)    $   12,057
Income tax...........................  $     --       $  4,432                     $    4,432
Net Income...........................  $ 38,419       $  8,206                     $   46,625
Capital expenditures.................  $ 13,306       $    566                     $   13,872
Total assets.........................  $414,552       $189,007        $ (2,866)    $  600,693

14.  SUBSEQUENT EVENT

     On November 6, 2003, we publicly announced the signing of definitive agreements to combine our operations with those of Heritage Propane Partners, L.P. ("Heritage"), which is engaged in the retail propane business. The transaction will create a combined entity with substantially greater scale and scope of operations. We believe our larger size and our entry into the propane business will provide us with substantial internal and external growth opportunities. The value of the consideration payable in this transaction is approximately $987 million based on the average market price of Heritage common units for the 45 trading days prior to the time we signed these agreements.

                        AQUILA GAS PIPELINE CORPORATION

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
La Grange Acquisition, LP and Affiliates

     We have audited the accompanying consolidated balance sheets of Aquila Gas Pipeline Corporation and Subsidiaries as of September 30, 2002 and December 31, 2001, and the related consolidated statements of income, stockholder's equity and cash flows for the period ended September 30, 2002 and the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aquila Gas Pipeline Corporation and Subsidiaries as of September 30, 2002 and December 31, 2001, and the results of their operations and their cash flows for the period ended September 30, 2002 and the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States.

     As discussed in the Note 1 to the consolidated financial statements, effective January 1, 2002, Aquila Gas Pipeline Corporation and Subsidiaries adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
July 17, 2003

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                    2002              2001
                                                                -------------    --------------
                                                                                 (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................      $     --          $     --
  Accounts receivable.......................................        72,154           121,093
  Inventories and exchanges, net............................            --             1,189
  Materials and supplies....................................         2,622             2,917
  Price risk management assets..............................        18,100             8,581
  Other current assets......................................            66               226
  Receivable due from affiliated companies..................        23,889            10,390
                                                                  --------          --------
Total current assets........................................       116,831           144,396
Pipeline, property, plant and equipment, at cost:
  Natural gas pipelines.....................................       465,441           468,115
  Plants and processing equipment...........................        93,872            93,724
  Other.....................................................        12,425            12,097
                                                                  --------          --------
                                                                   571,738           573,936
  Less accumulated depreciation.............................      (210,399)         (193,750)
                                                                  --------          --------
                                                                   361,339           380,186
Intangible assets, net......................................         5,218             8,384
Investment in Oasis Pipe Line...............................       100,748            99,322
Other, net..................................................           475               972
Price risk management assets................................        16,917                --
                                                                  --------          --------
Total assets................................................      $601,528          $633,260
                                                                  ========          ========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................      $ 71,981          $131,118
  Accrued expenses..........................................         3,938             8,469
  Current maturities of long-term debt......................            --            12,500
  Accrued interest..........................................           975               269
  Exchanges payable.........................................           784                --
  Price risk management liabilities.........................        19,334               955
  Payable to affiliated companies...........................        47,064            41,505
                                                                  --------          --------
Total current liabilities...................................       144,076           194,816
Long-term debt..............................................        66,250            66,250
Deferred income taxes.......................................       121,718           122,674
Price risk management liabilities...........................        15,225                --
Commitments and contingencies...............................
Stockholder's equity:
  Common stock, $1.00 par value, 1,000 shares authorized and
     10 shares issued.......................................            --                --
  Additional paid-in capital................................        90,591            90,591
  Retained earnings.........................................       163,668           158,929
                                                                  --------          --------
Total stockholder's equity..................................       254,259           249,520
                                                                  --------          --------
Total liabilities and stockholder's equity..................      $601,528          $633,260
                                                                  ========          ========

                            See accompanying notes.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              NINE MONTHS
                                                                 ENDED        YEAR ENDED DECEMBER 31,
                                                             SEPTEMBER 30,    ------------------------
                                                                 2002            2001          2000
                                                             -------------    ----------    ----------
                                                                          (IN THOUSANDS)
Operating revenues.......................................      $933,099       $1,813,850    $1,758,530
Costs and expenses:
  Cost of sales..........................................       880,064        1,715,261     1,640,867
  Operating..............................................        12,717           18,126        19,983
  General and administrative.............................         9,575           19,949        21,290
  Depreciation and amortization..........................        22,915           30,779        30,049
  Asset impairment.......................................            --               --         7,800
  Unrealized loss (gain) on derivatives..................         4,966          (13,255)        7,517
                                                               --------       ----------    ----------
     Total costs and expenses............................       930,237        1,770,860     1,727,506
Income from operations...................................         2,862           42,990        31,024
Other income (expense)...................................           (84)           1,901           (20)
Equity in net income of Oasis Pipe Line..................         5,425            3,128           (14)
Interest and debt expenses, net..........................        (3,931)          (6,858)      (12,098)
                                                               --------       ----------    ----------
Income before income taxes...............................         4,272           41,161        18,892
Income tax (benefit) expense.............................          (467)          15,403         7,657
                                                               --------       ----------    ----------
Net income...............................................      $  4,739       $   25,758    $   11,235
                                                               ========       ==========    ==========

                            See accompanying notes.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                   NINE MONTHS ENDED SEPTEMBER 30, 2002, AND
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                      ADDITIONAL                    TOTAL
                                            COMMON STOCK               PAID-IN      RETAINED    STOCKHOLDER'S
                                               SHARES       AMOUNT     CAPITAL      EARNINGS       EQUITY
                                            ------------    ------    ----------    --------    -------------
                                                                     (IN THOUSANDS)
Balance, December 31, 1999..............          --        $  --      $90,591      $121,936      $212,527
  Net income............................          --           --           --        11,235        11,235
                                                ----        -----      -------      --------      --------
Balance, December 31, 2000..............          --           --       90,591       133,171       223,762
  Net income............................          --           --           --        25,758        25,758
                                                ----        -----      -------      --------      --------
Balance, December 31, 2001..............          --           --       90,591       158,929       249,520
  Net income............................          --           --           --         4,739         4,739
                                                ----        -----      -------      --------      --------
Balance, September 30, 2002.............          --        $  --      $90,591      $163,668      $254,259
                                                ====        =====      =======      ========      ========

                            See accompanying notes.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                NINE MONTHS
                                                                   ENDED        YEAR ENDED DECEMBER 31,
                                                               SEPTEMBER 30,    -----------------------
                                                                   2002           2001          2000
                                                               -------------    ---------    ----------
                                                                            (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.................................................      $  4,739       $ 25,758     $  11,235
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
     Depreciation and amortization, including interest.....        22,935         30,827        30,135
     Equity in (income) loss of Oasis Pipe Line............        (5,425)        (3,128)           14
     Dividend from Oasis...................................         4,000          1,500            --
     Deferred income taxes.................................          (956)         9,843        (3,686)
     Gain or loss on sale of assets........................            61         (3,838)          134
     Asset impairment......................................            --             --         7,800
     Changes in operating assets and liabilities:
       Accounts receivable.................................        48,939        102,688      (122,921)
       Inventories and exchanges, net......................         1,973            925         1,636
       Net change in price risk management assets and
          liabilities......................................         7,168         (7,056)         (570)
       Receivable due from affiliated companies............       (13,499)       (10,390)           --
       Other assets........................................           455           (171)          988
       Accounts payable....................................       (59,137)       (98,802)      127,671
       Accrued expenses....................................        (4,531)        (1,739)        3,453
       Accrued interest....................................           706           (812)       (1,057)
       Payable to affiliated companies.....................         5,559         19,593        21,179
                                                                 --------       --------     ---------
Net cash provided by operating activities..................        12,987         65,198        76,011
INVESTING ACTIVITIES
Additions to pipeline, property, plant and equipment.......        (5,486)       (26,866)      (23,944)
Proceeds from asset dispositions...........................         4,999          6,139           485
                                                                 --------       --------     ---------
Net cash used in investing activities......................          (487)       (20,727)      (23,459)
FINANCING ACTIVITIES
(Payments) borrowings under revolving credit agreement,
  net......................................................            --        (31,971)      (40,052)
Principal payments of debt.................................       (12,500)       (12,500)      (12,500)
                                                                 --------       --------     ---------
Net cash used in investing activities......................       (12,500)       (44,471)      (52,552)
                                                                 --------       --------     ---------
Net (decrease) increase in cash and cash equivalents.......            --             --            --
Cash and cash equivalents, beginning of year...............            --             --            --
                                                                 --------       --------     ---------
Cash and cash equivalents, end of year.....................      $     --       $     --     $      --
                                                                 ========       ========     =========

                            See accompanying notes.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     NINE MONTHS ENDED SEPTEMBER 30, 2002,
                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                                 (IN THOUSANDS)

1. SUMMARY OF BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING
POLICIES

  BUSINESS

     Aquila Gas Pipeline Corporation (Aquila Gas Pipeline or the Company) and subsidiaries owned and operated natural gas gathering and pipeline systems and gas processing plants and was engaged in the business of purchasing, gathering, transporting, processing and marketing natural gas and natural gas liquids
(NGLs) in the States of Texas and Oklahoma.

     Effective October 1, 2002, substantially all of the operating assets of Aquila Gas Pipeline were sold for $264 million to La Grange Acquisition, LP (La Grange Acquisition). La Grange Acquisition did not assume Pipeline's derivative positions or its liabilities, except for certain payables.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     Aquila Gas Pipeline was a wholly owned subsidiary of Aquila Merchant Services. Aquila Merchant Services was wholly owned by Aquila, Inc. (Aquila), formerly UtiliCorp United Inc.

     The accompanying consolidated financial statements include the accounts of Aquila Gas Pipeline after the elimination of significant intercompany balances and transactions with subsidiaries. Unless otherwise indicated, all amounts included in the notes to the consolidated financial statements are expressed in thousands.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of estimates relate to the fair value of financial instruments and useful lives for depreciation. Actual results may differ from those estimates.

     The Company was subject to a number of risks inherent in the industry in which it operated, primarily fluctuating prices and gas supply. The Company's financial condition and results of operations depended significantly upon the prices received for natural gas and NGLs. These prices were subject to wide fluctuations due to a variety of factors that were beyond the control of the Company. In addition, the Company had to continually connect new wells to its gathering systems in order to maintain or increase throughput levels to offset natural declines in dedicated volumes. The number of new wells drilled depended on a variety of factors that were beyond the control of the Company.

  CASH PAID FOR INTEREST

     The following provides information related to cash paid for interest. No cash was paid for income taxes as taxes were settled through intercompany accounts with Aquila:

                                                                              DECEMBER 31,
                                                           SEPTEMBER 30,    -----------------
                                                               2002          2001      2000
                                                           -------------    ------    -------
                                                                     (IN THOUSANDS)
Interest, net of amount capitalized....................       $3,308        $6,219    $10,511

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

  REVENUE RECOGNITION

     Operating revenues were recognized upon the delivery of natural gas or NGLs to the buyer of the related product or services.

  INVENTORIES AND EXCHANGES

     Inventories and exchanges consisted of NGLs on hand or natural gas and NGLs delivery imbalances with others and were presented net by customer/supplier on the consolidated balance sheet. These amounts turned over monthly, and management believed that cost approximated market value. Accordingly, these volumes were valued at market prices on the consolidated balance sheet.

  MATERIALS AND SUPPLIES

     Materials and supplies were stated at the lower of cost (determined on a first-in, first-out basis) or market.

  SHIPPING AND HANDLING COSTS

     In accordance with the Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs", the Company classified all deductions from producer payments for fuel, compression and treating that can be considered handling costs as revenue. The associated fuel costs were included in cost of sales, while the remaining costs were included in operating costs.

  COMMODITY RISK MANAGEMENT

     In 1999, Aquila Gas Pipeline transferred all of its energy trading operations and management thereof to Aquila Energy Marketing (AEM), a wholly owned subsidiary of Aquila. AEM entered into forward physical contracts with third parties for the benefit of Aquila Gas Pipeline and where deemed necessary entered into intercompany financial derivative positions (e.g., swaps, futures and options) with Aquila Gas Pipeline and other affiliates to assist them in managing their exposures. Thus, Aquila Gas Pipeline had forward physical contracts with third parties and financial derivative positions with AEM and affiliates. The Company received all gross margins associated with these transactions, and AEM charged Aquila Gas Pipeline for its share of AEM's costs to manage Aquila Gas Pipeline's positions.

     The Company accounted for its derivative positions, both speculative forward positions and financial derivatives, under Emerging Issues Task Force Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF 98-10). Under EITF 98-10, the Company valued the derivative positions at market value with all changes being recognized in earnings. Realized gains and losses were included in revenues, while unrealized gains and losses were classified as such on the consolidated statements of income. Aquila Gas Pipeline's derivative positions were classified as current or long-term price risk management assets and liabilities based on their maturity.

     The market prices used to value these transactions reflected management's estimates considering various factors, including closing exchange and over-the-counter quotations, time value and volatility factors of the underlying commitments. The values were adjusted to reflect the potential impact of liquidating a position in an orderly manner over a reasonable period of time under market conditions.

     Although La Grange Acquisition is also involved in energy marketing and uses derivatives to manage its exposures, La Grange Acquisition did not purchase Aquila Gas Pipeline's derivative positions when it purchased its assets. Emerging Issues Task Force Issue 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" was issued in the fourth quarter of 2002 and rescinded the provisions of

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

EITF 98-10. As such all energy trading derivative transactions are now governed by Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133). Under Statement No. 133, La Grange Acquisition will continue to account for its financial derivative positions as mark to market instruments. However, as permitted under Statement No. 133, La Grange Acquisition has adopted a policy of treating all forward physical contracts that require physical delivery as normal purchases and sales contracts. As such, these contracts will not be marked to market and will be accounted for when delivery occurs. Had Aquila Gas Pipeline adopted this policy, it would have reversed unrealized mark to market gains of $1,938 at September 30, 2002.

  PIPELINE, PROPERTY, PLANT AND EQUIPMENT

     Pipeline, property, plant and equipment were stated at cost. Additions and improvements that added to the productive capacity or extended the useful life of the asset were capitalized. Expenditures for maintenance and repairs that did not add capacity or extended the useful life were charged to expense as incurred. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss was recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment were retired or sold, any gain or loss was included in operations.

     Depreciation of the pipeline systems, gas plants and processing equipment was calculated using the straight-line method based on an estimated useful life of primarily 25 years. Interest cost on funds used to finance major pipeline projects during their construction period was also capitalized. Capitalized interest cost was $35, $86 and $70 for the periods ending September 30, 2002 and December 31, 2001 and 2000, respectively.

     The Company reviewed its long-lived assets, including finite lived intangibles, for impairment whenever facts and circumstances indicated impairment was potentially present. When impairment indicators were present, Aquila Gas Pipeline evaluated whether the assets in question were able to generate sufficient cash flows to recover their carrying value on an undiscounted basis. If not, the Company impaired the assets to their fair value, which was determined based on discounted cash flows or estimated salvage value. In 2000, as a result of volume declines at some of Aquila Gas Pipeline's smaller gathering and treating facilities, an impairment charge of $7.8 million was recognized to reduce the carrying value of these systems to the present value of the future cash flows or salvage value, if greater. The present value of future cash flows was computed assuming a 12% discount rate.

     Construction work in progress at September 30, 2002 and December 31, 2001 was $669 and $4,484, respectively.

  STOCK COMPENSATION

     Some of Aquila Gas Pipeline's employees received stock options in Aquila. As permitted under generally accepted accounting principles, Aquila elected to account for the options under Accounting Principles Board Opinion No. 25, and because the options strike price was equal to or greater than the fair value at the date of grant, no compensation expense was recognized. See Note 6, for a summary of the options granted. As these were Aquila options, Aquila Gas Pipeline does not have full access to the information necessary to disclose what compensation expense would have been, had Aquila accounted for the options under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires compensation expense be recognized for the fair value of the options at the date of grant. La Grange Acquisition does not have a stock option plan in place for its employees.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

  INCOME TAXES

     Aquila Gas Pipeline was included in the consolidated federal income tax returns filed by Aquila. Accordingly, all tax balances were ultimately settled through Aquila. Aquila Gas Pipeline had generally accounted for its taxes on a stand-alone or separate return basis (see Note 4). Periodically, taxes payable were settled through the intercompany accounts with Aquila and were not funded in cash.

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement No. 109). Statement No. 109 requires that deferred tax assets and liabilities be established for the basis differences between the reported amounts of assets and liabilities for financial reporting purposes and income tax purposes.

  EQUITY METHOD INVESTMENTS

     Aquila Gas Pipeline had a 50% investment in Oasis Pipe Line Company. Aquila Gas Pipeline accounted for this investment using the equity method.

  ADOPTION OF NEW ACCOUNTING STANDARD

     On January 1, 2002, Aquila Gas Pipeline adopted Statement of Financial Accounting Standards No. 141, "Business Combinations" (Statement No. 141). Statement No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations", and FASB Statement 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Statement No. 141 was effective for all business combinations initiated after June 30, 2001. Statement No. 141 eliminated the pooling-of-interest method of accounting for business combinations. Statement No. 141 also changed the criteria to recognize intangible assets apart from goodwill. As the Company has historically used the purchase method to account for all business combinations, adoption of this statement did not have a material impact on the Aquila Gas Pipeline's financial position or results of operations.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (Statement No. 142). Statement No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and superseded APB Opinion No. 17, "Intangible Assets." Statement No. 142 was effective for fiscal years beginning after December 15, 2001. This statement established new accounting for goodwill and other intangible assets recorded in business combinations. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are be subjected to annual impairment tests in accordance with the statement. Other intangible assets continue to be amortized over their useful lives. Aquila Gas Pipeline adopted this standard on January 1, 2002. As amortization of goodwill was a significant non-cash expense, Statement No. 142 had a material impact on the Company's financial statements. The table below summarizes the financial results as if adoption had occurred on January 1, 2000.

                                                                 2001       2000
                                                                -------    -------
                                                                  (IN THOUSANDS)
Reported net income.........................................    $25,758    $11,235
Add back: Goodwill amortization.............................        900      1,147
Add back: Oasis excess basis amortization...................      1,650      1,650
Taxes.......................................................       (365)      (465)
                                                                -------    -------
Adjusted net income.........................................    $27,943    $13,567
                                                                =======    =======

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

2. RELATED-PARTY TRANSACTIONS

     Aquila Gas Pipeline entered into various types of transactions with Aquila and its affiliates. Aquila Gas Pipeline sold natural gas to Aquila and its affiliates and purchased natural gas and NGLs from Aquila. Additionally, Pipeline reimbursed Aquila for the direct and indirect costs of certain Aquila employees who provided services to the Company and for other costs (primarily general and administrative expenses) related to the Company's operations. Aquila also provided Aquila Gas Pipeline with a revolving credit agreement, as described in Note 3.

     In addition, Aquila Gas Pipeline transported gas on Oasis Pipe Line Company's (Oasis Pipe Line) pipeline. In 1999, Aquila Gas Pipeline had a 35 percent investment in the capital stock of Oasis Pipe Line, which was acquired in 1996 and was accounted for using the equity method of accounting. In December 2000, Pipeline's investment in Oasis Pipe Line increased to 50 percent as a result of Oasis Pipe Line's redemption of all the shares of one of its shareholders.

     The following table summarizes transactions for the indicated periods:

                                                                                     DECEMBER 31,
                                                                SEPTEMBER 30,    --------------------
                                                                    2002           2001        2000
                                                                -------------    --------    --------
                                                                           (IN THOUSANDS)
Natural gas sales to affiliated companies...................      $166,372       $325,295    $249,541
NGLs sales to affiliated companies..........................           373          1,267          --
Purchases of natural gas from affiliated companies..........       101,398        170,105     140,196
Purchases of NGLs from affiliated companies.................         1,841             --          --
Transportation expense with Oasis...........................         3,900          6,727       6,835
Recognized (loss) gain from marketing transactions with
  AEM.......................................................         2,678        (10,605)     28,510
Interest expense with Aquila................................         3,295          5,140       8,745
Reimbursement of direct costs to Aquila.....................        (1,739)        15,283       7,324
Service agreement expenses charged by Aquila................         2,628          3,504       3,504

     The affiliated receivable due from Aquila was $23,889 and $10,390 for the periods ending September 30, 2002 and December 31, 2001, respectively. This receivable was created by overpayments on Aquila Gas Pipeline's revolving credit agreement (see Note 3) with Aquila. The affiliated payable due to Aquila was $47,064 and $41,505 as of September 30, 2002 and December 31, 2001,
respectively.

3. DEBT

     The following table summarizes Aquila Gas Pipeline's long-term debt:

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2002             2001
                                                                -------------    ------------
                                                                       (IN THOUSANDS)
Loan agreement bearing interest at 6.83%, due 2006..........       $16,250         $ 16,250
Loan agreement bearing interest at 6.47%, due 2005..........        50,000           50,000
8.29% senior notes, due 2002................................            --           12,500
                                                                   -------         --------
Total debt..................................................        66,250           78,750
Less -- Current maturities of long-term debt................            --          (12,500)
                                                                   -------         --------
Total long-term debt........................................       $66,250         $ 66,250
                                                                   =======         ========

  REVOLVING CREDIT AGREEMENT

     Aquila Gas Pipeline had a credit agreement, as amended, with Aquila that provided a revolving credit facility (Revolver) for borrowings of up to $115,000. As of September 30, 2002, there was $115,000

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES available for use under the Revolver. Aquila swept all available cash daily to reduce the revolver. This resulted in a receivable due to Aquila Gas Pipeline of $23,889 as of September 30, 2002, $10,390 as of December 31, 2001, and $38,641
as of June 30, 2002. The Revolver bore interest at Aquila Gas Pipeline's election of either (i) a base rate (the higher of the bank prime rate or 1/2 of 1 percent above the Federal Funds rate), (ii) an adjusted certificate of deposit rate or (iii) a Eurodollar rate. The maturity date of the Revolver automatically renewed in one-year periods from each commitment period (October of any given year), unless Aquila gave at least a one-year notice not to renew. As of September 30, 2002, the maturity date was October 2003. The Revolver was unsecured and was subordinate to the 8.29% senior notes described below. The Company paid an annual commitment fee to Aquila of 1/4 of 1% on the unutilized portion of the revolving credit facility. The Revolver required the Company to comply with certain restrictive covenants. At September 30, 2002, Aquila Gas Pipeline was in compliance with such covenants.

  LOAN AGREEMENTS

     In 1995, Aquila Gas Pipeline entered into a loan agreement with Aquila Energy, a subsidiary of Aquila for $50,000. The loan was unsecured and bore interest at 6.47% due semi-annually. The principal amount of the loan was to be repaid to Aquila Energy by June 1, 2005. In 1997, Aquila Gas Pipeline entered into a second loan agreement with Aquila Energy for $16,250. This loan was unsecured and bore interest at 6.83% due semi-annually. The principal amount of the second loan was to be repaid to Aquila Energy by October 15, 2006.

  SENIOR NOTES

     The 8.29% Senior Notes (Senior Notes) were unsecured and interest payments were due semi-annually. Principal payments of $12,500 were required each year and the balance was paid in full in September 2002. Upon issuance of the Senior Notes, Aquila Gas Pipeline deferred approximately $1,886 of initial fees and expenses that were amortized over the life of the notes.

4. INCOME TAXES

     Components of income tax provision/(benefit) attributable to income before taxes are as follows:

                                                                              DECEMBER 31,
                                                          SEPTEMBER 30,    ------------------
                                                              2002          2001       2000
                                                          -------------    -------    -------
                                                                    (IN THOUSANDS)
Current...............................................        $ 489        $ 5,560    $11,343
Deferred..............................................         (956)         9,843     (3,686)
                                                              -----        -------    -------
Total.................................................        $(467)       $15,403    $ 7,657
                                                              =====        =======    =======

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

     Tax expense was different than the amount computed by applying the statutory federal income tax rate to income before taxes. A reconciliation of Aquila Gas Pipeline's income taxes with the United States Federal statutory rate is as follows:

                                                                              DECEMBER 31,
                                                            SEPTEMBER 30,   ----------------
                                                                2002        2001        2000
                                                            -------------   -----       ----
                                                                     (IN THOUSANDS)
Book income at U.S. federal statutory rate..............         35.0%       35.0%      35.0%
Equity method earnings..................................        (51.4)       (3.3)        --
State taxes.............................................          3.5         3.5        3.5
Other...................................................          2.0         2.0        2.0
                                                                -----       -----       ----
Tax provision effective rate............................        (10.9)%     (37.2)%     40.5%
                                                                =====       =====       ====

     Deferred taxes resulted from the effect of transactions that were recognized in different periods for financial and tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2002             2001
                                                                -------------    ------------
                                                                       (IN THOUSANDS)
Deferred tax assets:
  Basis difference in intangible assets.....................      $   6,649       $   6,796
  Other.....................................................            388           2,074
                                                                  ---------       ---------
Total deferred tax assets...................................          7,037           8,870
Deferred tax liabilities:
  Basis difference in fixed assets..........................       (128,755)       (131,544)
                                                                  ---------       ---------
Net deferred tax liabilities................................      $(121,718)      $(122,674)
                                                                  =========       =========

5. MAJOR CUSTOMERS

     The Company's gross sales as a percentage of total revenues to nonaffiliated major customers were as follows:

                                                                               DECEMBER 31,
                                                             SEPTEMBER 30,    --------------
                                                                 2002         2001     2000
                                                             -------------    -----    -----
Customer A...............................................        17.5%        15.4%    11.9%
Customer B...............................................         9.6%        11.0%     8.4%

     The Company's natural gas operations had a concentration of customers in natural gas transmission, distribution and marketing as well as industrial end-users, while its NGLs operations had a concentration of customers in the refining and petrochemical industries.

     These concentrations of customers impacted the Company's overall exposure to credit risk, whether positively or negatively, in that the customers were similarly affected by changes in economic or other conditions. However, management believed that Aquila Gas Pipeline's portfolio of accounts receivable was sufficiently diversified to minimize any potential credit risk. Historically, Aquila Gas Pipeline has not incurred significant problems in collecting its accounts receivable and, as such, no allowance for doubtful accounts was provided in the accompanying consolidated financial statements. The Company's accounts receivable were generally not collateralized.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

6. RETIREMENT AND BENEFIT PLANS

     Aquila had a defined contribution plan for virtually all employees. Pursuant to the plan, employees of the Company could defer a portion of their compensation and contribute it to a deferred account. The Company's matching contributions to the plan were $408, $444 and $435 for the periods ended September 30, 2002 and December 31, 2001 and 2000, respectively.

     Aquila had a stock contribution plan under which eligible Aquila Gas Pipeline employees received a company contribution of 3 percent of their base income in Aquila common stock. The Company's expense associated with this plan was $27, $231 and $229 for periods ending September 30, 2002 and December 31, 2001 and 2000, respectively. The reduction for 2002 was due to the reduction in the number of employees eligible in 2002 and declines in the market value of the stock.

     Aquila had a stock option plan under which eligible Aquila Gas Pipeline employees were granted options to purchase shares of Aquila's common stock. The plan provided that the options would not be granted at a price below the market price at the date of grant. Accordingly, no compensation cost was recognized for the options. The options vested one year from the date of grant and expired 10 years from the date of grant.

     The following table summarizes the options granted to Aquila Gas Pipeline employees:

                                                                 PERIOD ENDED
                                       -----------------------------------------------------------------
                                          SEPTEMBER 30,          DECEMBER 31,           DECEMBER 31,
                                              2002                   2001                   2000
                                       -------------------    -------------------    -------------------
                                                  AVERAGE                AVERAGE                AVERAGE
                                       OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                                       -------    --------    -------    --------    -------    --------
                                                                (IN THOUSANDS)
Outstanding, beginning of period...    170,298    $26.8387    115,876    $21.9475    108,451    $22.5366
  Granted..........................         --          --     85,810     34.8028     27,500     19.1250
  Exercised........................       (825)    18.2083    (25,688)    23.4483     (1,575)    28.5700
  Forfeited........................     (4,637)    22.7246     (5,700)    21.6565    (18,500)    21.2407
                                       -------                -------                -------
  Outstanding, end of period.......    164,836    $26.6896    170,298    $26.8387    115,876    $21.8425
                                       =======                =======                =======

7. COMMITMENTS AND CONTINGENCIES

  LEASE OBLIGATIONS

     The Company had various non-cancelable operating leases. Total lease expense amounted to approximately $598 for the period ending September 30, 2002, $1,059 for the period ending December 31, 2001 and $622 for the period ending December 31, 2000. All leases were transferred to La Grange Acquisition effective October 1, 2002.

     The following summarizes the future annual lease payments for the transferred leases for each of the next five years as of September 30, 2002:

                                                                (IN THOUSANDS)
2003........................................................         $775
2004........................................................          775
2005........................................................          773
2006........................................................           64
2007 and thereafter.........................................           --

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

  TAXES

     The IRS has examined and proposed adjustments to Aquila's consolidated federal income tax returns for 1988 through 1993. The proposed adjustment affecting the Company was to lengthen the depreciable life of certain pipeline assets owned by Aquila Gas Pipeline. Aquila has filed a petition in U.S. Tax Court contesting the IRS proposed adjustments for the years 1990 through 1991. The IRS has also proposed an adjustment on the same issue for 1992 through 1998. Aquila has tentatively agreed with the IRS to hold this issue in abeyance pending the outcome of the earlier petition.

     Aquila intends to vigorously contest the proposed adjustment and believes it is reasonably possible that they will prevail. If resolved unfavorably, it is expected that additional assessments for the years 1999 through September 30, 2002 would be made on the same issue.

     Any additional taxes would result in an adjustment to the deferred tax liability with no effect on net income, while any payment of interest or penalties would affect net income. Aquila Gas Pipeline expects that the ultimate resolution of this matter will not have a material adverse effect on its financial position. Under the Asset Purchase Agreement between Aquila and La Grange Acquisition, La Grange Acquisition would not be impacted by resolution of this matter.

  CONTINGENCIES

     In 1996, Aquila Gas Pipeline and Exxon entered into a contract, which required Aquila Gas Pipeline to pay Exxon $5.1 million in 2006 if Aquila Gas Pipeline failed to deliver natural gas containing at least 2 gallons per mcf to the Exxon Katy Plant. In 2000, the determination was made that it was unlikely that the Company would be in a position to supply natural gas that would meet the contract specifications. Included in operating expenses in 2000 was an accrual of $3.6 million representing the present value of the future settlement. In 2001, the Company reached an agreement with Exxon to cancel the contract for a cash settlement of $3.7 million and the exchange of property for right-of-way.

     The Company was also a party to additional claims and was involved in various other litigation and administrative proceedings arising in the normal course of business. Aquila Gas Pipeline believed it was unlikely that the final outcome of any of the claims, litigation or proceedings to which it was a party would have a material adverse effect on its financial position or results of operations. However, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on the Company's results of operations for the fiscal period in which such resolution occurred. Per the Asset Purchase Agreement between Aquila and La Grange Acquisition, Aquila has agreed to indemnify La Grange Acquisition for any litigation arising from operations before October 1, 2002.

     In the normal course of business of its natural gas pipeline operations, the Company purchased, processed and sold natural gas pursuant to long-term contracts. Such contracts contained terms, which were customary in the industry. The Company believes that such terms were commercially reasonable and will not have a material adverse effect on its financial position or results of operations.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

8. COMMODITY RISK MANAGEMENT

     The following table details information on the Company's positions held or issued for trading purposes as of:

SEPTEMBER 30, 2002

                                                     NOTIONAL
                                                      VOLUME                AQUILA    AQUILA      FAIR
                                        COMMODITY      BCF       MATURITY    PAYS    RECEIVES     VALUE
                                        ---------    --------    --------   ------   --------    -------
BASIS SWAPS
EPNG Permian..........................     Gas          0.4        2002     Nymex    IFERC       $  (142)
EPNG Permian..........................     Gas          0.4        2002     IFERC    Nymex           143
Waha..................................     Gas          3.3        2005     Nymex    IFERC          (711)
Waha..................................     Gas          4.1        2005     IFERC    Nymex           826
Houston Ship..........................     Gas          0.6        2005     Nymex    IFERC           (40)
Houston Ship..........................     Gas          0.6        2005     IFERC    Nymex            44
EPNG Permian..........................     Gas          1.5        2003     Nymex    IFERC          (723)
EPNG Permian..........................     Gas          1.5        2003     IFERC    Nymex           731
EPNG San Juan.........................     Gas           --        2002     Nymex    IFERC          (456)
EPNG San Juan.........................     Gas           --        2002     IFERC    Nymex           714
Houston Ship..........................     Gas        101.3        2005     Nymex    IFERC        (1,038)
Houston Ship..........................     Gas         96.7        2005     IFERC    Nymex         1,076
Katy..................................     Gas           --        2002     Nymex    IFERC           (89)
Katy..................................     Gas           --        2002     IFERC    Nymex            94
TGP TX................................     Gas           --        2002     Nymex    IFERC           (36)
TGP TX................................     Gas           --        2002     IFERC    Nymex            16
SOCAL.................................     Gas          1.5        2003     Nymex    IFERC          (428)
SOCAL.................................     Gas          1.5        2003     IFERC    Nymex           174
TETCO STX.............................     Gas         13.6        2005     Nymex    IFERC           274
TETCO STX.............................     Gas         11.7        2005     IFERC    Nymex          (130)
Waha..................................     Gas         97.1        2003     Nymex    IFERC        (8,617)
Waha..................................     Gas         97.1        2003     IFERC    Nymex         8,531

                                                                 NOTIONAL               AVERAGE
                                          BUYER/                  VOLUME                STRIKE       FAIR
                                          SELLER    COMMODITY      BCF       MATURITY    PRICE      VALUE
                                         --------   ---------    --------    --------   -------    --------
FUTURES
                                          Buyer        Gas          0.3        2002      3.203     $   (121)
                                          Seller       Gas          1.1        2002      2.685       (1,086)
                                          Buyer        Gas        115.9        2005      3.733       29,518
                                          Seller       Gas        114.3        2005      3.730      (29,729)
                                          Buyer        Gas          2.5        2002      3.150          679
                                          Seller       Gas          3.4        2002      2.995         (810)
FORWARDS
                                          Buyer        Gas        181.0        2020      2.919       (3,683)
                                          Seller       Gas        339.7        2020      3.686        6,570
                                          Buyer     Transport      15.3        2004      0.029          (12)

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

                                                                                         AVERAGE
                                         BUYER/                 BARRELS IN               STRIKE      FAIR
                                         SELLER    COMMODITY    THOUSANDS     MATURITY    PRICE      VALUE
                                        --------   ---------    ----------    --------   -------    -------
NGLS FUTURES
                                         Seller     Ethane          150         2002      0.215     $   194
                                         Buyer      Ethane          150         2002      0.265         121
                                         Seller    Propane           75         2002      0.373         265
                                         Buyer     Propane          135         2002      0.406        (287)
                                         Seller     Crude          (254)        2002     29.552      (1,374)

DECEMBER 31, 2001

                                                       NOTIONAL
                                                        VOLUME                AQUILA     AQUILA      FAIR
                                          COMMODITY      BCF       MATURITY    PAYS     RECEIVES     VALUE
                                          ---------    --------    --------   ------    --------    -------
BASIS SWAPS
EPNG Permian..........................       Gas         12.4        2005     Nymex      IFERC      $(2,597)
EPNG Permian..........................       Gas         12.4        2005     IFERC      Nymex        2,635
Waha..................................       Gas         72.8        2005     Nymex      IFERC       (1,463)
Waha..................................       Gas         79.5        2005     IFERC      Nymex        2,373
Houston Ship..........................       Gas         27.1        2005     Nymex      IFERC          779
Houston Ship..........................       Gas         28.1        2005     IFERC      Nymex       (1,177)
EPNG Permian..........................       Gas         52.8        2002     Nymex      IFERC       (4,201)
EPNG Permian..........................       Gas           52        2002     IFERC      Nymex        4,267
EPNG San Juan.........................       Gas          3.1        2002     Nymex      IFERC         ( 96)
EPNG San Juan.........................       Gas          3.1        2002     IFERC      Nymex          134
Henry Hub.............................       Gas            4        2002     Nymex      IFERC         (185)
Henry Hub.............................       Gas          3.4        2002     IFERC      Nymex          133
Houston Ship..........................       Gas        264.1        2005     Nymex      IFERC        7,959
Houston Ship..........................       Gas        261.4        2005     IFERC      Nymex       (7,424)
Houston Ship..........................       Gas         0.90        2002     Nymex      IFERC          (21)
Houston Ship..........................       Gas         0.90        2002     IFERC      Nymex          (41)
PEPL..................................       Gas          2.7        2002     Nymex      IFERC           48
PEPL..................................       Gas          2.7        2002     IFERC      Nymex          (46)
PEPL..................................       Gas          2.7        2002     Nymex      IFERC           45
SOCAL.................................       Gas          2.3        2002     Nymex      IFERC         (976)
SOCAL.................................       Gas          2.3        2002     IFERC      Nymex          711
TETCO STX.............................       Gas         21.2        2005     Nymex      IFERC          270
TETCO STX.............................       Gas         10.6        2005     IFERC      Nymex         (281)
Waha..................................       Gas        312.3        2003     Nymex      IFERC       (3,278)
Waha..................................       Gas        315.6        2003     IFERC      Nymex        3,503

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

                                                                NOTIONAL                AVERAGE
                                         BUYER/                  VOLUME                 STRIKE
                                         SELLER    COMMODITY      BCF       MATURITY     PRICE     FAIR VALUE
                                        --------   ---------    --------    --------    -------    ----------
FUTURES
                                        Buyer         Gas           8.1       2005       2.806      $ (2,318)
                                        Seller        Gas          13.6       2005       2.902         5,015
                                        Buyer         Gas         246.1       2005       3.807       (37,627)
                                        Seller        Gas         269.1       2005       3.761        37,682
                                        Buyer         Gas           3.6       2002       2.777        (1,156)
                                        Seller        Gas            11       2002       2.780         1,757
FORWARDS
                                        Buyer         Gas          97.9       2020       2.826        (2,709)
                                        Seller        Gas         424.3       2020       2.688         3,673
                                        Buyer      Transport       23.3       2004       0.016           (18)

                                                                                          AVERAGE
                                         BUYER/                 BARRELS IN                STRIKE      FAIR
                                         SELLER    COMMODITY    THOUSANDS     MATURITY     PRICE      VALUE
                                        --------   ---------    ----------    --------    -------    -------
NGLS
Futures
                                         Buyer      Ethane          600         2002       0.215     $(1,417)
                                         Seller     Ethane          600         2002       0.265       1,260
                                         Buyer     Propane          180         2002       0.310         213
                                         Seller    Propane          240         2002       0.408         699
                                         Seller    Propane          180         2002       0.310        (225)
                                         Buyer      Crude          (702)        2002      20.344         904
Forwards
                                         Seller     Ethane          300         2002       0.405         822

     The net gain from derivative activities for the periods ended September 30, 2002, December 31, 2001 and 2000 was $6,273, $9,016 and $1,409, respectively.

9. FINANCIAL INSTRUMENTS

     The Company's carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximated fair value. The fair values of its derivative positions are disclosed in Note 8. The following summarizes the Company's carrying value and estimated fair value of its long-term debt obligations:

                                               SEPTEMBER 30, 2002              DECEMBER 31, 2001
                                          ----------------------------    ----------------------------
                                          CARRYING VALUE    FAIR VALUE    CARRYING VALUE    FAIR VALUE
                                          --------------    ----------    --------------    ----------
                                                                 (IN THOUSANDS)
6.83% Loan............................       $16,250         $19,123         $16,250         $19,639
6.47% Loan............................        50,000          55,751          50,000          57,335
                                             -------         -------         -------         -------
Total.................................       $66,250         $74,874         $66,250         $76,974
                                             =======         =======         =======         =======

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

10. INTANGIBLE ASSETS

     The following table details the items included in intangible assets:

                                                                PERIOD ENDED      YEAR ENDED
                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2002             2001
                                                                -------------    ------------
                                                                       (IN THOUSANDS)
Goodwill....................................................      $  9,491         $  9,491
Less: amortization..........................................        (7,837)          (7,837)
                                                                  --------         --------
                                                                     1,654            1,654
Oasis transportation rights.................................        18,620           18,620
Less: amortization..........................................       (15,905)         (13,475)
                                                                  --------         --------
                                                                     2,715            5,145
Gathering producer relationship.............................        14,930           14,930
Less: amortization..........................................       (14,081)         (13,355)
                                                                  --------         --------
                                                                       849            1,575
Senior note deferred financing costs........................            --            1,886
Less: amortization..........................................            --           (1,876)
                                                                  --------         --------
                                                                        --               10
                                                                  --------         --------
Intangibles, net............................................      $  5,218         $  8,384
                                                                  ========         ========

     Effective January 1, 2002, in accordance with Statements of Financial Accounting Standards No. 141 and No. 142, the Company ceased amortizing its goodwill. Further, the Company concluded that the carrying value of the goodwill was not impaired. Goodwill amortization was $900 and $1,147 in 2001 and 2000, respectively. Amortization expense, excluding goodwill amortization, was $3,644, $5,031 and $5,072 in September 30, 2002 and December 31, 2001 and 2000,
respectively.

     At September 30, 2002, the estimated five-year amortization of the Oasis Pipe Line transportation rights and gathering producer relationships was as follows:

                                                                (IN THOUSANDS)
Remainder of 2002...........................................        $  840
2003........................................................         1,990
2004........................................................            91
2005........................................................            91
2006........................................................            91
2007........................................................            91
Thereafter..................................................           370
                                                                    ------
                                                                    $3,564
                                                                    ======

     The Oasis Pipe Line transportation rights was an agreement between Aquila Gas Pipeline and Oasis Pipe Line whereby Aquila Gas Pipeline could elect to reserve a portion of Oasis Pipe Line's line capacity in advance. The agreement has been amended numerous times, and under the most recent amendment it was cancelable by either party upon ninety days notice and it was scheduled to expire in July 2003. The gathering producer relationships related to certain fixed price gathering contracts that were being amortized over ten years.

                AQUILA GAS PIPELINE CORPORATION AND SUBSIDIARIES

11. INVESTMENT IN SUBSIDIARIES

  OASIS PIPE LINE

     Prior to December 2000, Aquila Gas Pipeline had a 35% interest in Oasis Pipe Line. Thereafter, Aquila Gas Pipeline held 50% of the stock of Oasis Pipe Line. The following table presents financial information related to Oasis Pipe Line for the periods presented:

                                                                            PERIOD ENDED
                                                            ---------------------------------------------
                                                            SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                                2002             2001            2000
                                                            -------------    ------------    ------------
                                                                           (IN THOUSANDS)
Revenues................................................       $24,733         $26,153         $24,729
Total operating expenses................................         7,772          11,266          18,152
Income before income tax expense........................        16,700          14,707           7,191
Net income..............................................        10,850           9,556           4,673
Pipeline's share of net income..........................         5,425           4,778           1,636
Pipeline's share of distributions.......................         4,000           1,500              --
Current assets..........................................        10,680           7,061           9,388
Total assets............................................        53,929          50,453          54,732
Current liabilities.....................................         3,893           1,911          14,013
Long-term debt..........................................            --              --              --
Shareholder's equity....................................        41,912          39,062          32,506

     At September 30, 2002, Aquila Gas Pipeline's investment exceeded its pro-rata share of Oasis Pipe Line's equity by $79,792. Prior to 2002, the excess purchase price was being amortized $1,650 per year. In accordance with Aquila Gas Pipeline's adoption of Statement of Financial Accounting Standards No. 141 and 142, this amortization was ceased effective January 1, 2002.

                            OASIS PIPE LINE COMPANY

                         REPORT OF INDEPENDENT AUDITORS

Oasis Pipe Line Company

     We have audited the accompanying consolidated balance sheet of Oasis Pipe Line Company and Subsidiaries as of December 27, 2002, and the related consolidated statement of income, shareholders' equity and cash flow for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oasis Pipe Line Company and Subsidiaries at December 27, 2002, and the consolidated results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
July 15, 2003

                      INDEPENDENT AUDITORS' REPORT


To Oasis Pipe Line Company:


We have audited the accompanying consolidated balance sheet of Oasis Pipe Line Company and Subsidiaries (the "Company") as of December 31, 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 5, 2002

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 27,    DECEMBER 31,
                                                                    2002            2001
                                                                ------------    ------------
                                                                       (IN THOUSANDS)
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................     $   7,962       $   2,352
  Accounts receivable -- trade (net of allowance for
     doubtful accounts of $153 in 2002 and $60 in 2001).....         2,290           1,997
  Accounts receivable -- affiliates.........................           364             552
  Inventories...............................................         1,215           1,351
  Refundable income taxes...................................            --             540
  Prepaid insurance.........................................           325             269
                                                                 ---------       ---------
Total current assets........................................        12,156           7,061
Property, plant, and equipment:
  Pipeline facilities.......................................       169,308         168,745
  Construction-in-progress..................................            --             119
  Less accumulated depreciation and amortization............      (127,231)       (125,472)
                                                                 ---------       ---------
Property, plant, and equipment, net.........................        42,077          43,392
Other.......................................................           413              --
                                                                 ---------       ---------
Total assets................................................     $  54,646       $  50,453
                                                                 =========       =========
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.................................     $     264       $     230
  Accounts payable -- affiliates............................            --              13
  Accrued liabilities.......................................           376             385
  Accrued taxes.............................................           820              --
  Accrued taxes, other than income taxes....................            --             783
  Accrued compensation......................................           586             500
                                                                 ---------       ---------
Total current liabilities...................................         2,046           1,911
Deferred income taxes.......................................         9,461           9,480
Commitments and contingencies
Shareholders' equity:
  Common stock, $1 par value; 50,000 shares authorized and
     6,667 shares outstanding...............................             7               7
  Additional paid-in capital................................        25,432          25,432
  Retained earnings.........................................        35,537          31,460
                                                                 ---------       ---------
                                                                    60,976          56,899
  Less treasury stock, 2,000 shares.........................        17,837          17,837
                                                                 ---------       ---------
Total shareholders' equity..................................        43,139          39,062
                                                                 ---------       ---------
Total liabilities and shareholders' equity..................     $  54,646       $  50,453
                                                                 =========       =========

                            See accompanying notes.

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            PERIOD ENDED     YEAR ENDED      YEAR ENDED
                                                            DECEMBER 27,    DECEMBER 31,    DECEMBER 31,
                                                                2002            2001            2000
                                                            ------------    ------------    ------------
                                                                           (IN THOUSANDS)
Operating revenues:
  Gas transportation -- third party.....................      $23,490         $15,749         $11,628
  Gas transportation -- affiliates......................        5,975           8,364           7,953
  Proceeds from pipeline construction...................           --              --           4,674
  Gas sales -- third party..............................        2,352             883              94
  Fuel and unaccounted for gas..........................           --             763              --
  Other.................................................          914             394             380
                                                              -------         -------         -------
Total operating revenues................................       32,731          26,153          24,729
Operating expenses:
  Fuel and unaccounted for gas..........................          133              --           3,344
  Operations and maintenance............................        4,469           4,325           5,045
  Cost of pipeline construction.........................           --              --           3,887
  Depreciation and amortization.........................        2,106           2,458           2,249
  Taxes, other than income..............................        1,207           1,171           1,300
  Administrative and general............................        2,555           3,312           2,327
                                                              -------         -------         -------
Total operating expenses................................       10,470          11,266          18,152
                                                              -------         -------         -------
Operating income........................................       22,261          14,887           6,577
Other income (expenses):
  Interest income.......................................           64             193             640
  Interest expense -- shareholder.......................           --            (433)            (13)
  Other, net............................................         (660)             60             (13)
                                                              -------         -------         -------
Income before income taxes..............................       21,665          14,707           7,191
Income tax expense......................................        7,588           5,151           2,518
                                                              -------         -------         -------
Net income..............................................      $14,077         $ 9,556         $ 4,673
                                                              =======         =======         =======

                            See accompanying notes.

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
   PERIOD ENDED DECEMBER 27, 2002 AND YEARS ENDED DECEMBER 31, 2001 AND 2000

                                    COMMON STOCK        TREASURY STOCK      ADDITIONAL
                                  ----------------    ------------------     PAID-IN      RETAINED
                                  SHARES    AMOUNT    SHARES     AMOUNT      CAPITAL      EARNINGS     TOTAL
                                  ------    ------    ------    --------    ----------    --------    --------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at January 1, 2000......  6,667       $7         --     $     --     $25,432      $ 20,231    $ 45,670
  Net income....................     --       --         --           --          --         4,673       4,673
  Repurchased common stock......     --       --      2,000      (17,837)         --            --     (17,837)
                                  -----       --      -----     --------     -------      --------    --------
Balance at December 31, 2000....  6,667        7      2,000      (17,837)     25,432        24,904      32,506
  Net income....................     --       --         --           --          --         9,556       9,556
  Dividends paid ($.45 per
     share).....................     --       --         --           --          --        (3,000)     (3,000)
                                  -----       --      -----     --------     -------      --------    --------
Balance at December 31, 2001....  6,667        7      2,000      (17,837)     25,432        31,460      39,062
  Net income....................     --       --         --           --          --        14,077      14,077
  Dividends paid ($1.50 per
     share).....................     --       --         --           --          --       (10,000)    (10,000)
                                  -----       --      -----     --------     -------      --------    --------
Balance at December 27, 2002....  6,667       $7      2,000     $(17,837)    $25,432      $ 35,537    $ 43,139
                                  =====       ==      =====     ========     =======      ========    ========

                            See accompanying notes.

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            PERIOD ENDED     YEAR ENDED      YEAR ENDED
                                                            DECEMBER 27,    DECEMBER 31,    DECEMBER 31,
                                                                2002            2001            2000
                                                            ------------    ------------    ------------
                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..............................................      $ 14,077        $  9,556        $  4,673
Reconciliation of net income to net cash provided by
  operating activities:
  Depreciation and amortization.........................         2,106           2,458           2,249
  Deferred income taxes.................................           (19)            213          (1,940)
  Changes in assets and liabilities that provided (used)
     cash:
     Accounts receivable................................          (105)         (1,744)            125
     Inventories........................................           136             120              96
     Refundable income taxes............................           540             488              --
     Accounts payable...................................            21            (340)            229
     Accrued liabilities................................           114              96          (1,945)
     Other, net.........................................          (469)              3            (324)
                                                              --------        --------        --------
Net cash provided by operating activities...............        16,401          10,850           3,163
INVESTING ACTIVITIES
Additions to property, plant, and equipment, net........          (791)           (511)         (1,234)
Sale of property, plant, and equipment..................            --               5           1,031
                                                              --------        --------        --------
Net cash used in investing activities...................          (791)           (506)           (203)
FINANCING ACTIVITIES
Repayment of notes payable -- related parties...........            --         (11,832)             --
Dividends paid..........................................       (10,000)         (3,000)             --
Note issued to purchase treasury stock..................            --              --          11,832
Purchase of treasury stock..............................            --              --         (17,832)
                                                              --------        --------        --------
Net cash used in financing activities...................       (10,000)        (14,832)         (6,000)
                                                              --------        --------        --------
Increase (decrease) in cash and cash equivalents........         5,610          (4,488)         (3,040)
Cash and cash equivalents, beginning of year............         2,352           6,840           9,880
                                                              --------        --------        --------
Cash and cash equivalents, end of year..................      $  7,962        $  2,352        $  6,840
                                                              ========        ========        ========
Supplemental cash flow information:
  Cash paid for income taxes............................      $  7,080        $  4,450        $  4,431
  Cash paid for interest................................            --             433              13

                            See accompanying notes.

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   PERIOD ENDED DECEMBER 27, 2002 AND YEARS ENDED DECEMBER 31, 2001 AND 2000


1. CONTROL AND OWNERSHIP OF THE COMPANY AND RELATED-PARTY TRANSACTIONS

     Oasis Pipe Line Company (the "Company"), a Delaware corporation, is engaged in the operation of an intrastate natural gas transmission system in the state of Texas. Immediately prior to December 27, 2002, the Company was owned 50% by a subsidiary of Aquila Gas Pipeline Corporation (Aquila Gas Pipeline), and 50% by Dow Hydrocarbons & Resources, Inc. ("DHRI"). Prior to October 4, 2002, Aquila Gas Pipeline was the wholly owned subsidiary of Aquila, Inc. In October 2002, La Grange Acquisition, L.P. ("La Grange Acquisition") acquired substantially all the assets of Aquila Gas Pipeline. On December 27, 2002 the Company redeemed all of DHRI's stock using funds advanced from La Grange Acquisition making the Company a wholly owned subsidiary of La Grange Acquisition.

     Before December 28, 2000, ownership was 35% by a subsidiary of Aquila Gas Pipeline, 35% by El Paso Field Services ("EPFS"), and 30% by DHRI. On that date, EPFS sold 5% of its interest to DHRI and the remaining 30% interest was acquired by the Company as treasury stock.

     During 2002, 2001 and 2000, the Company derived revenues from its shareholders and their affiliates for the transmission and sale of natural gas. The amount of such net revenues totaled approximately $5,975,000, $8,364,000, and $7,953,000 for the years ended December 27, 2002, and December 31, 2001, and 2000, respectively. Accounts receivable due from affiliates were approximately $364,000 and $552,000 for 2002 and 2001, respectively.

     During 2000, the Company reacquired 2,000 previously issued shares of capital stock for $17.8 million. The acquisition was funded with working capital and the borrowing of $11.8 million from shareholders (Aquila Gas Pipeline and DHRI). The borrowings were represented by notes payable bearing interest at 9%. Interest expense associated with the notes payable was $433,000 and $13,000 during 2001 and 2000, respectively. The notes were paid during 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (collectively, the "Company"). All intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements present the financial position and results of operations of the Company prior to its becoming a subsidiary of La Grange Acquisition and therefore exclude the purchase adjustments relating to the redemption and intercompany promissory note on December 27, 2002 (see Note 7).

  INVENTORIES

     The Company requires its customers to provide additional gas, based on predetermined quantities of gas to be delivered, for fuel. If the gas is in excess of the Company's needs, the Company can retain the excess gas or sell it to third parties. If additional fuel is required, the Company will purchase additional volumes in the market. Inventories represent the gas that is retained. The Company values inventories at the lower of cost or market as of the balance sheet dates.

  PROPERTY, PLANT, AND EQUIPMENT

     Normal maintenance that does not add capacity or extend the useful life of the equipment and repairs of property, plant, and equipment are charged to expense as incurred. Improvements that materially extend the useful lives of the assets are capitalized, and the assets replaced, if any, are retired. When capital assets are retired or replaced, the balance of the assets and the accumulated depreciation are removed and

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES any gain or loss upon disposition is included in income. Fixed assets of approximately $346,000 and $134,000 were retired during 2002 and 2001, respectively.

     Depreciation is computed using the straight-line method of accounting over the estimated useful lives of the related assets. Annual depreciable lives range from 5 to 85 years.

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  ENVIRONMENTAL EXPENDITURES

     Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated.

  INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial accounting bases and the tax bases of assets and liabilities. The deferred tax effects of these temporary differences are calculated using the tax rates currently in effect.

  REVENUE RECOGNITION

     Transportation revenue is recognized as transportation is provided. Capacity payments are recognized when earned in the period capacity was made available.

  FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying value of the Company's financial instruments approximates fair value due to their short-term nature. The Company considers all investments with maturities of three months or less at acquisition to be cash equivalents. The Company's receivables are generally from entities involved in the energy industry or significant industrial customers. The Company specifically reviews all its receivables in determining its allowance for doubtful accounts and the receivables are generally unsecured.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 2001 and 2000 amounts to conform to the 2002 presentation.

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES

3. INCOME TAXES

     Components of income tax provision/(benefit) attributable to income before taxes are as follows:

                                                    DECEMBER 27,    DECEMBER 31,    DECEMBER 31,
                                                        2002            2001            2000
                                                    ------------    ------------    ------------
Current.........................................       $7,607          $4,938         $ 4,458
Deferred........................................          (19)            213          (1,940)
                                                       ------          ------         -------
Total income tax expense........................       $7,588          $5,151         $ 2,518
                                                       ======          ======         =======

     The tax provision effective rate for December 27, 2002 and December 31, 2001 and 2000 was 35%.

     Deferred income taxes consist of the following:

                                                                DECEMBER 27,    DECEMBER 31,
                                                                    2002            2001
                                                                ------------    ------------
Property, plant and equipment...............................      $(9,178)        $(9,131)
Other.......................................................         (283)           (349)
                                                                  -------         -------
Net deferred tax liabilities................................      $(9,461)        $(9,480)
                                                                  =======         =======

4. EMPLOYEE BENEFIT PLAN

     An employee savings plan is available to all permanent employees, effective the first day of their employment. For every $1 each employee contributes, the Company matches $1, not to exceed 5% of each employee's salary subject to the maximum contribution allowed by law. Each employee is fully vested on his or her first day of employment. The Company expensed contributions of approximately $144,000, $140,000, and $140,000 for 2002, 2001 and 2000, respectively.

5. CONTINGENCIES

     The Company is subject to federal, state and local environmental laws and regulations, which generally require expenditures for remediation at operating facilities and waste disposal sites. At December 27, 2002 and December 31, 2001, the Company had reserved approximately $252,000 and $292,000 respectively, for the expected costs of complying with such laws and regulations. These expected costs are primarily related to properties previously owned and are recorded on the consolidated balance sheets as accrued liabilities based upon management's estimates of the timing of the expenditure. The purchase and sale agreement between La Grange Acquisition and Aquila Gas Pipeline requires Aquila, Inc. to reimburse Oasis for 50% of any remediation expenditures related to operations prior to October 1, 2002.

     On June 16, 2003, Guadalupe Power Partners, L.P. (GPP) sought and obtained a Temporary Restraining Order against Oasis Pipe Line. In their pleadings, GPP alleged unspecified monetary damages for the period from February 25, 2003 to June 16, 2003 and sought to prevent Oasis Pipe Line from implementing flow control measures to reduce the flow of gas to their power plant at varying hourly rates. Oasis Pipe Line filed a counterclaim against GPP asking for damages and a declaration that the contract was terminated as a result of the breach by GPP. Oasis Pipe Line and GPP agreed to a "stand still" order and referred this dispute to binding arbitration. Oasis Pipe Line has retained trial counsel to defend this matter and a date for the commencement of the arbitration proceedings has not yet been set.

     The Company is also party to legal actions that have arisen in the ordinary course of its business. Due to the inherent uncertainty of litigation, the range of any possible loss cannot be estimated with a reasonable degree of precision.

                    OASIS PIPE LINE COMPANY AND SUBSIDIARIES

6. PIPELINE ADDITION

     During 1999, the Company entered into a facility agreement with an affiliate of its customer, American National Power ("ANP"), whereby the Company committed to construct a lateral pipeline connecting the Company's main pipeline to a power plant operated by ANP in exchange for a payment of $4.7 million, which was received by the Company in 2000. The transaction resulted in a gain of $787,000 in 2000.

7. STOCK REDEMPTION

     On December 27, 2002, the Company purchased 50% of its capital stock owned by DHRI for $87 million. The Company funded the acquisition by borrowing $87 million from La Grange Acquisition evidenced by a promissory note (the "Note"). Effective with the redemption, the Company became a wholly owned subsidiary of La Grange Acquisition and is included in the financial statements of La Grange Acquisition effective December 27, 2002. The Note bears interest at an annual rate of 8.5% with payments of $1.6 million due monthly until final maturity on February 1, 2006 at which time the remaining balance will be due. The consolidated financial statements present the financial position and results of operations of the Company prior to its becoming a subsidiary of LaGrange Acquisition and therefore exclude the purchase adjustments relating to the redemption and intercompany promissory note on December 27, 2002.

(b) Pro Forma Financial Information.

                        HERITAGE PROPANE PARTNERS, L.P.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

INTRODUCTION

     The pro forma financial statements are based upon the combined historical financial position and results of operations of Heritage Propane Partners, L.P. ("Heritage") and La Grange Acquisition, L.P. which conducts business under the name Energy Transfer Company ("Energy Transfer"). The pro forma financial statements give effect to the following transactions:

     - In November 2003, Heritage signed a definitive agreement with La Grange Energy, L.P. ("La Grange Energy") pursuant to which La Grange Energy will contribute its subsidiary Energy Transfer to Heritage in exchange for cash, the assumption of debt and accounts payable and other specified liabilities, Common Units, Class D Units and Special Units of Heritage. Energy Transfer will distribute its cash and accounts receivable to La Grange Energy and an affiliate of La Grange Energy will contribute an office building to Energy Transfer, in each case prior to the contribution of Energy Transfer to Heritage. Simultaneously with this acquisition, La Grange Energy will obtain control of Heritage by acquiring all of the interest in U.S. Propane, L.P., the general partner of Heritage, and U.S. Propane, L.L.C., the general partner of U.S. Propane L.P., from subsidiaries of AGL Resources, Inc., Atmos Energy Corporation, TECO Energy, Inc. and Piedmont Natural Gas Company, Inc. (the "Utilities"). Heritage will also acquire all of the common stock of Heritage Holdings, Inc. ("Heritage Holdings") from the Utilities. The transactions described in this paragraph are collectively referred to as the "Energy Transfer Transaction."

     - Energy Transfer was formed on October 1, 2002, and is owned by its limited partner, La Grange Energy, and its general partner, LA GP, LLC. Energy Transfer is the limited partner of ETC Gas Company, Ltd., ETC Texas Pipeline, Ltd., ETC Processing, Ltd., ETC Marketing, Ltd., ETC Oasis Pipe Line, L.P. and ET Company I, Ltd. (collectively, the "Operating Partnerships"). La Grange Acquisition and the Operating Partnerships collectively form Energy Transfer Company. In October 2002, Energy Transfer acquired the Texas and Oklahoma natural gas gathering and gas processing assets of Aquila Gas Pipeline Corporation, a subsidiary of Aquila, Inc., including 50% of the capital stock of Oasis Pipe Line Company ("Oasis Pipe Line"), and a 20% ownership interest in the Nustar Joint Venture. On December 27, 2002, Oasis Pipe Line redeemed the remaining 50% of its capital stock and cancelled the stock, resulting in Energy Transfer owning 100% of Oasis Pipe Line. Energy Transfer contributed the assets acquired from Aquila Gas Pipeline to the Operating Partnerships in return for its limited partner interests in the Operating Partnerships. These transactions are collectively referred to as the "La Grange Transactions."

     The following pro forma combined financial statements include the following:

     - the unaudited pro forma balance sheet of Heritage, which gives pro forma effect to the Energy Transfer Transaction as if such transaction occurred on August 31, 2003;

     - the unaudited pro forma statement of operations of Heritage, which adjusts the pro forma statement of operations of Energy Transfer described below to give pro forma effect to the Energy Transfer Transaction as if such transaction occurred on September 1, 2002; and

     - the unaudited pro forma statement of operations of Energy Transfer, which gives pro forma effect to the La Grange Transactions as if such transactions occurred on September 1, 2002.

SUMMARY OF ENERGY TRANSFER TRANSACTION AND RELATED PRO FORMA FINANCIAL
STATEMENTS

     The following unaudited pro forma combined financial statements present (i) unaudited pro forma balance sheet data at August 31, 2003, giving effect to the Energy Transfer Transaction as if the Energy Transfer Transaction had been consummated on that date and (ii) unaudited pro forma operating data for the year ended August 31, 2003, giving effect to the Energy Transfer Transaction and the La Grange

Transactions as if such transactions had been consummated on September 1, 2002. The unaudited pro forma combined balance sheet data combines the August 31, 2003 balance sheets of Energy Transfer, which is contained elsewhere in this report, Heritage, which is incorporated herein by reference, and Heritage Holdings after giving effect to pro forma adjustments. The unaudited pro forma combined statement of operations for the year ended August 31, 2003, combines the pro forma results of operations for Energy Transfer for the 11 months ended August 31, 2003, contained elsewhere in this report, and the results of operations for Heritage for the 12 months ended August 31, 2003, incorporated herein by reference, and the results of operations for Heritage Holdings after giving effect to pro forma adjustments.

     The Energy Transfer Transaction will be accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standard No.
141. Although Heritage is the surviving parent entity for legal purposes, Energy Transfer will be the acquiror for accounting purposes. The assets and liabilities of Heritage will be reflected at fair value to the extent acquired by Energy Transfer in accordance with EITF 90-13. The assets and liabilities of Energy Transfer will be reflected at historical cost. A final determination of the purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the following summary pro forma combined financial statements are preliminary and have been made solely for purposes of developing such pro forma combined financial statements. However, management does not believe that final adjustments will be materially different from the amounts presented herein.

     The following unaudited pro forma combined financial statements are provided for informational purposes only and should be read in conjunction with the separate audited combined financial statements of Energy Transfer (which are included elsewhere in this report) and Heritage (which are filed with Heritage's Annual Report filed on Form 10-K with the Securities and Exchange Commission on November 26, 2003 and incorporated herein by reference). The following unaudited pro forma combined financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the Energy Transfer Transaction and the La Grange Transactions had been consummated on the dates indicated or which may be achieved in the future.

                        HERITAGE PROPANE PARTNERS, L.P.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                AUGUST 31, 2003

                                                           ENERGY    HERITAGE   HERITAGE    PRO FORMA      PRO FORMA
                                                          TRANSFER   PROPANE    HOLDINGS   ADJUSTMENTS      COMBINED
                                                          --------   --------   --------   -----------     ----------
                                                                                (IN THOUSANDS)
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $ 53,122   $  7,117   $     38    $ (53,122)(a)  $   17,655
                                                                                              271,500(b)
                                                                                              250,000(c)
                                                                                             (369,220)(d)
                                                                                               (4,500)(e)
                                                                                              (50,000)(i)
                                                                                              (87,280)(l)
  Accounts receivable...................................   105,987     35,879         --     (105,987)(a)      35,879
  Inventories and exchanges.............................     3,910     45,274         --           --          49,184
  Marketable securities and investments.................        --      3,044        913           --           3,957
  Prepaid expenses and other current assets.............    20,751      2,824      3,360        1,505(f)       28,440
                                                          --------   --------   --------    ---------      ----------
    Total current assets................................   183,770     94,138      4,311     (147,104)        135,115
PROPERTY, PLANT AND EQUIPMENT, net......................   393,025    426,588         --        2,000(a)      863,855
                                                                                                5,000(d)
                                                                                               37,242(g)
INVESTMENT IN AFFILIATES................................     6,844      8,694         --        2,415(g)       17,953
NOTE RECEIVABLE.........................................        --         --     11,539      (11,539)(h)          --
INVESTMENT IN HERITAGE PROPANE..........................        --         --    168,273     (168,273)(i)          --
GOODWILL, net...........................................    13,409    156,595         --       92,477(g)      262,481
INTANGIBLES AND OTHER ASSETS, net.......................     3,645     52,824         --        3,500(b)       87,025
                                                                                               15,841(g)
                                                                                               11,215(g)
                                                          --------   --------   --------    ---------      ----------
    Total assets........................................  $600,693   $738,839   $184,123    $(157,226)     $1,366,429
                                                          ========   ========   ========    =========      ==========

                                          LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Working capital facility..............................  $     --   $ 26,700   $     --    $      --      $   26,700
  Accounts payable......................................   114,198     43,690        767     (114,198)(d)      44,457
  Accrued and other current liabilities.................    23,865     36,073         --      (23,865)(d)      36,073
  Payable to associated companies.......................        --      6,255         --        1,505(f)        7,760
  Current maturities of long-term debt..................    30,000     38,309         --      (30,000)(d)      38,309
                                                          --------   --------   --------    ---------      ----------
      Total current liabilities.........................   168,063    151,027        767     (166,558)        153,299
LONG-TERM DEBT, less current maturities.................   196,000    360,762         --      275,000(b)      685,762
                                                                                             (196,000)(d)
                                                                                               50,000(i)
MINORITY INTERESTS AND OTHER............................       157      4,002         --         (157)(d)         647
                                                                                               (3,355)(j)
DEFERRED INCOME TAXES...................................    55,385         --    103,930           --         159,315
                                                          --------   --------   --------    ---------      ----------
                                                           419,605    515,791    104,697      (41,070)        999,023
                                                          --------   --------   --------    ---------      ----------
PARTNERS' CAPITAL:
  General partner's capital.............................        --      2,190         --          (90)(e)      12,937
                                                                                                3,183(g)
                                                                                                3,355(j)
                                                                                               13,684(k)
                                                                                               (9,385)(l)
  Limited partners' capital.............................   181,088    221,207         --     (157,109)(a)     365,905
                                                                                              250,000(c)
                                                                                               (3,329)(e)
                                                                                              117,763(g)
                                                                                               (9,407)(k)
                                                                                             (371,074)(l)
                                                                                              136,766(l)
  Common stock..........................................        --         --          5           (5)(i)          --
  Additional paid-in capital............................        --         --     96,446      (11,539)(h)          --
                                                                                              (84,907)(i)
  Retained earnings.....................................        --         --    (16,973)      16,973(i)           --
  Class D limited partners' capital.....................        --         --         --       (1,081)(e)     188,898
                                                                                               38,244(g)
                                                                                               (4,277)(k)
                                                                                             (112,722)(l)
                                                                                              268,734(l)
  Treasury units -- class E units.......................        --         --         --     (200,334)(i)    (200,334)
  Other comprehensive income (loss).....................        --       (349)       (52)         401(l)           --
                                                          --------   --------   --------    ---------      ----------
      Total partners' capital...........................   181,088    223,048     79,426     (116,156)        367,406
                                                          --------   --------   --------    ---------      ----------
      Total liabilities and partners' capital...........  $600,693   $738,839   $184,123    $(157,226)     $1,366,429
                                                          ========   ========   ========    =========      ==========

                            See accompanying notes.

                        HERITAGE PROPANE PARTNERS, L.P.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 2003

                                      ENERGY
                                     TRANSFER
                                    PRO FORMA    HERITAGE   HERITAGE    PRO FORMA       PRO FORMA
                                     COMBINED    PROPANE    HOLDINGS   ADJUSTMENTS       COMBINED
                                    ----------   --------   --------   -----------      ----------
                                               (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUES..........................  $1,142,964   $571,476   $    --     $     --        $1,714,440
COSTS AND EXPENSES:
  Cost of products sold...........   1,012,341    297,156        --           --         1,309,497
  Operating expenses..............      22,735    152,131       435           --           175,301
  Depreciation and amortization...      15,996     37,959        --        1,241(m)         56,386
                                                                           1,056(n)
                                                                             134(o)
  Selling, general and
     administrative...............      17,842     14,037        --          (90)(o)        31,789
                                    ----------   --------   -------     --------        ----------
     Total costs and expenses.....   1,068,914    501,283       435        2,341         1,572,973
                                    ----------   --------   -------     --------        ----------
OPERATING INCOME (LOSS)...........      74,050     70,193      (435)      (2,341)          141,467
OTHER INCOME (EXPENSE):
  Interest expense................     (13,770)   (35,740)      (80)      (9,563)(p)       (59,153)
  Equity in earnings (losses) of
     affiliates...................        (251)     1,371     8,251       (8,251)(q)         1,120
  Gain on disposal of assets......          --        430        --         (181)(r)           249
  Other...........................        (302)    (3,213)    2,777       (2,174)(s)        (2,912)
                                    ----------   --------   -------     --------        ----------
INCOME BEFORE MINORITY INTEREST
  AND INCOME TAXES................      59,727     33,041    10,513      (22,510)           80,771
MINORITY INTERESTS................          --        876        --         (318)(t)           558
                                    ----------   --------   -------     --------        ----------
INCOME BEFORE INCOME TAXES........      59,727     32,165    10,513      (22,192)           80,213
INCOME TAXES......................       6,015      1,023     3,886           --            10,924
                                    ----------   --------   -------     --------        ----------
NET INCOME........................  $   53,712   $ 31,142   $ 6,627     $(22,192)           69,289
                                    ==========   ========   =======     ========
GENERAL PARTNER'S INTEREST IN NET
  INCOME..........................                                                           1,386
                                                                                        ----------
LIMITED PARTNERS' INTEREST IN NET
  INCOME..........................                                                      $   67,903
                                                                                        ==========
BASIC AND DILUTED NET INCOME PER
  LIMITED PARTNER UNIT............                                                      $     2.07
                                                                                        ==========
BASIC AND DILUTED WEIGHTED AVERAGE
  NUMBER OF UNITS OUTSTANDING.....                                                          32,821
                                                                                        ==========


                            See accompanying notes.

                        HERITAGE PROPANE PARTNERS, L.P.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

1.  BASIS OF PRESENTATION AND OTHER TRANSACTIONS

     The unaudited pro forma combined financial statements do not give any effect to any restructuring cost, potential cost savings, or other operating efficiencies that are expected to result from the Energy Transfer Transaction. The unaudited pro forma combined financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the Energy Transfer Transaction had been consummated on the dates indicated or which may be achieved in the future. The purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial statements are preliminary and have been made solely for purposes of presenting such pro forma financial information.

     It has been assumed that for purposes of the unaudited pro forma combined balance sheet, the following transactions occurred on August 31, 2003, and for purposes of the unaudited pro forma combined statement of operations, the following transactions occurred on September 1, 2002. The unaudited pro forma combined balance sheet data combines the August 31, 2003 balance sheets of Energy Transfer, Heritage, and Heritage Holdings, after giving effect to pro forma adjustments. The unaudited pro forma combined statement of operations for the year ended August 31, 2003, combines the pro forma results of operations for the year ended August 31, 2003 of Energy Transfer, with the results of operations for the year ended August 31, 2003 of Heritage and Heritage Holdings, after giving effect to pro forma adjustments.

     In November 2003, Heritage signed a definitive agreement with La Grange Energy pursuant to which La Grange Energy will contribute its subsidiary Energy Transfer to Heritage in exchange for cash of $300,000, less the amount of Energy Transfer debt in excess of $151,500, which will be repaid as part of the transaction, and less Energy Transfer's accounts payable and other specified liabilities plus any agreed upon capital expenditures paid by La Grange Energy relating to the Energy Transfer business prior to closing, and $405,500 of Common Units and Class D Units of Heritage. For purposes of these unaudited pro forma combined financial statements, agreed upon capital expenditures of $5,000 have been assumed and the units are valued at $33.40, the average closing price of Heritage's common units on the New York Stock Exchange for the 45-day period preceding the signing of the definitive agreement on November 6, 2003. In conjunction with the Energy Transfer Transaction, Energy Transfer will distribute its cash and accounts receivables to La Grange Energy and an affiliate of La Grange Energy will contribute an office building to Energy Transfer, in each case prior to the contribution of Energy Transfer to Heritage. La Grange Energy will also receive 3,742,515 Special Units as contingent consideration for completing the Bossier Pipeline. If the Bossier Pipeline does not become commercially operational by December 1, 2004 and, as a result, XTO Energy, Inc. exercises rights to acquire the Bossier Pipeline pursuant to its transportation contract, the Special Units will no longer be considered outstanding and will not be entitled to any rights afforded any other of our units. The Special Units will convert to Common Units upon the Bossier Pipeline becoming commercially operational and such conversion being approved by Heritage's unitholders. In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, the Special Units have not been recorded in the following pro forma balance sheet.

     Simultaneously with this acquisition, La Grange Energy will obtain control of Heritage by acquiring all of the interest in U.S. Propane, L.P., the general partner of Heritage, and U.S. Propane, L.L.C., the general partner of U.S. Propane L.P., from the Utilities for $30,000. U.S. Propane, L.P. will contribute its 1.0101% general partner interest in Heritage Operating, L.P. ("Heritage Operating") to Heritage in exchange for an additional 1% general partner interest in Heritage. Heritage will also buy the outstanding stock of Heritage Holdings for $100,000 funded with $50,000 of cash and a $50,000 note payable to the Utilities.

                        HERITAGE PROPANE PARTNERS, L.P.

     These pro forma combined financial statements assume that concurrent with the Energy Transfer Transaction, Energy Transfer will borrow $275,000 from financial institutions, and Heritage will raise $265,000 of gross proceeds through the sale of 6,883,117 Common Units at an assumed offering price of $38.50 per unit. The total of the proceeds will be used to finance the transaction.

     The Energy Transfer Transaction will be accounted for as a reverse acquisition in accordance with SFAS No. 141. Although Heritage is the surviving parent entity for legal purposes, Energy Transfer will be the acquiror for accounting purposes. The assets and liabilities of Heritage will be reflected at fair value to the extent acquired by Energy Transfer, which will be approximately 38.3%, determined in accordance with EITF 90-13. The assets and liabilities of Energy Transfer will be reflected at historical cost. The acquisition of Heritage Holdings by Heritage will be accounted for as a capital transaction as the primary asset held by Heritage Holdings is 4,426,916 Common Units of Heritage. Following the acquisition of Heritage Holdings by Heritage, these Common Units will be converted to Class E Units. The Class E Units will be recorded as treasury units in the unaudited pro forma combined balance sheet.

     The historical financial statements of Energy Transfer will become the historical financial statements of the registrant. The results of operations of Heritage will be included with the results of Energy Transfer after completion of the Energy Transfer Transaction. Energy Transfer was formed on October 1, 2002 and will have an August 31 year-end. Accordingly, Energy Transfer's 11-month period ended August 31, 2003, will be treated as a transition period under the rules of the Securities and Exchange Commission.

     The excess purchase price over predecessor cost was determined as follows:

Net book value of Heritage at August 31, 2003...............  $ 223,048
Equity investment from public offering......................    250,000
Treasury class E unit purchase..............................   (200,334)
                                                              ---------
                                                                272,714
Percent of Heritage acquired by La Grange Energy............       38.3%
                                                              ---------
Equity interest acquired....................................  $ 104,449
                                                              =========
Fair market value of limited partner units..................  $ 608,687
Purchase price of general partner interest..................     30,000
Equity investment from public offering......................    250,000
Treasury class E unit purchase..............................   (200,334)
                                                              ---------
                                                                688,353
Percent of Heritage acquired by La Grange Energy............       38.3%
                                                              ---------
Fair value of equity acquired...............................    263,639
Net book value of equity acquired...........................    104,449
                                                              ---------
Excess purchase price over predecessor cost.................  $ 159,190
                                                              =========

                        HERITAGE PROPANE PARTNERS, L.P.

     The excess purchase price over predecessor cost will be allocated as follows:

Property, plant and equipment (30 year life)................  $ 37,242
Investment in affiliate.....................................     2,415
Customer lists (15 year life)...............................    15,841
Trademarks..................................................    11,215
Goodwill....................................................    92,477
                                                              --------
                                                              $159,190
                                                              ========

2.  PRO FORMA ADJUSTMENTS

     (a) Reflects the distribution of cash and accounts receivable of Energy Transfer to La Grange Energy and the contribution of an office building owned by an affiliate of La Grange Energy to Energy Transfer.

     (b) Reflects borrowing of $275,000 under the new Energy Transfer credit facility, net of loan origination fees of $3,500. The borrowing is assumed to have a fixed average interest rate of 7%.

     (c) Reflects the net proceeds expected to be received from an assumed offering of 6,883,117 Common Units of Heritage at an offering price of $38.50 per unit, net of underwriting discount of approximately $15,000. The offering of Common Units is expected to close simultaneous with the closing of the Energy Transfer Transaction and is referred to herein as the "Common Units Offering."

     (d) Reflects the repayment of Energy Transfer's existing debt, accounts payable and other specified liabilities of Energy Transfer that were outstanding immediately prior to the Energy Transfer Transaction and the reimbursement of certain capital expenditures.

     (e) Reflects cash used to pay offering and other transaction costs of $4,500, allocated to the partners' capital accounts based on their ownership percentages.

     (f) Reflects the elimination of intercompany receivables and payables between Heritage and Heritage Holdings as a result of Heritage Holdings becoming a wholly owned subsidiary of Heritage.

     (g) Reflects the allocation of the excess purchase price over predecessor costs to property, plant and equipment of $37,242, investment in affiliate of $2,415, customer lists of $15,841, trademarks of $11,215 and goodwill of $92,477, and the allocation to partners' capital based on their ownership percentages.

     (h) Reflects the elimination of a note receivable held by Heritage Holdings that is to be distributed to the Utilities that own U.S. Propane, L.P.

     (i) Represents cash paid of $50,000 and the issuance of a $50,000 7% note payable to the Utilities for all of the common stock of Heritage Holdings. The purchase price is allocated as follows:

Cash paid to the Utilities..................................  $ 50,000
Note payable to the Utilities...............................    50,000
Assumption of liabilities and elimination of other
  comprehensive income (loss)...............................   104,645
                                                              --------
                                                              $204,645
                                                              ========
Allocated to assets as follows:
  Current assets............................................  $  4,311
  Investment in Heritage Propane............................   200,334
                                                              --------
                                                              $204,645
                                                              ========

                        HERITAGE PROPANE PARTNERS, L.P.

     The investment in Heritage Holdings is recorded as Treasury Units in the unaudited pro forma combined balance sheet as Heritage Holdings becomes a wholly-owned subsidiary of Heritage Propane as part of the Energy Transfer Transaction.

     (j) Reflects the contribution of U.S. Propane, L.P.'s 1.0101% general partner interest in Heritage Operating to Heritage for an additional 1% general partner interest in Heritage.

     (k) Reflects the contribution from U.S. Propane, L.P. to Heritage of interests in the Operating Partnerships in connection with the Common Units Offering and the Energy Transfer Transaction in order to maintain its 2% general partner interest in Heritage.

     (l) Reflects the payment of cash to La Grange Energy of $87,280 and the issuance to La Grange Energy of 4,094,798 Common Units, representing 19.99% of the number of Common Units assumed to be outstanding immediately prior to the closing of the Energy Transfer Transaction (excluding the 4,426,916 common units held by Heritage Holdings) after giving effect to the Common Units Offering and 8,045,921 Class D Units of Heritage, representing the difference between 12,140,719 and the assumed number of Common Units being issued to La Grange Energy. Also reflects the allocation of such amounts to partners' capital based on their ownership percentages and the elimination of accumulated other comprehensive income.

Cash paid to La Grange Energy for Energy Transfer...........  $ 87,280
Issuance of 4,094,798 Common Units of Heritage..............   136,766
Issuance of 8,045,921 Class D Units of Heritage.............   268,734
                                                              --------
                                                              $492,780
                                                              ========

     (m) Reflects the additional depreciation related to the step-up of net book value of property, plant and equipment having 30-year lives.

     (n) Reflects the additional amortization related to the step-up of net book value of customer lists having lives of 15 years. Trademarks and goodwill are indefinite-lived assets subject to annual tests for impairment.

     (o) Reflects the effect on depreciation of the contribution of the Dallas office building from an affiliate of La Grange Energy to Energy Transfer and the reversal of rent previously paid.

     (p) Allocation of additional interest expense of $19,250 related to the $275,000 term loan at an assumed average interest rate of 7%, amortization of loan origination fees of $583 and $3,500 of additional interest expense related to the issuance of a $50,000 note payable to the Utilities at an average interest rate of 7%. This additional expense is offset by the elimination of $13,770 of interest on the repayment of the Energy Transfer debt of $226,000.

     (q) Reflects elimination of Heritage Holding's equity in earnings of Heritage.

     (r) Reflects the elimination of the gain on sale of assets as the assets are recorded at fair market value.

     (s) Reflects elimination of interest income from the note receivable retained by the Utilities.

     (t) Reflects the elimination of minority interest expense for the 1.0101% general partner's interest in Heritage Operating contributed to Heritage for an additional 1% general partner interest in Heritage.

SUMMARY OF LA GRANGE TRANSACTIONS AND RELATED PRO FORMA FINANCIAL STATEMENTS

     The following is Energy Transfer's unaudited pro forma combined statement of operations for the year ended August 31, 2003.

     The unaudited pro forma combined statement of operations gives pro forma effect to the following transactions as if they had occurred on September 1, 2002.

     - The October 1, 2002 purchase of the operating assets of Aquila Gas Pipeline Corporation by Energy Transfer.

     - The December 27, 2002 redemption by Oasis Pipe Line Company of the 50% of its common stock held by Dow Hydrocarbons Resources, Inc., resulting in Energy Transfer's becoming the 100% owner of Oasis Pipe Line Company.

     - The December 27, 2002 contribution of other assets and a marketing operation by ETC Holdings L.P. to Energy Transfer.

     The Energy Transfer unaudited pro forma amounts are included in the pro forma statements of Heritage, included on pages F-2 through F-9 elsewhere in this report, which reflect the pro forma effects of the combination of Heritage and Energy Transfer and the offering and related transactions as contemplated in this report.

     These transaction adjustments are presented in the notes to the Energy Transfer unaudited pro forma combined statement of operations. The unaudited pro forma combined statement of operations and accompanying notes should be read together with the financial statements and related notes included elsewhere in this report.

     The Energy Transfer unaudited pro forma combined statement of operations was derived by adjusting the historical financial statements of Aquila Gas Pipeline, Energy Transfer and Oasis Pipe Line Company. However, management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma combined statement of operations does not purport to present the results of operations of Energy Transfer had the transactions above actually been completed as of the dates indicated. Moreover, the unaudited pro forma combined statement of operations does not project the results of operations of Energy Transfer for any future date or period.

                            ENERGY TRANSFER COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 2003

                                                                           OASIS PIPE
                                        ENERGY TRANSFER    AQUILA GAS      LINE FOUR
                                         ELEVEN MONTHS    PIPELINE ONE       MONTHS
                                             ENDED         MONTH ENDED       ENDED
                                          AUGUST 31,      SEPTEMBER 30,   DECEMBER 27,
                                             2003             2002            2002       ADJUSTMENTS     PRO FORMA
                                        ---------------   -------------   ------------   -----------     ----------
                                                                      (IN THOUSANDS)
OPERATING REVENUES....................    $1,008,723         $66,563        $11,532        $57,409(a)    $1,142,964
                                                                                            (1,263)(b)
COSTS AND EXPENSES:
  Cost of sales.......................       899,539          59,691            283         55,003(a)     1,013,253
                                                                                            (1,263)(b)
  Operating...........................        19,081           1,669          1,424            561(a)        22,735
  General and administrative..........        15,965               3          1,215            659(a)        17,842
  Depreciation and amortization.......        13,461           2,226            701         (1,241)(c)       15,996
                                                                                               849(d)
  Unrealized (gain) on derivatives....          (912)             --             --             --             (912)
                                          ----------         -------        -------        -------       ----------
     Total costs and expenses.........       947,134          63,589          3,623         54,568        1,068,914
INCOME FROM OPERATIONS................        61,589           2,974          7,909          1,578           74,050
OTHER INCOME (EXPENSE)................           102               4           (408)            --             (302)
EQUITY IN NET INCOME OF AFFILIATE.....         1,423             850             --            (94)(a)         (251)
                                                                                            (2,430)(e)
INTEREST AND DEBT EXPENSES, net.......        12,057             393            (33)         1,353(f)        13,770
                                          ----------         -------        -------        -------       ----------
INCOME BEFORE INCOME TAXES............        51,057           3,435          7,534         (2,299)          59,727
INCOME TAX EXPENSE....................         4,432             879          2,639         (1,056)(g)        6,015
                                                                                              (879)(h)
                                          ----------         -------        -------        -------       ----------
NET INCOME............................    $   46,625         $ 2,556        $ 4,895        $  (364)      $   53,712
                                          ==========         =======        =======        =======       ==========

                            ENERGY TRANSFER COMPANY

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

1.  BASIS OF PRESENTATION AND OTHER TRANSACTIONS

     The historical financial information is derived from the historical financial statements of our predecessor company, Aquila Gas Pipeline and subsidiaries ("Aquila Gas Pipeline") as well as the financial statements of Energy Transfer and Oasis Pipe Line Company ("Oasis").

     The pro forma statement of operations reflects the closing of the following transactions as if they occurred on September 1, 2002:

     - The October 1, 2002 purchase of the operating assets of Aquila Gas Pipeline by Energy Transfer.

     - The December 27, 2002 redemption by Oasis of the 50% of its common stock held by Dow Hydrocarbons Resources, Inc, resulting in Energy Transfer being the 100% owner of Oasis.

     - The December 27, 2002 contribution of other assets and a marketing operation by ETC Holdings, L.P. to Energy Transfer.

2.  PRO FORMA ADJUSTMENTS

     (a) Reflects the income effects of the contribution of the other assets and a marketing operation to Energy Transfer by ETC Holdings, L.P. The adjustment to equity in net income of affiliates is primarily the equity earnings in net income derived from Vantex Pipeline Company, LLC and Vantex Energy Services, LTD.

     (b) Reflects the elimination of transportation revenue of Oasis for services provided to Energy Transfer and Aquila Gas Pipeline for the four months ended December 27, 2002.

     (c) Reflects the decrease to depreciation expense resulting from the change in carrying value of the basis in property plant and equipment as a result of the acquisition of Aquila Gas Pipeline's assets.

     (d) Reflects the increase to depreciation expense resulting from the change in carrying value of Oasis's assets as a result of Oasis's redemption of the equity interest held by Dow Hydrocarbons Resources, Inc. and the contribution of other assets and marketing operations to Energy Transfer from ETC Holdings, L.P.

     (e) Reflects the elimination of the equity method income derived from Oasis prior to its becoming a wholly owned subsidiary.

     (f) Reflects the adjustment to interest expense as a result of the assumption of a September 1, 2002 purchase transaction date for the assets of Aquila Gas Pipeline and the redemption of the Oasis equity interests. In addition, this adjustment reflects the change in amortization of the deferred financing costs as though these costs were incurred as of September 1, 2002.

     (g) Reflects the reduction in income tax expense at Oasis as a result of an intercompany note between Energy Transfer and Oasis. The proceeds from the note were used to redeem the equity interest in Oasis held by Dow Hydrocarbons Resources, Inc. It also reflects the tax effects of the change in depreciation expense related to Oasis as described in (d).

     (h) Reflects the elimination of income tax expense of Aquila Gas Pipeline. Aquila was taxed as a "C" corporation as opposed to Energy Transfer's limited partnership structure.

(c) Exhibit. See Exhibit Index.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  HERITAGE PROPANE PARTNERS, L.P.
                                  BY:  U.S. Propane, L.P., its general partner
                                  BY: U.S. Propane, L.L.C., the general partner of U.S. Propane, L.P.


Date: December 16, 2003                By: /s/ Michael L. Greenwood
     -------------------                  --------------------------------------
                                            Michael L. Greenwood
                                            Vice President and Chief Financial
                                            Officer and officer duly authorized
                                            to sign on behalf of the registrant

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
 99.1           Consent of Ernst & Young LLP

 99.2           Consent of Deloitte & Touche LLP